Exhibit 2.1
ASSET PURCHASE AGREEMENT
between
Richmond American Homes of Tennessee, Inc.
and
The Jones Company of Tennessee, L.L.C.
dated as of
April 21, 2022

23748711.20

Page

1.    DEFINITIONS    1
(a)    Defined Terms    1
(b)    Construction    1
2.    PURCHASE AND SALE    2
(a)    Purchase and Sale of Assets    2
(b)    Excluded Assets    3
(c)    Assumed Liabilities    5
(d)    Excluded Liabilities    5
(e)    New Purchase Contracts – Right of First Offer    7
(f)    Purchase Price    10
(g)    Post-Closing Adjustment Procedures    12
(h)    Tax Allocation    13
(i)    Closing Payments    14
(j)    Withholding    15
(k)    Contested Project    15
3.    DUE DILIGENCE    15
(a)    Due Diligence Materials; Data Site    15
(b)    Due Diligence Contingency    15
(c)    Due Diligence Review    15
(d)    Due Diligence Period; Termination Right    16
(e)    Rejected Contracts    16
(f)    Non-Disclosure Agreement    16
(g)    Schedules    17
4.    CLOSING    17
(a)    Closing    17
(b)    Closing Deliverables    17
(c)    Conditions to Obligations of All Parties    21
(d)    Conditions to Obligations of Buyer    21
(e)    Conditions to Obligations of Seller    22
(f)    Failure of Closing Conditions    23
5.    REPRESENTATIONS AND WARRANTIES REGARDING THE BUSINESS    24
(a)    Organization and Authority    24
(b)    Capitalization    25
(c)    No Subsidiaries    25
(d)    No Conflicts; Consents    26
(e)    Financial Statements    26
(f)    Undisclosed Liabilities    27
(g)    Absence of Certain Changes, Events, and Conditions    27
(h)    Material Contracts    29
(i)    Purchase Contracts    30

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(continued)
Page

(j)    Title to Purchased Assets    31
(k)    Real Property    31
(l)    Condition of Purchased Assets    38
(m)    Intellectual Property    38
(n)    Indebtedness    39
(o)    Suppliers    40
(p)    Insurance    40
(q)    Legal Proceedings; Governmental Orders    40
(r)    Compliance with Laws; Permits    41
(s)    Environmental Matters    41
(t)    Employee Benefit Matters    43
(u)    Employment Matters    45
(v)    Taxes    46
(w)    Relationships with Related Persons; Related Business Activities    48
(x)    Privacy and Security    48
(y)    Brokers    48
(z)    Full Disclosure    48
(aa)    Foreign Person    48
(bb)    OFAC    49
(cc)    Gifts    49
(dd)    Design Studio Lease    49
(ee)    Office Lease    49
(ff)    Sign Leases    49
(gg)    Unrelated Accounts Payable    50
6.    REPRESENTATIONS AND WARRANTIES OF BUYER    50
(a)    Organization of Buyer    50
(b)    Authority of Buyer    50
(c)    No Conflicts; Consents    50
(d)    Brokers    51
(e)    Legal Proceedings    51
7.    COVENANTS    51
(a)    Conduct of Business Prior to the Closing    51
(b)    Access to Information    53
(c)    No Solicitation of Other Bids    53
(d)    Notice of Certain Events    53
(e)    Estoppels    53
(f)    Third-Party Consents    55
(g)    Governmental Approvals; Consents    55
(h)    Closing Conditions    56
(i)    Seller Employees    56

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(continued)
Page

(j)    Continuation of Seller Companies    59
(k)    Public Announcements    59
(l)    Restrictive Covenants    59
(m)    Further Assurances    61
(n)    Prorations and Credits    61
(o)    Transfer Taxes, Closing Costs    62
(p)    Bulk Sales    62
(q)    Sureties and Warranties    62
(r)    Privileged Information    63
(s)    Access to Books and Records    63
(t)    Cure of Seller Defaults Under Purchase Contracts and Sale Contracts    63
8.    ACCOUNTS PAYABLE    64
(a)    Accounts Payable Statement    64
(b)    Actions at Closing    64
(c)    Post-Closing Invoices    64
(d)    Accounts Payable Shortfall    64
(e)    Failure to Pay    64
(f)    Payment of Holdback    65
9.    INDEMNIFICATION    65
(a)    Survival    65
(b)    Indemnification by Seller    65
(c)    Indemnification by Buyer    66
(d)    Certain Limitations    66
(e)    Indemnification Procedures    67
(f)    Payments    69
(g)    Tax Treatment of Indemnification Payments    70
(h)    Effect of Investigation    70
(j)    Exclusive Remedies    70
(k)    Payment of Holdback    70
10.    WARRANTY HOLDBACK AMOUNT    70
(a)    Warranty Holdback Amount    70
(b)    Warranty Claims; Warranty Work    70
(c)    Payments    71
(d)    Tax Treatment of Warranty Claims Payments    71
(e)    Effect of Investigation    71
(f)    Reductions and Payment of Holdback or Letter of Credit    71
(g)    Integration with Indemnification Obligations    72
11.    DEFAULT    72
(a)    Termination    72
(b)    Effect of Termination    73

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(continued)
Page

(c)    Buyer Break-Up Fee    73
(d)    Seller Break-Up Fee    75
(e)    “For Cause” means     76
(f)    Specific Performance    76
12.    MISCELLANEOUS    76
(a)    Expenses    76
(b)    Notices    76
(c)    Severability    78
(d)    Entire Agreement    78
(e)    Successors and Assigns    78
(f)    No Third-Party Beneficiaries    78
(g)    Amendment and Modification; Waiver    78
(h)    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial    78
(i)    Dispute Resolution    79
(j)    Counterparts    80
(k)    Disclosure Schedule    80
(l)    Attorneys’ Fees    80
(m)    Non-Binding    81
(n)    Time of the Essence    81
(o)    Limitation on Liability    81
(p)    No Consequential Damages    81

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SCHEDULES:

SCHEDULE 2(a)(ii)    -    PERSONAL PROPERTY AND EQUIPMENT
SCHEDULE 2(a)(iii)    -    ASSIGNED CONTRACTS
SCHEDULE 2(b)(vi)    -    EXCLUDED ASSETS
SCHEDULE 2(f)(ii)    -    THE ESTIMATED BALANCE SHEET
SCHEDULE 2(f)(iii)    -    ALLOCATIONS
SCHEDULE 2(f)(iii)(2)    -    PREMIUM ALLOCATION SCHEDULE
SCHEDULE 2(h)(ii)    -    ADDITIONAL PURCHASE PRICE CAP SCHEDULE
DISCLOSURE SCHEDULES:
SECTION 5(k)(v)    -    REAL PROPERTY SUBJECT TO SALE CONTRACTS
SECTION 5(a)(i)    -    ORGANIZATION AND AUTHORITY
SECTION 5(b)(i)    -    CAPITALIZATION
SECTION 5(c)    -    NO SUBSIDIARIES
SECTION 5(d)    -    NO CONFLICTS; CONSENTS
SECTION 5(e)(i)    -    FINANCIAL STATEMENTS
SECTION 5(f)    -    UNDISCLOSED LIABILITIES
SECTION 5(g)    -    ABSENCE OF CERTAIN CHANGES, EVENTS, AND CONDITIONS
SECTION 5(h)(i)    -    MATERIAL CONTRACTS
SECTION 5(i)    -    PURCHASE CONTRACTS
SECTION 5(k)(ii)    -    REAL PROPERTY - MASTER SPREADSHEET
SECTION 5(k)(iv)    -    CONTRACTED REAL PROPERTY
SECTION 5(k)(vi)    -    SURVIVING LIABILITIES UNDER CLOSED PURCHASE CONTRACTS AND SALE CONTRACTS
SECTION 5(k)(vii)    -    SURVIVING PREFERENTIAL RIGHTS AND SURVIVING CONTRACT RIGHTS UNDER CLOSED PURCHASE CONTRACTS AND SALE CONTRACTS
SECTION 5(k)(xi)-1    -    ZONING AND PERMIT COMPLIANCE
SECTION 5(k)(xi)-2    -    MULTI USE-STRUCTURES
SECTION 5(k)(xiii)    -    NO DEVELOPMENT OR IMPACT FEES
SECTION 5(k)(xiv)    -    NO MORATORIA
SECTION 5(k)(xvi)    -    WETLANDS, RADON AND CRITICAL AREAS
SECTION 5(k)(xvii)    -    CONSTRUCTION QUALITY
SECTION 5(k)(xviii)    -    HOAs
SECTION 5(k)(xix)    -    SURETIES AND WARRANTIES
SECTION 5(k)(xx)    -    NO DISCRETIONARY PERMITS
SECTION 5(k)(xxi)    -    REAL PROPERTY PERMITS

-v-

SECTION 5(m)(i)    -    INTELLECTUAL PROPERTY
SECTION 5(m)(ii)    -    INTELLECTUAL PROPERTY CONTINUED
SECTION 5(n)(i)    -    INDEBTEDNESS
SECTION 5(n)(ii)    -    INDEBTEDNESS CONTINUED
SECTION 5(n)(iii)    -    INDEBTEDNESS CONTINUED
SECTION 5(o)    -    SUPPLIERS
SECTION 5(p)    -    INSURANCE
SECTION 5(q)(i)    -    LEGAL PROCEEDINGS; GOVERNMENTAL ORDERS
SECTION 5(q)(ii)    -    LEGAL PROCEEDINGS; GOVERNMENTAL ORDERS CONTINUED
SECTION 5(r)(ii)    -    COMPLIANCE WITH LAWS; PERMITS
SECTION 5(s)(ii)    -    ENVIRONMENTAL MATTERS
SECTION 5(s)(v)    -    ENVIRONMENTAL MATTERS CONTINUED
SECTION 5(s)(vi)    -    ENVIRONMENTAL MATTERS CONTINUED
SECTION 5(s)(vii)    -    ENVIRONMENTAL MATTERS CONTINUED
SECTION(t)(i)    -    EMPLOYEE BENEFIT MATTERS
SECTION(t)(iv)    -    EMPLOYEE BENEFIT MATTERS CONTINUED
SECTION(t)(v)    -    EMPLOYEE BENEFIT MATTERS CONTINUED
SECTION 5(u)(i)(i)    -    EMPLOYMENT MATTERS
SECTION 5(u)(i)(ii)    -    EMPLOYMENT MATTERS CONTINUED
SECTION 5(u)(i)(iii)    -    EMPLOYMENT MATTERS CONTINUED
SECTION 5(u)(iii)    -    EMPLOYMENT MATTERS CONTINUED
SECTION 5(v)(xiii)    -    TAXES
SECTION 5(w)    -    RELATIONSHIPS WITH RELATED PERSONS; RELATED BUSINESS ACTIVITIES
SECTION 5(ff)    -    UNRELATED ACCOUNTS PAYABLE

    vi

EXHIBITS:
EXHIBIT A    -    DEFINITIONS
EXHIBIT B    -    FORM OF SPECIAL WARRANTY DEED
EXHIBIT C    -    FORM OF ASSIGNMENT AND ASSUMPTION OF PURCHASE CONTRACT
EXHIBIT D    -    FORM OF ASSIGNMENT AND ASSUMPTION OF SALE CONTRACT
EXHIBIT E    -    FORM OF BILL OF SALE
EXHIBIT F    -    FORM OF ASSIGNMENT AND ASSUMPTION OF CONTRACTS
EXHIBIT G    -    FORM OF ASSIGNMENT AND ASSUMPTION OF INTELLECTUAL PROPERTY
EXHIBIT H    -    FORM OF SELLER CLOSING CERTIFICATE
EXHIBIT I    -    FORM OF ACCOUNTS PAYABLE ESCROW AGREEMENT
EXHIBIT J    -    FORM OF INDEMNITY ESCROW AGREEMENT
EXHIBIT K    -    FORM OF WARRANTY ESCROW AGREEMENT
    vii

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of April 21, 2022 (the “Effective Date”), is entered into by and between The Jones Company of Tennessee, L.L.C., a Missouri limited liability company (“Seller”) and Richmond American Homes of Tennessee, Inc., a Colorado corporation (“Buyer”).
RECITALS
WHEREAS, Seller operates a land and lot acquisition and development, home design, home building and home sales business known as The Jones Company in the State of Tennessee (the “Business”);
WHEREAS, the Business is conducted by and through Seller;
WHEREAS, Buyer is a wholly owned subsidiary of M.D.C. Holdings, Inc., a Delaware corporation (“MDC”); and
WHEREAS, Seller wishes to sell, transfer and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets and certain specified liabilities of Seller relating to or used in connection with the Business, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.DEFINITIONS
(a)Defined Terms. Capitalized terms not specifically defined in the body of this Agreement shall have the meanings given in Exhibit A.
(b)Construction
(i)For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (iv) the phrase “ordinary course of business” with respect to a Person shall be deemed to mean the ordinary course of business consistent with past practice of such Person.
(ii)Unless the context otherwise requires, references herein: (i) to Articles, Sections, Disclosure Schedule and Exhibits mean the Articles and Sections of, and Disclosure Schedule and Exhibits attached to, this Agreement; (ii) to any Contract, instrument or other document means such Contract, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.
(iii)This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
(iv)The Disclosure Schedule, Schedules, and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.
(v)The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
2.PURCHASE AND SALE
(a)Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Real Property Encumbrances, all of Seller’s assets, properties, and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to or are used or held for use in connection with the Business (collectively, the “Purchased Assets”), including the following:
(i)all Owned Real Property, including as set forth on the Master Spreadsheet;
(ii)all model home furnishings, equipment, raw materials, work in progress, other inventories, office furniture, fixtures, supplies and other tangible personal property, including those set forth on Schedule 2(a)(ii) (the “Personal Property and Equipment”);
(iii)all Purchase Contracts, Sale Contracts, Design Studio Lease, Office Lease, Sign Leases, Copier Lease, Postage Lease, Purchase Deposit Security Documents, and other Contracts of Seller which other Contracts are expressly set forth in Schedule 2(a)(iii), except for any Rejected Contracts (collectively, the “Assigned Contracts”);
(iv)all Business Intellectual Property;
(v)all Business Permits;
(vi)all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the other Purchased Assets, or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;
(vii)all prepaid expenses, credits, advance payments, claims, security, rights to refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees, including all deposits made by Seller in respect of any Contracted Real Property that are held by third-parties, except for the return or release of Sureties and Warranties in accordance with Section 7(q);
(viii)all rights of Seller under warranties, indemnities, and similar rights against third-parties to the extent related to any other Purchased Asset or any Assumed Liability;
(ix)all third-party deposits held by Seller in connection with any pending Sale Contract included in the Assigned Contracts;
(x)all insurance benefits, rights and proceeds, except to the extent described in (b)(v);
(xi)originals or, where not available, copies of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, OSHA 300 and 300A reports, material and research and files relating to the Business Intellectual Property (provided that Seller shall have a right to maintain a copy of the foregoing books and records for the sole purposes of defending against Claims, performing its obligations under this Agreement, and winding up the Company);
(xii)all tax and assessment appeals, protest actions, and claims to seek reductions for property tax purposes in the valuation of any other Purchased Assets, and all rights to prosecute the same, for any period prior to or after Closing, including all tax and assessment refunds or rebates now or hereafter payable for any period prior to or after Closing (“Tax Protest Rights”);
(xiii)all rights under all noncompete agreements or similar agreements that restrict the employment of former employees of Seller or that restrict former employees of Seller from competition with Seller, using Seller’s intellectual or other property, or soliciting Seller’s employees, customers, consultants, or contractors;
(xiv)all Surviving Preferential Rights and Surviving Contract Rights;
(xv)all security deposit(s) made with the lessor under the Design Studio Lease, Office Lease, Copier Lease, and Postage Lease, if any;
(xvi)the furniture, fixtures, equipment, and other personal property located in the premises that are subject to the Office Lease and Design Studio Lease, and all signage under all Sign Leases, to the extent the same are the property of the tenant under such leases; and
(xvii)all goodwill and the going concern value of Seller relating to the Business.
(b)Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(i)all Contracts other than the Assigned Contracts, including all Rejected Contracts (the “Excluded Contracts”);
(ii)the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;
(iii)all Benefit Plans and assets and any rights and benefits under any insurance policies attributable thereto;
(iv)all shares of capital stock, membership interests, partnership interests, options, warrants or similar equity or equity-like interests in Seller or held by Seller;
(v)all insurance benefits, rights and proceeds arising out of or relating to the Excluded Liabilities, including any amounts payable in connection with any Pre-Closing Warranty Obligation or any Excluded Asset described in clauses (i) through (iv) and (vi) through (xii) of this Section 2(b);
(vi)the assets, properties, and rights set forth on Schedule 2(b)(vi);
(vii)all cash and cash equivalents, except for any earnest money and other deposits being held by Seller under any Sale Contracts, which shall constitute Purchased Assets;
(viii)any right, title, or interest in the real property located at 1221 Liberty Pike, Franklin, Tennessee, and the improvements thereon, except for the assignment and assumption of the lessee’s obligations and rights under the Office Lease in accordance with this Agreement;
(ix)all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing;
(x)all communications, books, and records protected by the attorney-client privilege, the attorney work-product doctrine or similar rights or privileges, including communications from or to, and files maintained by or for, legal counsel, in each case to the extent prepared or created by, for, or on behalf of Seller in the course of the negotiation, documentation and consummation of the transactions contemplated by this Agreement or in any other agreement, instrument or certificate delivered in connection herewith (“Privileged Information”);
(xi)any rights arising out of or related to any Action or threatened Action against or involving Seller, whether arising by way of counterclaim or otherwise, arising out of, relating to the Excluded Liabilities, including any Action or Liability arising out of or related to any Excluded Asset described in clauses (i) through (ix), (xii), or (xix) of this Section 2(b);
(xii)any leases to which Seller is a party, except for the assumption of the lessee’s rights and obligations under the Design Studio Lease, Office Lease, Sign Leases, the Copier Lease, and the Postage Lease.
(xiii)the 2019 BMW X3 that is subject to the lease dated July 13, 2019;

(xiv)any other vehicles of any type owned, leased, rented, or otherwise controlled by Seller;
(xv)rebates, credits, and refunds related to Housing Units sold by Seller prior to Closing;
(xvi)the Promissory Note dated September 1, 2020 by Julie Ellis to Seller;
(xvii)the Lease Agreement dated March 9, 2022 by and between Seller and SH Trelleborg Cadence, LLC;
(xviii)any Owned Real Property, or Purchase Contracts to acquire real property, that are (or will be upon closing of the Purchase Contract) subject to a deed restriction, declaration, or similar restriction that limits or requires the sale of any or all of the Housing Units constructed or to be constructed on such real property to individuals of, or older than, a specific age; and
(xix)the rights which accrue or will accrue to Seller under this Agreement and the other Transaction Documents.
(c)Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge all Liabilities relating to the Assigned Contracts, but only to the extent that such Liabilities thereunder are required to be performed on and after the Closing Date, were incurred in the ordinary course of business, and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller prior to the Closing, and no other Liabilities (collectively, the “Assumed Liabilities”). Further, Buyer shall assume and agree to pay, perform, and discharge all warranty obligations under Sale Contracts with respect to construction or design defects in Housing Units, but only with respect to Housing Units that are completed by Buyer after Closing (the “Incomplete Housing Unit Warranty Obligations”).
(d)Excluded Liabilities. Notwithstanding the provisions of Section 2(c) or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform, or discharge any Liability of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall remain solely liable and responsible for all Excluded Liabilities and shall timely and fully pay and satisfy the same, whether arising, accrued, incurred, due, or payable prior to or after Closing; provided, however, that with respect to Accounts Payable, such amounts shall be paid and satisfied in accordance with Section 8. At Closing, Seller shall pay all Excluded Liabilities that relate to the Purchased Assets and for which Seller has received an invoice as of the Closing Date (“Known Excluded Liabilities”) and shall provide evidence of such payment to Buyer. Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:
(i)any Liability of Seller arising or incurred in connection with the negotiation, preparation, investigation, and performance of this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, investment bankers, consultants, advisers, and others;

(ii)any Liability arising from any account payable, trade or otherwise, of Seller or any of their Affiliates (“Accounts Payable”), except to the extent of Buyer’s responsibility for prorations in accordance with Section 7(n);
(iii)except to the extent of Buyer’s responsibility for prorations in accordance with Section 7(n), any Liability for (i) Taxes of Seller; (ii) Taxes of any Affiliate of Seller; (iii) Taxes relating to the Business, the Purchased Assets, or the Assumed Liabilities for any Pre-Closing Tax Period; (iv) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 7(n); or (v) other Taxes of Seller (or any Affiliate of Seller) of any kind or description including any Liability for Taxes of Seller (or any Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or other transferee or successor liability theory or otherwise by operation of Law;
(iv)any Liability relating to or arising out of the Excluded Assets;
(v)any Liability in respect of any Action or threatened Action against or involving Seller arising out of, relating to, or otherwise in respect of the Business or the Purchased Assets to the extent such Action first arose or accrued during, or is relates to, the period prior to the Closing Date, including compliance with and performance of the terms or conditions of any settlement of any Action or threatened Action (and, for the avoidance of doubt, any voluntary compliance by Buyer with respect to the terms of settlement related to any such Action or threatened Action will not be deemed to be an assumption of any Liability of Seller s with respect thereto);
(vi)any Liability related to or arising out of obligations under any Contracts to acquire or sell real property or other assets, which Contracts have closed or been terminated prior to the Closing and which obligations survive the closing, expiration, or termination of such Contracts, including any Liability related to any surviving representations or warranties, indemnification obligations, or warranty obligations;
(vii)any Liability for any warranty obligations, indemnification obligations, construction or design defect, or similar claims with respect to any products manufactured or sold, improvements constructed or installed, fixtures, equipment, or appliances installed, or any service performed by Seller relating to or otherwise in respect of the operation of the Business prior to the Closing Date, including without limitation, warranty obligations related to any Housing Unit that was completed prior to the Closing Date, but excluding the Incomplete Housing Unit Warranty Obligations (collectively, the “Pre-Closing Warranty Obligations”);
(viii)any Liability of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller or any predecessor employer;
(ix)any Liability of Seller for any present or former employees, officers, directors, retirees, independent contractors, or consultants of Seller, including any Liability associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination, employment agreements, or other payments, including any Liability incurred under the WARN Act;

(x)any Liability for any Environmental Claims or Liability under Environmental Laws to the extent arising out of or relating to facts, circumstances, or conditions existing prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;
(xi)any Liability to indemnify, reimburse, or advance amounts to any present or former officer, director, employee, or agent of Seller or predecessor employer (including with respect to any breach of fiduciary obligations by same);
(xii)any Liability under any Excluded Contracts or any other Contracts, (i) which is not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liability arises out of or relates to a breach by Seller of such Contracts prior to Closing;
(xiii)any Liability relating to or arising out of any Indebtedness, loans, or Credit Facility of Seller or otherwise relating to any Purchased Assets;
(xiv)any Liability arising out of, in respect of, or in connection with the failure by Seller or any Affiliate of Seller to comply with any Law or Governmental Order;
(xv)any claim from any prior owner of Seller or their predecessors;
(xvi)any Liability related to the Design Studio Lease, Office Lease, Sign Leases, Copier Lease, or Postage Lease to the extent related to, arising during, or accruing during the period prior to Closing; and
(xvii)any Liability arising out of or relating to any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, pay equity, independent contractor classification, exempt employee classification, or wage and hours (including minimum wage, meal and rest breaks, and overtime payments) related to, arising during, or accruing during the period prior to Closing under applicable Laws.
(e)New Purchase Contracts – Right of First Offer.
(i)If, after the Effective Date, Seller enters into any Contract to acquire any Parcels (a “New Purchase Contract”), such New Purchase Contract shall not be automatically included in the Purchase Contracts or Purchased Assets, but Buyer shall have a right of first offer to acquire such New Purchase Contract (the “New Purchase Contract ROFO”) in accordance with this Section 2(e). If Seller enters into any New Purchase Contract, it shall ensure that such New Purchase Contract (A) is fully-assignable to Buyer without additional consideration or the approval of the seller thereunder or any other third-party, and (B) allows Buyer to access the Parcels subject to the New Purchase Contract to perform its Due Diligence Review without need for any additional approval of the seller thereunder or any other third-party.
(ii)Within three (3) days after execution of a New Purchase Contract, Seller shall send written notice to Buyer of the New Purchase Contract along with a copy of the New Purchase Contract and copies of all Due Diligence Materials related to such New Purchase

Contract (or access to such Due Diligence Materials by means of the Data Site)(collectively, the “New Purchase Contract Notice”). If Buyer desires to exercise the New Purchase Contract ROFO, then Buyer shall send Seller an offer to acquire the New Purchase Contract within ten (10) days after receipt of the New Purchase Contract Notice (the “ROFO Notice”). Within five (5) Business Days after receipt of a ROFO Notice, Seller shall send written notice to Buyer either accepting or rejecting the offer in the ROFO Notice (“ROFO Response”). If the offer ROFO Response accepts the offer in the ROFO Notice, then the New Purchase Contract shall be deemed included within the Purchase Contracts and the Purchased Assets and this Agreement and the Purchase Price shall be automatically increased to incorporate the purchase price for the New Purchase Contract offered by Buyer in the ROFO Notice.

(iii)If the ROFO Response rejects the offer in the ROFO Notice, then the New Purchase Contract will be deemed to be an Excluded Asset and Seller shall have the right to sell or assign the New Purchase Contract to any third-party on terms and conditions acceptable to Seller; provided, however, that if Seller receives an offer to acquire the New Purchase Contract from any third-party (a “Third-Party Offer”) for a purchase price that is less than the purchase price stated in the ROFO Notice (“Third-Party Purchase Price”), and Seller intends to accept such Third-Party Offer, then within three (3) days after receipt of such Third-Party Offer and prior to Seller accepting such Third-Party Offer, Seller shall send written notice to Buyer offering to sell the New Purchase Contract to Buyer for the Third-Party Purchase Price (a “Third-Party Offer Notice”). Buyer may elect to accept or reject the offer to acquire the New Purchase Contract by delivering written notice of its election to Seller within five (5) Business Days after receipt of a Third-Party Offer Notice. If Buyer elects to accept the offer, then the New Purchase Contract shall be deemed included within the Purchase Contracts and the Purchased Assets and this Agreement and the Purchase Price shall be automatically increased to incorporate the purchase price accepted by Buyer for the New Purchase Contract in the Third-Party Offer Notice. If Buyer elects to reject the offer, then the New Purchase Contract will be deemed to be an Excluded Asset and Seller shall have the right to sell or assign the New Purchase Contract to the third-party that made the Third-Party Offer for the Third-Party Purchase Price; provided, however, that if Seller desires to sell or assign the New Purchase Contract to the third-party that made the Third-Party Offer (or to any other party) for less than ninety-five percent (95%) of the Third-Party Purchase Price, Seller shall again be required to send Buyer a Third-Party Offer Notice offering to sell or assign the New Purchase Contract to Buyer for such reduced purchase price, and Buyer shall have the option to accept or reject such offer, all in accordance with the procedure provided in this Section 2(e)(iii).
(iv)In the event that either (A) Seller accepts the offer made in the ROFO Notice in its ROFO Response or (B) Buyer accepts the offer in the Third-Party Offer Notice by written notice to Seller, then Buyer shall have the right to request by written notice to Seller that Seller retain Buyer’s preferred consultants to conduct due diligence on the Parcels that are the subject of the New Purchase Contract (“Buyer’s Preferred Consultants”), in which event Seller shall retain Buyer’s Preferred Consultants and cooperate with Buyer and Buyer’s Preferred Consultants to facilitate Buyer’s due diligence of such Parcels, at Buyer’s sole cost. Buyer shall pay all invoices of Buyer’s Preferred Consultants prior to the due date thereof or reimburse Seller for payment of such invoices within thirty (30) days after receipt of written request therefor from Seller, which request shall include the underlying invoice. Buyer shall have the sole right to direct the activities of, and set and modify the scope of work for, Buyer’s Preferred Consultants, provided the activities of Buyer’s Preferred Consultants shall be conducted in accordance with the New Purchase Contract.

(v)In the event that either (A) Seller accepts the offer made in the ROFO Notice in its ROFO Response or (B) Buyer accepts the offer in the Third-Party Offer Notice by written notice to Seller, Seller shall not terminate the New Purchase Contract without Buyer’s written consent, in Buyer’s sole discretion, but Buyer shall have the right to terminate this Agreement with respect to such New Purchase Contract only by written notice to Seller (a “New Purchase Contract Termination Notice”) delivered on or before the date that is two (2) days prior to expiration of the due diligence period in the New Purchase Contract (the “New Purchase Contract Termination Deadline”). If Buyer sends a New Purchase Contract Termination Notice, the New Purchase Contract shall be deemed removed from the Purchase Contracts and Purchased Assets and included within the Excluded Assets, and the Purchase Price shall automatically be reduced by the amount of the purchase price for the New Purchase Contract in either the ROFO Notice or Third-Party Offer Notice, as applicable.
(vi)In the event that the New Purchase Contract Termination Deadline will occur on or after Closing, unless Buyer sends a New Purchase Contract Termination Notice, Seller shall act after the Closing as Buyer’s agent under the New Purchase Contract in order to obtain for Buyer the benefits thereunder and shall cooperate with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer, the assignment of the New Purchase Contract shall occur upon the date that is five (5) Business Days after the New Purchase Contract Termination Deadline, and the portion of the Purchase Price attributable to the New Purchase Contract shall not be due and payable to Seller at Closing, but rather shall be paid to Seller upon the completion of the assignment of such New Purchase Contract to Buyer. In such event, the Allocation Schedule shall not include the Premium for the New Purchase Contract, which Premium and the allocations thereof shall be included in an Allocation Schedule to be provided by Buyer within sixty (60) days after the Closing for the New Purchase Contract, and any Additional Purchase Price resulting therefrom shall be paid within ten (10) days after delivery of such Allocation Schedule.
(vii)The Purchase Contracts for the Projects commonly known as Belvoir and Salem Landing provide Seller with a right of first refusal, right of first offer, and/or other preferential right to acquire up to 112 lots (in the aggregate) within the respective Project for an unspecified purchase price (the “Preferential Lots”). Notwithstanding anything to the contrary in this Agreement, no Premium shall be due for or allocated to any such Preferential Lots, except as set forth in this Section 2(e)(vi). If Seller desires to acquire the Preferential Lots, it shall negotiate a Purchase Contract or amendment to the existing Purchase Contracts for Belvoir or Salem Landing, as applicable, with the seller of such Preferential Lots, which Purchase Contract shall be deemed to be a New Purchase Contract, subject to the terms and conditions of this Section 2(e); provided, however, that the Premium for all Preferential Lots shall not be calculated as provided above, but rather, (A) for each of the Preferential Lots for which the purchase price in the New Purchase Contract is less than the purchase price allocated to such Preferential Lot on the Premium Allocation Schedule (i.e., the “Strike Price” in the Premium Allocation Schedule), the Premium for such Preferential Lot shall equal to the amount by which the purchase price allocated to such Preferential Lot on the Premium Allocation Schedule exceeds the agreed upon purchase price for such lot under the New Purchase Contract, and (B) for each of the Preferential Lots for which the purchase price in the New Purchase Contract equals or exceeds the purchase price allocated to such Preferential Lot on the Premium

Allocation Schedule (i.e., the “Strike Price” in the Premium Allocation Schedule), no Premium shall be due.

(viii)Seller is a member in an entity (the “Otter Creek JV”) that is the buyer under the Purchase Contract to acquire 32 lots within the Project commonly known as Otter Creek (the “Otter Creek JV Lots”). Seller’s interest in the Otter Creek JV shall constitute an Excluded Asset. The Otter Creek JV Lots shall not be included in the Purchased Assets, and shall constitute Excluded Assets, unless the Otter Creek JV Lots are added to the Purchased Assets in accordance with this Section 2(e). If Seller desires to acquire the Otter Creek JV Lots, it shall negotiate a Purchase Contract to acquire the Otter Creek JV Lots, which Purchase Contract shall be deemed to be a New Purchase Contract, subject to the terms and conditions of this Section 2(e); provided, however, that the Premium for all Otter Creek JV Lots shall not be calculated as provided above, but rather, (A) for each of the Otter Creek JV Lots for which the purchase price in the New Purchase Contract is less than the purchase price allocated to such Otter Creek JV Lots on the Premium Allocation Schedule (i.e., the “Strike Price” in the Premium Allocation Schedule), Buyer shall pay a Premium to Seller equal to the amount by which the purchase price allocated to such Preferential Lot on the Premium Allocation Schedule exceeds the agreed upon purchase price for such lot under the New Purchase Contract, and (B) for each of the Otter Creek JV Lots for which the purchase price in the New Purchase Contract equals or exceeds the purchase price allocated to such Otter Creek JV Lot on the Premium Allocation Schedule (i.e., the “Strike Price” in the Premium Allocation Schedule), no Premium shall be due.
(ix)This Section 2(e) shall survive Closing with respect to all New Purchase Contracts executed on or prior to Closing, including with respect to all dates, deadlines, and time periods that occur on or after Closing.
(f)Purchase Price.
(i)Purchase Price. The aggregate estimated purchase price for the Purchased Assets is One Hundred Seventeen Million Three Hundred Thirty-Five Thousand Six Hundred Forty-Two Dollars ($117,335,642), subject to adjustment in accordance with this Section 2(f) and as otherwise expressly provided in this Agreement (as adjusted, the “Purchase Price”).
(ii)Estimated Balance Sheet. The estimated Purchase Price is based upon the balance sheet that is attached hereto as Schedule 2(f)(ii), which is an estimate and projection of the balance sheet of Seller as of April 30, 2022 (the “Estimated Balance Sheet”). The Estimated Balance Sheet is based upon the Balance Sheet (defined below) and the projected schedule for the sales of Finished Lots and Housing Units in Section 5(k)(v) of the Disclosure Schedule.
(iii)Allocations. The Purchase Price is generally allocated as described on Schedule 2(f)(iii) (the “Allocations”) and more specifically allocated as described on Schedule 2(f)(iii)(2) (the “Premium Allocation Schedule”).
(iv)Updated Balance Sheet. On the date that is ten (10) days prior to the Closing Date, Seller shall deliver to Buyer an updated Balance Sheet that shows the actual assets and liabilities of Seller as of the Closing Date and updated Allocations (the “Updated Balance Sheet”), along with reasonably detailed supporting financial documentation, and Seller’s calculation of the final Purchase Price in accordance with Section 2(f)(vi). The Updated Balance

Sheet and final Purchase Price shall be prepared by an Independent Accountant in accordance with GAAP using the same accounting methods, practices, principles, policies, and procedures, with consistent classifications, judgments, and valuation and estimation methodologies that were used in the preparation of the Balance Sheet, shall be certified to Buyer, and the Updated Balance Sheet shall be on the same form as the Balance Sheet attached hereto, with the same line items. At Closing, Buyer shall pay the costs of the Independent Accountant to prepare the Updated Balance Sheet and calculate the final Purchase Price.

(v)Approval of Updated Balance Sheet and Final Purchase Price.
(1)Buyer shall have the right to review and object to the Updated Balance Sheet and the calculation of the final Purchase Price by written notice to Seller delivered within five (5) days after receipt of the Updated Balance Sheet and final Purchase Price (an “Objection Notice”), which Objection Notice shall describe in reasonable detail the specific amounts and line items on the Updated Balance Sheet to which Buyer objects (the “Objectionable Amounts”).
(2)If Buyer timely sends an Objection Notice, then Buyer and Seller shall work in good faith to resolve the objections raised in the Objection Notice and agree upon a final Updated Balance Sheet and Purchase Price prior to Closing. If Buyer and Seller are unable to agree upon approval of the Updated Balance Sheet and final Purchase Price prior to Closing, then at Closing, Buyer shall pay an amount equal to the Purchase Price calculated by Seller less the Objectionable Amounts (the “Closing Payment Amount”), which Closing Payment Amount shall be released to Seller at Closing in partial payment of the Purchase Price, and Buyer shall deposit an amount equal to the final Purchase Price calculated by Seller less the Closing Payment Amount into escrow with the Title Company to be held and released in accordance with Section 2(g) (the “Escrowed Purchase Price”).
(3)If Buyer does not send an Objection Notice, then Buyer shall be deemed to have approved of the Updated Balance Sheet and the final Purchase Price as calculated by Seller. If Buyer approves (or is deemed to have approved) of the Updated Balance Sheet and the final Purchase Price as calculated by Seller, or if Buyer sends an Objection Notice and Buyer and Seller are able to agree upon approval of the Updated Balance Sheet and the final Purchase Price as calculated by Seller prior to Closing, then the Purchase Price shall equal the final Purchase Price as calculated by Seller and approved by Buyer, the Allocations shall be deemed amended to reflect the Allocations in the Updated Balance Sheet, and the Closing Payment Amount shall equal the final Purchase Price.
(vi)Adjustments to Purchase Price. The final Purchase Price shall be adjusted as follows:
(1)The portion of the Purchase Price allocated to Work in Progress shall equal the amount for Work in Progress set forth on the Updated Balance Sheet; and
(2)The portion of the Purchase Price allocated to Premium shall remain unchanged, except that (A) if a Housing Unit or Finished Lot has sold prior to Closing that was not projected to sell prior to Closing according to Section 5(k)(v) of the Disclosure

Schedule, then Premium shall automatically decrease by the Per Asset Premium Amount assigned to such Finished Lot or Housing Unit on the Premium Allocation Schedule, and (B) if a Housing Unit or Finished Lot has sold not prior to Closing that was projected to sell prior to Closing according to Section 5(k)(v) of the Disclosure Schedule, then Premium shall automatically increase by the Per Asset Premium Amount assigned to such Finished Lot or Housing Unit on the Premium Allocation Schedule.

(g)Post-Closing Adjustment Procedures.
(i)Objectionable Amounts. If Buyer sends an Objection Notice and Buyer and Seller are unable to reach agreement on the approved Updated Balance Sheet prior to Closing such that Buyer escrows the Escrowed Purchase Price with the Title Company, then Buyer and Seller shall continue working in good faith after Closing to resolve the objections raised in the Objection Notice. If such objections cannot be resolved within ten (10) days after Closing, then either Buyer or Seller may submit the dispute to mediation in accordance with Section 2(g)(ii).
(ii)Resolution of Disputes. If either Buyer or Seller submits the dispute regarding an Objection Notice to mediation, such dispute shall be resolved as follows:
(1)Mediation. First, the parties shall submit the matter to non-binding mediation in Nashville, Tennessee before a single mediator jointly selected by the Buyer and Seller. If the parties cannot agree on a mediator, the mediator shall be selected by J.A.M.S. Each party shall participate in the mediation and attempt in good faith to resolve the dispute through mediation. In connection with the mediation, the parties shall observe the rules set forth in Sections 12(i)(ii)(1) through 12(i)(ii)(3) of this Agreement. Each party shall be responsible for its own expenses incurred in mediation.
(2)Determination by Independent Accountant. If Buyer and Seller fail to reach an agreement with respect to all of the objections set forth in the Objections Notice through mediation, the Objection Notice shall be submitted for resolution to a nationally recognized independent certified public accounting firm other than Deloitte, Ernst & Young, PricewaterhouseCoopers, or Klynveld Peat Marwick Goerdeler, whose engaging office does not or has not represented any Seller Member, Seller, or Buyer or any of their respective Affiliates, or, if no such accounting firm is available to serve, Buyer and Seller shall appoint by mutual agreement the office of an impartial recognized firm of independent certified public accountants other than accountants with which any Seller Member, Seller, or Buyer has a client relationship (the “Independent Accountant”) who shall resolve the objections in the Objection Notice only and make any adjustments to the Updated Balance Sheet and Purchase Price, as the case may be. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties.
(3)Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested, but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by them.

(4)Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after its engagement, and issue its written resolution of the objections in the Objection Notice, a final Updated Balance Sheet, and a final Purchase Price, which shall be conclusive and binding upon the parties hereto.
(iii)Payments of Post-Closing Adjustment. Within five (5) days after either Buyer’s and Seller’s approval of the Updated Balance Sheet and final Purchase Price or after the Independent Accountant’s resolution of the objections described in the Objection Notice and issuance of the Updated Balance Sheet and final Purchase Price, the Title Company shall release to Seller an amount of the Escrowed Purchase Price equal to the amount of the final Purchase Price approved by Buyer and Seller after Closing or the amount of the final Purchase Price determined by the Independent Accountant, as applicable, less the Closing Payment Amount, and shall release the balance of the Escrowed Purchase Price to Buyer.
(iv)Adjustments for Tax Purposes. Any payments made pursuant to this Section 2(g) shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
(h)Tax Allocation.
(i)The parties agree that the Purchase Price (plus the Assumed Liabilities and other relevant items) shall be allocated among the Purchased Assets for Tax purposes as shown on the allocation schedule (the “Allocation Schedule”). For the avoidance of doubt, the Noncompete Consideration will be allocated to the respective recipients thereof.
(ii)It is the intention of Buyer and Seller that the percentage of the Premium that will be subject to capital gains taxes (as opposed to income taxes) (the “Capital Gains Percentage”) will equal 90% of the Premium (the “Minimum Capital Gains Percentage”). If the Capital Gains Portion is less than the Minimum Capital Gains Percentage, then the Purchase Price shall be increased by the “Additional Purchase Price”, which shall be calculated in accordance with the formulas directly below, provided that the Additional Purchase Price shall not exceed the amount set forth on Schedule 2(h)(ii) (the “Additional Purchase Price Cap”). The entire Additional Purchase Price shall be allocated to goodwill, and shall be treated as a Purchase Price component separate from and in addition to Work in Progress and Premium.
(Minimum Capital Gains Percentage * Premium) – (Capital Gains Percentage * Premium) = Capital Gains Shortfall
(Capital Gains Shortfall * Income Tax Rate) – (Capital Gains Shortfall * Capital Gains Tax Rate) = Additional Purchase Price
(iii)The Allocation Schedule shall set forth the Capital Gains Percentage and shall include a calculation of the Additional Purchase Price (if any) or a statement that no Additional Purchase Price is due. Seller and Buyer agree that the “Income Tax Rate” equals 29.6% and the “Capital Gains Tax Rate” equals 20%.

(iv)Buyer may provide a preliminary Allocation Schedule to Seller at or prior to Closing (the “Preliminary Allocation Schedule”), but in all events Buyer shall deliver the Allocation Schedule within sixty (60) days after the Closing Date. Buyer shall be obligated to pay the Additional Purchase Price (if any) within ten (10) Business Days after delivery of the Allocation Schedule.
(v)At Closing, the Break-Up Fee Letter of Credit (as defined below) shall be changed to an amount equal to (or replaced with a new letter of credit in such amount) (1) if Buyer provided a Preliminary Allocation Schedule, the amount of the Additional Purchase Price set forth therein or (2) if Buyer did not provide a Preliminary Allocation Schedule, the Additional Purchase Price Cap. If Buyer does not timely pay the Additional Purchase Price, and does not cure such failure after application and expiration of all applicable notice and cure periods provided in this Agreement, then Seller shall have the right to pursue its rights and remedies in accordance with Section 11.
(vi)Seller and Buyer each agree to file IRS Form 8594 in accordance with the Allocation Schedule, and not to take or cause to be taken any position or other action inconsistent with this the Allocation Schedule for any Tax reporting purpose, upon examination of any Tax Return, in any claim for refund, or in any litigation, investigation or otherwise, unless otherwise required by a determination (within the meaning of Code Section 1313(a) or any corresponding or similar provision of state or local law).
(vii)Any adjustments to the Purchase Price pursuant to Section 2(g) or as otherwise provided in this Agreement shall be allocated in a manner consistent with the Allocation Schedule.
(i)Closing Payments. At least three (3) Business Days prior to the Closing Date or such earlier time as required by the Title Company, Seller shall deliver to the Title Company and Buyer, in form and substance satisfactory to Buyer and the Title Company, a statement directing the distribution of the Closing Payment Amount at Closing (the “Funds Flow Statement”), including (i) any Seller Transaction Expenses, (ii) the outstanding balance of each Credit Facility as of the Closing Date, as reflected in the Payoff Letters, (iii) all Known Accounts Payable and Known Excluded Liabilities to be paid at Closing and the Accounts Payable Holdback Amount, (iv) the Noncompete Consideration, (v) the Indemnity Holdback Amount, (vi) the Warranty Holdback Amount, (vii) all other amounts to be paid out at Closing, and (viii) wire transfer instructions for each payment directed in the Funds Flow Statement. For the avoidance of doubt, the Title Company and Buyer shall be entitled to rely on the amounts, allocations and instructions set forth in the Funds Flow Statement without further investigation or inquiry. At the Closing, the Title Company shall make the following payments by wire transfer of immediately available funds to the accounts designated in the Funds Flow Statement:
(i)to each Person to whom such amounts are due, the Seller Transaction Expenses, in full satisfaction of all obligations of Seller arising at or prior to the Closing in connection with the transactions contemplated hereby;
(ii)to each respective financial institution or lender, the outstanding balance of each Credit Facility as reflected in such lender’s Payoff Letter, in full satisfaction of all obligations of Seller under each such Credit Facility;
(iii)to each Person to whom such amounts are due, all Known Accounts Payable and all Known Excluded Liabilities, in full satisfaction of the same;

(iv)to each Seller Principal, Ten Thousand Dollars ($10,000) individually (in the aggregate, the “Noncompete Consideration”); and
(v)to Seller (in a single account designated by Seller), an amount equal to (A) the Closing Payment Amount, less (B) the sum of the amounts set forth in Sections 2(i)(i)-2(i)(iv), less (C) the Indemnity Holdback Amount, and less (D) the Warranty Holdback Amount, as set forth in the Funds Flow Statement, as adjusted for any credits, debits, or prorations in accordance with Section 7(n).
(j)Withholding. Buyer shall be entitled to deduct and withhold from any payment contemplated by this Agreement all applicable Taxes and withhold with respect to such payment under the Code (or any other provision of applicable Law). Taxes withheld pursuant to this Section 2(j) by Buyer will be (i) timely remitted by Buyer to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
(k)Contested Project. The terms and conditions of Addendum A with respect to the Contested Project are hereby incorporated into this Agreement as if set forth fully herein and constitute a material part of this Agreement. If the terms and conditions of Addendum A conflict with any terms or conditions of this Agreement, the terms and conditions of Addendum A shall supersede and control over the conflicting terms and conditions of this Agreement.
3.DUE DILIGENCE
(a)Due Diligence Materials; Data Site. Seller has Make Available all Due Diligence Materials and provided Buyer with access to the Data Site (including by providing all required logins and passwords) as of the Effective Date. As new Due Diligence Materials are created, executed, received, or delivered by, or made available to, Seller, Seller shall Make Available such Due Diligence Materials. The Data Site has the capability to send notices to Buyer (and its designated Representatives) concurrently with the posting of new items to the Data Site, with any such notices identifying the specific new items that were posted within the Data Site.
(b)Due Diligence Contingency. Notwithstanding anything to the contrary herein, Buyer’s obligation to purchase the Purchased Assets in accordance with this Agreement shall be subject to the condition that Buyer has determined, in Buyer’s sole discretion, that it is satisfied with its Due Diligence Review and desires to go forward with the purchase of the Purchased Assets under this Agreement (“Due Diligence Contingency”).
(c)Due Diligence Review. While this Agreement remains in effect, Buyer, its employees, agents, consultants, and representatives shall have the right to enter upon the Owned Real Property and Contracted Real Property at any time to conduct due diligence on, investigate, and evaluate the Owned Real Property, Contracted Real Property, and other Purchased Assets and the Due Diligence Materials posted to the Data Site or otherwise delivered to or obtained by Buyer concerning the Business, Purchased Assets, or Assumed Liabilities, as Buyer deems appropriate in Buyer’s sole and absolute discretion, including but not limited to environmental, legal, financial, commercial, geologic, soils, engineering, regulatory, title, permitting, and other due diligence and invasive testing of the Owned Real Property and Contracted Real Property (collectively, “Due Diligence Review”). Seller agrees to cooperate reasonably with any such Due Diligence Review made by or at Buyer’s direction and, in the event Buyer’s access to the Owned Real Property or Contracted Real Property is obstructed for any reason, Seller agrees to provide Buyer with access to the Owned Real Property and Contracted Real Property within twenty-four (24) hours after Buyer has notified Seller of such obstruction (which notice may be made by phone, email, or written notice). Seller agrees to obtain the consent of the seller under each Purchase Contract for Buyer to access such Contracted Real Property for the purposes of performing the Due Diligence Review and to use commercially reasonable efforts to provide such consent to Buyer within five (5) days after the Effective Date.

(d)Due Diligence Period; Termination Right. If Buyer determines that the Due Diligence Contingency is not satisfied or decides to not purchase the Purchased Assets for any reason or no reason whatsoever, in Buyer’s sole and absolute discretion, then Buyer shall have the right to terminate this Agreement by written notice to Seller delivered on or before the date which is five (5) days prior to the Closing Date (the “Due Diligence Period”), in which event Buyer shall pay to Seller the Buyer Break-Up Fee if due pursuant to Section 11(c) below, this Agreement shall be of no further force and effect, and all parties hereto shall thereupon be relieved and absolved of any further liabilities or obligations whatsoever to each other hereunder, except with respect to those liabilities or obligations hereunder which are expressly stated to survive the termination of this Agreement. If Buyer does not send a termination notice on or before expiration of the Due Diligence Period, Buyer shall be deemed to have waived the Due Diligence Contingency and its right to terminate this Agreement pursuant to this Section 3(d). Payment of the Buyer Break-Up Fee, if due pursuant to Section 11(c) below, shall be Seller’s sole and exclusive right and remedy for Buyer’s termination of this Agreement, all other rights and remedies under this Agreement, at law, or in equity being hereby irrevocably and forever waived and released.
(e)Rejected Contracts. If Buyer determines that it does not desire to acquire and assume any Contract (other than a Purchase Contract or Sale Contract), Buyer shall send written notice of the Contract it does not desire to acquire and assume (the “Rejected Contract”) to Seller during the Due Diligence Period. In such event, the Rejected Contract shall be deemed removed from the Purchased Assets and included within the Excluded Assets, and Seller shall remain solely liable for all Liabilities related to such Rejected Contract, which shall be deemed Excluded Liabilities.
(f)Non-Disclosure Agreement. MDC and Seller have entered into the Non-Disclosure Letter Agreement dated December 17, 2021, as amended by the First Amendment to Non-Disclosure Letter Agreement dated March 29, 2022 (the “Non-Disclosure Agreement”). The Non-Disclosure Agreement is hereby incorporated into this Agreement as if fully set forth herein, and is a material part of this Agreement, as if Buyer were a party to the Non-Disclosure Agreement in place of MDC, Buyer being an Affiliate of MDC. In the event of any conflict between the Non-Disclosure Agreement and this Agreement, the terms and conditions of this Agreement shall control over and supersede the conflicting terms and conditions of the Non-Disclosure Agreement. Buyer and Seller agree that the Non-Disclosure Agreement shall remain in full force and effect unless and until this Agreement is terminated or the Closing is consummated, at which time the Non-Disclosure Agreement shall automatically terminate without need for additional notice or the action or consent of MDC, subject to the terms and conditions of the Non-Disclosure Agreement that survive termination by their express terms. Buyer and Seller agree that the parties may amend the Non-Disclosure Agreement by means of an amendment to this Agreement without need for a separate amendment to the Non-Disclosure Agreement.

(g)Schedules. Buyer and Seller have agreed to execute this Agreement despite the fact that Seller has provided only the certain Schedules and sections of the Disclosure Schedule that are attached hereto as of the Effective Date (the “Provided Schedules”) and that Seller has not provided all of the required Schedules and sections of the Disclosure Schedule (the “Missing Schedules”). Seller shall not be in default of this Agreement for failure to provide the Missing Schedules as of the Effective Date; provided, however, that Seller shall use commercially reasonable efforts to provide the Missing Schedules to Buyer as soon as each of them is available, and Seller shall provide all of the Missing Schedules to Buyer on or before April 29, 2022.
4.CLOSING
(a)Closing. Subject to the terms and conditions of this Agreement, the transactions contemplated under this Section 4 shall take place at a closing (the “Closing”) to be held on June 8, 2022 (the day on which the Closing takes place being the “Closing Date”). The Closing shall take place (a) through the Title Company in accordance with the Joint Escrow Instructions for such matters as are included in the Joint Escrow Instructions, and (b) remotely via the electronic exchange of documents for all remaining matters (except where original signatures of the parties may be required by the Title Company, applicable Law or custom). The personal attendance of the parties at Closing shall not be required.
(b)Closing Deliverables.
(i)At the Closing, or at such other time as is specifically set forth below, Seller shall deliver the following (each a “Seller Closing Deliverable”) (x) to the Title Company if required under the Joint Escrow Instructions or, (y) to Buyer if not required under the Joint Escrow Instructions:
(1)written instructions to the Title Company with respect to receipt of certain Closing Deliverables from the parties hereto, payment of the Purchase Price and Escrowed Purchase Price, if any, in accordance with Sections 2(f), 2(g), and 2(i), and the mechanics, timing, and process of the closing of the transactions contemplated herein, in form and substance agreed to by Seller, Buyer and the Title Company (the “Joint Escrow Instructions”), duly executed by Seller;
(2)with respect to each Parcel of Owned Real Property:
a.special warranty deeds in the form attached hereto as Exhibit B and subject only to Permitted Real Property Encumbrances (each, a “Deed”) and duly executed and notarized by Seller;

b.a 2021 ALTA form owner’s extended coverage policy of title insurance in form and substance satisfactory to Buyer, in Buyer’s sole discretion, insuring Buyer’s fee title to the Owned Real Property in an amount equal to the value of such Owned Real Property as shown on the Updated Balance Sheet and Premium Allocation Schedule, which title policies shall not contain any title exceptions other than the Permitted Real Property Encumbrances (the “Closing Title Policies”), and any affidavits, indemnifications, and documents requested by the Title Company in order to issue such Closing Title Policies;
c.such other documentation as may be required by the Title Company in connection with the transfer of each Parcel of Owned Real Property and the recording of all recordable instruments, including, as applicable, plat certifications and owner’s affidavits in form sufficient and acceptable to the Title Company so as to allow it to eliminate the preprinted exceptions for surveys, parties in possession, and mechanics liens from each Closing Title Policy, in each case executed by Seller (or in the case of any plat certification, prepared and executed by a duly licensed land surveyor licensed in Tennessee); and
d.a duly executed affirmation or affidavit reasonably satisfactory to the Title Company for the purpose of satisfying the Title Company and Buyer that the transaction is exempt from all applicable tax withholding requirements; and
e.a release in recordable form releasing the Parcels of Owned Real Property from any monetary liens now or hereafter granted or caused by Seller.
(3)with respect to each Parcel of Contracted Real Property:
a.proforma policies of title insurance or “marked up” Title Commitments obligating the Title Company to issue to Buyer 2021 ALTA form owner’s extended coverage title policy in form and substance reasonably satisfactory to Buyer insuring Buyer’s fee simple title to the Contracted Real Property in an amount equal to the purchase price of such Contracted Real Property under the applicable Contract, subject only to Permitted Real Property Encumbrances; and
b.assignment and assumption agreements effecting the assignment to and assumption by Buyer of each Purchase Contract, in the form attached hereto as Exhibit C (each, an “Assignment and Assumption of Purchase Contract”), each duly executed and notarized by Seller and the seller under the applicable purchase Contract;
(4)with respect to each Parcel subject to a Sale Contract, an assignment and assumption of Contract effecting the assignment to and assumption by Buyer of the applicable Sale Contract (inclusive of any earnest money and other deposits thereunder) in the form attached hereto as Exhibit D (each, an “Assignment and Assumption of Sale Contract”) and duly executed by Seller;
(5)a Bill of Sale in the form attached hereto as Exhibit E and duly executed by Seller, transferring the Personal Property and Equipment included in the Purchased Assets to Buyer, free and clear of all Encumbrances (the “Bill of Sale”);

(6)an assignment and assumption agreement in the form attached hereto as Exhibit L and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchase Deposit Security Documents (the “Assignment and Assumption of Purchase Deposit Security Documents”);
(7)an assignment and assumption agreement in the form attached hereto as Exhibit F and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Assigned Contracts and the Assumed Liabilities other than those assigned under Sections 4(b)(i)(3), 4(b)(i)(4), and 4(b)(i)(6) above (the “Assignment and Assumption of Contracts”);
(8)an assignment of Intellectual Property in the form attached hereto as Exhibit G and duly executed by Seller, transferring to Buyer all of Seller’s intangible assets included in the Purchased Assets, including the Business Intellectual Property, along with log-in credentials for any social media accounts and domain names included in the Purchased Assets (the “Assignment and Assumption of Intellectual Property” and together with the Assignment and Assumption of Contracts, each Assignment and Assumption of Sale Contract and each Assignment and Assumption of Purchase Contract, the “Assignment Agreements”);
(9)a Tax Clearance Letter issued by the Tennessee Department of Revenue, or such other evidence acceptable to Buyer confirming payment of all Taxes that are due and payable by Seller (including, without limitation, payment of sales and use taxes, business taxes, real and personal property taxes), dated as close as practicable prior to the Closing Date (but in no event less than two (2) weeks prior to the Closing Date), for Seller;
(10)a Payoff Letter for each Credit Facility, dated as of the Closing Date, which shall be delivered to Buyer and the Title Company no later than five (5) Business Days prior to Closing;
(11)a FIRPTA Certificate from Seller;
(12)a Seller Company Officers’ Certificate;
(13)evidence satisfactory to Buyer of the release of all Encumbrances on the Purchased Assets, other than the Permitted Real Property Encumbrances;
(14)such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be reasonably requested by Buyer or the Title Company;
(15)all approvals, consents, authorizations, assignments and waivers that are, or are required to be, listed on Section 5(d) of the Disclosure Schedule, in each case in form and substance satisfactory to Buyer;
(16)to the extent required by Section 7(a)(xiv), each Seller HOA Representative has been replaced with a Buyer HOA Representative, in accordance with Section 7(a)(xiv), and Seller has provided Buyer with the documentation effecting such replacements, in form and substance satisfactory to Buyer;

(17)a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the managers and members of such Seller authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;
(18)a certificate from each trustee of each Seller Member that is a trust certifying the identity of the trustee, that the trustee has the power to act on behalf of and bind the trust, that the trustee has approved of the transactions contemplated hereby, and that the trust has not been revoked, modified or amended in any manner;
(19)duly executed unanimous written consent of the managing body of Seller appointing officers and directors and ratifying the past conduct of employees and officers with respect to all material transactions, in form and substance satisfactory to Buyer;
(20)a good standing certificate (or its equivalent) for Seller from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which such entity is organized and a certificate of authority to transact business from the secretary of state of Tennessee for Seller, if operating as a foreign entity;
(21)a copy of the electronic record of the contents of the Data Site, which will be delivered three (3) Business Days prior to the Closing Date;
(22)a Seller Closing Certificate in the form attached hereto as Exhibit H;
(23)at Buyer’s option, either assignment and assumption agreements for Seller’s existing subcontractor agreements in form and substance satisfactory to Buyer, or new subcontractor agreements in form and substance satisfactory to Buyer, duly executed by each subcontractor;
(24)if required in accordance with Section 3(e), written terminations of each Rejected Contract, in form and substance satisfactory to Buyer, duly executed by Seller and the contractor thereunder;
(25)the Indemnity Escrow Agreement, duly executed by Sellers;
(26)the Warranty Escrow Agreement, duly executed by Seller; and
(27)Copies of filed UCC-3 financing statement amendments that effectively terminate all UCC-1 financing statements that describe or list the Purchased Assets (or any of them) as collateral.
(ii)At the Closing, Buyer shall deliver the following (each a “Buyer Closing Deliverable” and together with all Seller Closing Deliverables, the “Closing Deliverables”) (x) to the Title Company if required under the Joint Escrow Instructions or, (y) to Seller if not required under the Joint Escrow Instructions:

(1)the Joint Escrow Instructions, duly executed by Buyer;
(2)the Closing Payment Amount;
(3)the Assignment Agreements, duly executed by Buyer;
(4)the Indemnity Escrow Agreement, duly executed by Buyer;
(5)if required by Section 10(a), the Warranty Escrow Agreement, duly executed by Buyer; and
(6)the Buyer Closing Certificate, duly executed by Buyer.
(c)Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to there being no Governmental Order in effect which makes the transactions contemplated by this Agreement illegal, or which otherwise restrains or prohibits the consummation of such transactions or causes any of the transactions contemplated hereunder to be rescinded following completion thereof. No injunction or restraining order shall have been issued by any Governmental Authority and be in effect which restrains or prohibits any transaction contemplated hereby.
(d)Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s written waiver, at or prior to the Closing, of each of the following conditions (collectively, with the condition in Section 4(c), the “Buyer Closing Conditions”):
(i)The representations and warranties of Seller contained in Section 5 of this Agreement (as modified to reflect matters timely disclosed to Buyer in updates to the Disclosure Schedule), the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all material respects (except those including materiality or Material Adverse Effect qualifiers, which shall be true and correct in all respects) on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date);
(ii)Seller shall have performed and complied in all material respects with all agreements, covenants and conditions (except those including materiality or Material Adverse Effect qualifiers, which shall have been performed and complied with in all respects) required by this Agreement and each of the other Transaction Documents to be performed or complied with by such Person prior to or on the Closing Date.
(iii)No Action shall have been commenced against Buyer or Seller that would reasonably be expected to prevent the Closing;
(iv)No Action shall have been commenced against Seller or with respect to any Real Property to overturn, challenge, terminate, prevent the approval or issuance or, or otherwise adversely affect the Real Property Permits;

(v)There shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect;
(vi)Seller shall have delivered each Seller Closing Deliverable, executed and delivered each Transaction Document to which he or it is a party, and delivered such other documents or instruments as the Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement;
(vii)Seller shall have obtained all Estoppel Certificates and Estoppel and Releases and delivered executed copies of the same to Buyer, which do not disclose any facts or circumstances unsatisfactory to Buyer, in Buyer’s sole discretion;
(viii)Seller shall have obtained all Third-Party Consents and delivered copies or other satisfactory evidence of the same to Buyer;
(ix)Buyer having obtained, on or before the expiration of the Due Diligence Period, the written approval of the Asset Management Committee, Executive Committee, and Board of Directors of MDC (the “Corporate Approval”), as required by Purchaser’s corporate policies and procedures and Buyer having waived the Due Diligence Contingency pursuant to Section 3(d);
(x)The replacement of the Replaced Sureties and Warranties with Sureties and Warranties provided by or on behalf of Buyer in accordance with Section 7(q) and the applicable Governing Authority’s acceptance of such replacement Sureties and Warranties; and
(xi)If Buyer has sent one or more Objection Notices, that Objectionable Amounts described in such Objection Notice(s) that have not been resolved in accordance with Section 2(f)(v)(2) do not exceed an amount greater than Two Hundred and Fifty Thousand Dollars ($250,000) in the aggregate.
(e)Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the waiver by Seller, at or prior to the Closing, of each of the following conditions (collectively, with the condition in Section 4(c), the “Seller Closing Conditions”):
(i)The representations and warranties of Buyer contained in Section 6 of this Agreement, the other Transaction Documents, and any certificate or other writing delivered pursuant hereto shall be true and correct in all material respects (except those including materiality or Material Adverse Effect qualifiers, which shall be true and correct in all respects) on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date);
(ii)Buyer shall have duly performed and complied in all material respects (except those including materiality or Material Adverse Effect qualifiers, which shall have been performed and complied with in all respects) with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date;

(iii)Buyer shall have delivered each Buyer Closing Deliverable, executed and delivered each Transaction Document to which it is a party, and delivered such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement;
(iv)The replacement of the Replaced Sureties and Warranties with Sureties and Warranties provided by or on behalf of Buyer in accordance with Section 7(q) and the applicable Governing Authority’s acceptance of such replacement Sureties and Warranties; and
(v)If Buyer has sent one or more Objection Notices, that Objectionable Amounts described in such Objection Notice(s) that have not been resolved in accordance with Section 2(f)(v)(2) do not exceed an amount greater than Two Hundred and Fifty Thousand Dollars ($250,000) in the aggregate.
(f)Failure of Closing Conditions. Seller shall proceed with diligence and in good faith to satisfy all of the Buyer Closing Conditions and Seller Closing Conditions (together, the “Conditions Precedent”) in a prompt and timely manner to avoid any delay in proceeding with Closing. If the Conditions Precedent have not been satisfied by the Closing Date, then, in addition to any other available rights and remedies available under this Agreement (A) with respect to any unsatisfied Buyer Closing Condition, Buyer shall have the option, to be exercised in Buyer’s sole discretion, and (B) with respect to any unsatisfied Seller Closing Condition, Seller shall have the option, to be exercised in Seller’s sole discretion, to either:
(i)waive the time for satisfaction of the unsatisfied Conditions Precedent and proceed with Closing, in which event, the parties shall remain obligated to proceed with due diligence and in good faith to complete such unsatisfied Conditions Precedent after Closing; or
(ii)if the unsatisfied Condition Precedent (A) is reasonably likely to result in a cost or Liability of One Hundred Thousand Dollars ($100,000) or more to the party that benefits from such Condition Precedent, (B) relates to one or more Purchased Assets with a value of One Hundred Thousand Dollars ($100,000) or more in the aggregate, (C) creates a reasonable likelihood of a Claim with damages that are reasonably likely to total One Hundred Thousand Dollars ($100,000) or more (including attorneys’ fees and costs), or (D) is the Conditions Precedent in either Section 4(d)(vii), Section 4(d)(viii), Section 4(d)(x), or Section 4(e)(iv) then:
(1)at no additional cost, extend the Closing Date (either for all Purchased Assets or, for Purchased Assets (A) with an allocated Premium equal to or less than (in the aggregate) an amount equal to ten percent (10%) of the portion of the Premium that is attributable to all assets other than the Contested Project, or (B) for which the Conditions Precedent in either Section 4(d)(vii), Section 4(d)(viii), Section 4(d)(x), or Section 4(e)(iv) are unsatisfied, only with respect to the Purchased Assets for which the Conditions Precedent are unsatisfied) for up to ninety (90) days to allow for the completion of the unsatisfied Conditions Precedent. Upon the expiration of such ninety (90) day period, if the Conditions Precedent remain unsatisfied or if the Closing has not occurred, such party may exercise its rights under either Section 4(f)(i), Section 4(f)(ii)(2), or Section 4(f)(ii)(3); provided, however, that Seller shall not have the right to extend the Closing Date for more than just the affected Purchased Asset under this Section 4(f)(ii)(1) if the unsatisfied Condition Precedent is the Condition Precedent in Section 4(e)(iv)); in the event the Closing Date is extended only with respect to certain Purchased Assets, the Allocation Schedule shall not include the Premium for such Purchased Assets, which Premium and the allocations thereof shall be calculated consistent with Schedule 2(f)(iii)(2) and included in an Allocation Schedule to be provided by Buyer within sixty (60) days after the Closing for such Purchased Assets, and any Additional Purchase Price resulting therefrom shall be paid within ten (10) days after delivery of such Allocation Schedule; or
(2)terminate this Agreement in its entirety, in which event neither Seller nor Buyer will have any further rights or obligations under this Agreement except for those rights and obligations that expressly survive termination (except that Seller shall not have the right to terminate this Agreement under this Section 4(f)(ii)(2) if the unsatisfied Condition Precedent is the Condition Precedent in Section 4(e)(iv); or
(3)if the Conditions Precedent in either Section 4(d)(vii), Section 4(d)(viii), Section 4(d)(x), or Section 4(e)(iv) are not satisfied for any Purchased Asset or if the Conditions Precedent are not satisfied only with respect to Purchased Assets with a value of equal to or less than (in the aggregate) an amount equal to ten percent (10%) of the portion of the Premium that is attributable to all assets other than the Contested Project, terminate this Agreement with respect to only such Purchased Assets, in which event such property shall be deemed removed from the Purchased Assets and included within the Excluded Assets, and the Purchase Price shall automatically be reduced by the amount of the purchase price for such Purchased Assets, according to the Balance Sheet, Updated Balance Sheet, and Premium Allocation Schedule, as applicable; provided however, that Seller shall not have the right to terminate the Agreement under this Section 4(f)(ii)(3) if the unsatisfied Condition Precedent is the Condition Precedent in Section 4(e)(iv) unless Seller or Buyer has previously elected to extend the Closing Date pursuant to Section 4(f)(ii)(1) and such Condition Precedent remains unsatisfied as of the extended Closing Date.
5.REPRESENTATIONS AND WARRANTIES REGARDING THE BUSINESS
Seller represents and warrants to Buyer that the statements contained in this Section 5 are true and correct as of the Effective Date and as of the Closing Date. The representations and warranties set forth this in this Section 5, elsewhere in this Agreement, in the Non-Disclosure Agreement, and in the Transaction Documents, and all non-waivable representations or warranties that Seller is deemed or implied to have made under Laws, are the sole representations and warranties that Seller is making with respect to the Purchased Assets, Assumed Liabilities, Excluded Assets, Excluded Liabilities, Business, and other matters that are the subject of this Agreement, and Seller hereby disclaims all other representations and warranties, whether express or implied, written or oral.
(a)Organization and Authority.
(i)Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Missouri and has full corporate or limited liability company power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. Section 5(a)(i) of the Disclosure Schedule sets forth the jurisdictions in which Seller is licensed or qualified to do business. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which such licensing or qualification is necessary.

(ii)Seller has full corporate or limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or limited liability company action on the part of Seller. This Agreement and each Transaction Document to which Seller is a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto) and constitutes a legal and binding obligation of Seller enforceable against it in accordance with its terms. Each of the limited liability company actions taken by Seller in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby has been duly authorized.
(b)Capitalization.
(i)The Seller Members are the sole owners of Seller. Section 5(b)(i) of the Disclosure Schedule contains a complete and accurate organizational chart and capitalization table for Seller, including the ownership percentages for each and class of capital stock or membership interest for each. Except as set forth on Section 5(b)(i) of the Disclosure Schedule, each stockholder or member described therein is the record owner of and has good and valid title to the capital stock or membership interests described therein, free and clear of all Encumbrances. Except for those owners and former owners listed on Section 5(b)(i) of the Disclosure Schedule, no Person has ever owned or had any rights in or to any capital stock, membership interest or other equity ownership in Seller or their predecessors since formation of the Business.
(ii)There are no outstanding or authorized options, warrants, convertible securities or other rights, Contracts, arrangements, or commitments of any character relating to any membership interests or shares of capital stock in Seller obligating any such entity or any owner of such entity to issue or sell any membership interests, shares of capital stock, or any other interest in any such entity.
(iii)Seller has Made Available to Buyer complete and accurate copies of the Organizational Documents for Seller. Except to the extent set forth in such Organizational Documents or listed on Section 5(b)(i) of the Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of capital stock or membership interests of any Seller.

(c)No Subsidiaries. Except as set forth in Section 5(c) of the Disclosure Schedule, Seller does not own or have any interest in any shares, membership interests, or other ownership interest in any Person.
(d)No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which each of them is a party, and the consummation of the transactions contemplated hereby and thereby, do not (a) conflict with or result in a violation or breach of or default under any provision of the Organizational Documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller; (c) except as set forth in Section 5(d) of the Disclosure Schedule, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that with or without notice or lapse of time or both would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any (i) Contract to which Seller is a party, by which any such Person is bound or to which any of the Purchased Assets is subject, or (ii) any Permit affecting any Purchased Asset or otherwise relating to the Business or any program or arrangement to which Seller is a party or participant; or (d) result in the creation or imposition of any Encumbrance on any Purchased Asset or any equity interest in Seller. No consent, approval, Permit, Governmental Order, declaration, or filing with or notice to any Governmental Authority is required by or with respect to Seller in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

(e)Financial Statements.
(i)Section 5(e)(i) of the Disclosure Schedule contains complete and accurate copies of: (i) the audited financial statements of Seller consisting of the consolidated balance sheet of Seller as at December 31 in the fiscal years 2019, 2020, and 2021 and related statements of income and changes in cash flow for the year then ended (the “Audited Financial Statements”); and (ii) internally prepared, consolidated financial statements of Seller consisting of the consolidated balance sheet of Seller as of March 31, 2022 and the related statement of income for the two (2) month period then ended (collectively, the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).
(ii)The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to (i) normal and recurring year-end adjustments (the effect of which will not be materially adverse), including miscellaneous accruals and loan amortization; and (ii) the absence of notes that, if presented, would not differ materially from those presented in the Audited Financial Statements. The Financial Statements are based on the books and records of Seller and fairly present in all material respects the financial condition of Seller as of the respective dates they were prepared and the results of the operations of Seller for the periods indicated.
(iii)The audited consolidated balance sheet of Seller as of December 31, 2021, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.” The consolidated balance sheet of Seller as of March 31, 2022 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”

(iv)The Interim Financial Statements accurately reflect all impairments and reserves taken with respect to any Owned Real Property as of the Interim Balance Sheet Date.
(f)Undisclosed Liabilities. Except to the extent set forth in Section 5(f) of the Disclosure Schedule, Seller has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (each a “Liability” and collectively, “Liabilities”) of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (a) those which are adequately reflected or specifically reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, in excess of One Hundred Thousand Dollard ($100,000).
(g)Absence of Certain Changes, Events, and Conditions. Since March 31, 2022, and except as set forth on Section 5(g) of the Disclosure Schedule (including any updates to the same with respect to changes to the operations of the Business due to the COVID-19 epidemic, which Seller shall disclose in accordance with this Agreement), there has not been, with respect to Seller, any:
(i)event, occurrence, or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (including any event, occurrence, or development that specifically affects the Business or Purchased Assets, even if such event, occurrence, or development also affects other Persons, businesses, or properties, such as a moratorium on development or a natural disaster, but excluding the general impact of a pandemic, global or regional wars or conflicts, or other macro-economic or domestic or foreign political events affecting the region or nation as a whole such as changes to interest rates or the demand for housing);
(ii)declaration or payment of any distributions on or in respect of any membership interests or shares of stock or redemption, purchase or acquisition of any of the outstanding membership interests or shares of stock, except for distributions for tax purposes or distributions made in the ordinary course of business in accordance with the past practices of Seller;
(iii)material change in any method of accounting or accounting practice except as required by GAAP or as disclosed in the notes to the Financial Statements or any material change in Seller’s depreciation, cash management, or debt service practices;
(iv)material change in Seller’s methods, procedures, due diligence approach, risk analysis, or documentation with respect to acquiring, financing, developing, or subdividing land, completing Infrastructure Work, or completing or selling Finished Lots or Housing Units;
(v)incurrence, assumption, or guarantee of any Indebtedness, except Indebtedness incurred in respect of the acquisition of Real Property in the ordinary course of business consistent with past practice;

(vi)transfer, assignment, sale, or other disposition of (1) any of the assets shown or reflected in Seller’s Interim Balance Sheet, in each case, except in the ordinary course of business consistent with past practice, or (2) unimproved and undeveloped real property;
(vii)transfer, assignment, or grant of any license or sublicense of any rights under or with respect to any Business Intellectual Property;
(viii)material damage, destruction, or loss (whether or not covered by insurance) to its property;
(ix)any capital investment in or any loan to any other Person;
(x)entry into any Contract that would constitute a Material Contract;
(xi)acceleration, termination, forfeiture, extension, material modification to, or cancellation of any Material Contract, Insurance Policy, or Permit;
(xii)any capital expenditures in excess of $250,000 in the aggregate;
(xiii)imposition of any Encumbrance upon any Purchased Asset;
(xiv)any loan to (or forgiveness of any loan to) or entry into any other transaction with any current or former stockholder, member, or employee;
(xv)entry into a new line of business or abandonment or discontinuance of existing lines of business;
(xvi)adoption of any plan of merger, consolidation, reorganization, liquidation, or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(xvii)purchase, lease, or other acquisition of the right to own, use, or lease any personal property or tangible assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $250,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;
(xviii)acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock, or other equity of, or by any other manner, any business or any Person or any division thereof;
(xix)action to make, change, or rescind any Tax election, amend any Tax Return, or take any position on any Tax Return, take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset in respect of any Post-Closing Tax Period;
(xx)cancellation of any debts or entitlements; or
(xxi)any Contract or commitment to do any of the foregoing or any action or omission that would result in any of the foregoing.

(h)Material Contracts.
(i)Section 5(h)(i) of the Disclosure Schedule lists each of the following Contracts to which Seller is a party, to which any Seller Member is a party relating to the Business, or by which any Purchased Assets are bound (such Contracts, together with all Contracts concerning Real Property listed, disclosed, or otherwise referenced in Section 5(k) of the Disclosure Schedule and all Intellectual Property Contracts set forth in Section 5(m)(ii) of the Disclosure Schedule, collectively the “Material Contracts”):
(1)all Contracts committing Seller to pay or entitling it to receive an aggregate consideration in excess of $100,000 and which, in each case, cannot be cancelled by Seller without penalty or without more than 30 days’ notice;
(2)all Contracts that require Seller to purchase its total requirements of any product or service from a third-party or that contain minimum purchase obligations or “take or pay” provisions;
(3)all Contracts that provide for the indemnification by Seller of any Person or the assumption of any Liability of any Person;
(4)all Contracts that relate to the acquisition or disposition of any business, a material amount of equity, or assets of any other Person (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);
(5)all Contracts in excess of $100,000 that relate to sales promotion, market research, marketing, consulting, or advertising;
(6)all employment Contracts;
(7)all Contracts with independent contractors (A) in excess of $100,000 per annum (or similar arrangements) which are not cancellable without penalty or without more than 30 days’ notice; or (B) involving the provision of development, surveying, engineering, construction, environmental, or architectural services, including Infrastructure Work, obtaining approvals from any Governmental Authority, making plat improvements, conducting site development, or similar undertakings;
(8)all Contracts with any Governmental Authority;
(9)all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time or might otherwise restrict or impair Buyer’s ownership or use of the Purchased Assets after Closing;
(10)all Contracts that prohibit the disclosure of information or otherwise require Seller or third party to maintain the confidentiality of information;
(11)all Contracts that provide for any joint venture, partnership, or similar arrangement;

(12)all Contracts between or among Seller, on the one hand, and any Affiliate of Seller or any Seller Member or entity owned (directly or indirectly) or controlled by any Seller Member, on the other hand;
(13)all Contracts that (A) relate to Indebtedness of Seller; (B) create an Encumbrance on any Purchased Asset arising in connection with Indebtedness, including any security agreement, mortgage or deed of trust; or (C) constitute guaranty agreements or similar arrangements where Seller agrees to be responsible for the payment of any Indebtedness of any Person;
(14)all Intellectual Property Contracts (by reference to Section 5(m)(ii) of the Disclosure Schedule);
(15)all Sign Leases; and
(16)all Contracts with any subcontractor or sub-subcontractor (A) committing Seller to pay or entitling it to receive an aggregate consideration in excess of $100,000 or (B) for blasting or work or services that are inherently dangerous or that may require increased insurance based on reasonable business practices.
(ii)Each Material Contract is valid and binding on the party thereto in accordance with its terms and is in full force and effect. Neither Seller nor, to Seller’s Knowledge, any other party thereto, is in breach of or default under (or is alleged to be in breach of or default under) in any material respect or has provided or received any notice of any intention to terminate any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Seller has no Liability for any breach or default of any Material Contract. Seller has Made Available to Buyer complete and correct copies of each Material Contract (including all waivers thereunder) or the form of such contract with respect to those Material Contracts that are duplicated and used repeatedly in the ordinary course of business.
(i)Purchase Contracts. Section 5(i) of the Disclosure Schedule sets forth a complete and accurate list of all Purchase Contracts, including for each such Purchase Contract: (1) the name and date of and parties to the Purchase Contract, (2) the Parcels and Project to which the Purchase Contract relates, (3) the purchase price, (4) the amount of any deposits and other amounts that are applicable to the purchase price that have been made with or paid to the title company, escrow agent, or seller under the Purchase Contract, and (5) a schedule of all material dates and deadlines under such Purchase Contract. Each Purchase Contract is valid and binding on the party thereto in accordance with its terms and is in full force and effect. Neither Seller nor, to Seller’s Knowledge, any other party thereto, is in breach of or default under (or is alleged to be in breach of or default under), or have breached any representation or warranty under, in any material respect, or has provided or received any notice of any intention to terminate, any Purchase Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default or breach of any representation or warranty under any Purchase Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Seller has no Liability for any breach or default or breach of, or any representation or warranty under, any Purchase Contract. Seller has Made Available to Buyer complete and correct copies of each Purchase Contract (including all waivers thereunder).

(j)Title to Purchased Assets. Seller has good and valid title to all Purchased Assets (other than Owned Real Property), free and clear of Encumbrances. The Purchased Assets are sufficient for Buyer’s continued conduct of the Business on and after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as conducted prior to Closing. None of the Seller Members, or any prior owner of Seller, or their predecessors have any right or claim in or to any Purchased Assets.
(k)Real Property.
(i)Title.
(1)As of the Effective Date, Seller holds good and marketable fee simple title to 100% of the interests in Owned Real Property free and clear of any Encumbrances except for: (A) Encumbrances imposed under any Credit Facility which are to be released and removed at Closing pursuant to the Payoff Letters; (B) mechanics liens, if any, which will be paid and released or otherwise bonded over in a manner reasonably satisfactory to Buyer and Title Company prior to Closing; (C) Encumbrances for current real or personal property taxes not yet due and payable; and (D) exceptions identified in a Title Commitment which are not material in nature and which do not materially interfere with the use and development of the Real Property for the Business.
(2)As of Closing, there will be no parties other than Seller in possession of any portion of the Owned Real Property and no person or entity will have any right or option to acquire all or any portion of the Real Property other than Buyer. The title to the Owned Real Property is not subject to tenancy or other rights or use or occupancy that will remain in effect at or after Closing.
(3)As of the Closing Date, Seller holds and has all rights required to convey good and marketable fee simple title to 100% of the interests in Owned Real Property, free and clear of any Encumbrances, except for Encumbrances agreed to by Buyer in its sole discretion (the “Permitted Real Property Encumbrances”).
(4)Seller has Made Available a copy of the owner’s title policy for each parcel of Owned Real Property that was obtained by the fee holding Seller in connection with the acquisition of such Owned Real Property.
(5)Seller has Made Available a copy of the Title Commitment for each parcel of Contracted Real Property that was obtained by Seller in connection with its due diligence under such Contract and all related title objections and responses thereto.

(ii)Master Spreadsheet. Section 5(k)(ii) of the Disclosure Schedule sets forth on a master spreadsheet (the “Master Spreadsheet”), for each Project a complete and accurate list of the Real Property including:
(1)a true and correct street address, legal description, and/or depiction of the Project;
(2)for each Land Banked Project, the Project is identified as ‘Land Banked’;
(3)for each Active Development Project, the Project is identified as ‘Active Development’ and includes (A) the status of Infrastructure Work and the work that needs to be completed before the Infrastructure Work achieves preliminary or initial acceptance and final acceptance, as applicable, (B) the status of any punch-list, warranty, or corrective work applicable to such Infrastructure Work, (C) the accounting of all budgeted costs for such Infrastructure Work (inclusive of contingencies, sureties, and warranties) and the status of all Sureties and Warranties for such Infrastructure Work, and (D) the status of obtaining permits, consents, and other necessary approvals from the applicable Governmental Authorities for completion of Infrastructure Work, Platted Projects, Final Plat, and Finished Lots, as applicable, and indicating where any such approval has been conditioned or denied;
(4)for each Platted Project that is fully platted or partially platted, the Project is identified as ‘Fully Platted’ or ‘Partially Platted’, as applicable and includes items (A) through (D) (inclusive) set forth above in subparagraph (3); and
(5)for each Final Plat, the Parcel is identified as subject to a ‘Final Plat’.
(iii)Project Status. Each Project identified in the Master Spreadsheet as a Land Banked Project, Active Development Project, Platted Project, Final Plat, and/or Finished Lot constitutes a Land Banked Project, Active Development Project, Platted Project, Final Plat, and/or Finished Lot (as applicable) as defined under the terms of this Agreement.
(iv)Contracted Real Property. Section 5(k)(iv) of the Disclosure Schedule sets forth a complete and accurate list of each Parcel of Real Property which is Contracted Real Property, including for each such Parcel: (1) the name and date of and parties to the Contract, (2) the name of the Project and number of Finished Lots anticipated to be developed and subdivided in such Project, (3) the purchase price, and (4) a schedule of closing dates.
(v)Real Property Subject to Sale Contracts. Section 5(k)(v) of the Disclosure Schedule sets forth a complete and accurate list of all Contracts to sell a Parcel, including the sale of Finished Lots or Housing Units, by Seller, and all amendments thereto (as the same may have been or are hereafter amended, supplemented, reinstated, or otherwise modified, “Sale Contracts”), including for each such Sale Contract: (1) the name and date of and parties to the Sale Contract, (2) the Parcel and Project to which the Sale Contract relates, (3) the purchase price, (4) the amount of any deposits being held by or to be deposited with Seller related to such Sale Contracts, and (5) a schedule of closing dates. Neither Seller nor, to Seller’s Knowledge, any other party thereto, is in breach of or default under (or is alleged to be in breach of or default under), or have breached any representation or warranty under, in any material respect, or has provided or received any notice of any intention to terminate, any Sale Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default or breach of any representation or warranty under any Sale Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Seller has no Liability for any breach or default or breach of, or any representation or warranty under, any Sale Contract. All of the Sale Contracts are on Seller’s standard form of sale contract without any material modifications except as described on Section 5(k)(v) of the Disclosure Schedule.
(vi)Surviving Liabilities Under Closed Purchase Contracts and Sale Contracts. Section 5(k)(vi) of the Disclosure Schedule sets forth a complete and accurate list of all Purchase Contracts for Owned Real Property and all Sale Contracts that have closed, under which Seller has any continuing Liabilities, including any representations or warranties, indemnification obligations, or warranty obligations that survive the closing of such acquisitions or sales or any obligations to comply with any repurchase rights, repurchase options, or other preferential rights, including for each such Purchase Contract and Sale Contract: (1) the name and date of and parties to the Purchase Contract or Sale Contract, (2) the Parcel and Project to which the Purchase Contract or Sale Contract relates, (3) the closing dates, and (4) the nature and expiration dates of the surviving Liabilities or obligations. Neither Seller nor, to Seller’s Knowledge, any other party thereto, is in breach of or default under (or is alleged to be in breach of or default under), or have breached any representation or warranty under, in any material respect, any such Purchase Contract or Sale Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default or breach of any representation or warranty under any such Purchase Contract or Sale Contract, or would give rise to any Liabilities that survived the closing of the acquisitions or sale under any such Purchase Contract or Sale Contract, including Liabilities related to any surviving representations or warranties, indemnification obligations, or warranty obligations.
(vii)Surviving Preferential Rights and Surviving Contract Rights Under Closed Purchase Contracts and Sale Contracts. Section 5(k)(vii) of the Disclosure Schedule sets forth a complete and accurate list of all Purchase Contracts for Owned Real Property and all Sale Contracts that have closed, under which Seller has any rights of first option, rights of first refusal, options to purchase or repurchase, or other preferential rights that survive the closing of such acquisitions or sales (“Surviving Preferential Rights”), or under which Seller has any other rights that survive the closing of such acquisitions or sales, including any right to enforce any surviving indemnification obligations or any right to bring any claim for breach of any surviving representations or warranties (“Surviving Contract Rights”), including for each such Purchase Contract and Sale Contract: (1) the name and date of and parties to the Purchase Contract or Sale Contract, (2) the Parcel and Project to which the Purchase Contract or Sale Contract relates, (3) the closing dates, and (4) the nature and expiration dates of the Surviving Preferential Rights and Surviving Contract Rights. Neither Seller nor, to Seller’s Knowledge, any other party thereto, is in breach of or default under (or is alleged to be in breach of or default under), or have breached any representation or warranty under, in any material respect, any such Purchase Contract or Sale Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default or breach of any representation or warranty under any such Purchase Contract or Sale Contract, or would give rise to any Liabilities that survived the closing of the acquisitions or sale under any such Purchase Contract or Sale Contract, including Liabilities related to any Surviving Preferential Rights.

(viii)Compliance with Real Property Permits and Conditions on Final Plat. Seller has received no notice that it is in, and to Seller’s Knowledge Seller is not in, material breach of or default under (and is not alleged to be in breach of or default under) any Real Property Permit or conditions identified in a Final Plat relating to the Real Property. Without limiting the foregoing, Seller and/or their respective predecessors in interest have, or prior to Closing will have, taken all actions necessary to fully comply with the requirements of all Laws concerning notifications to the holders of severed mineral rights with respect to the Real Property and the platting, zoning, and development approvals for the Real Property (or any applicable Project thereof). There are no contractual or legal restrictions to which Seller is a party or bound or by which the Real Property is otherwise bound that preclude or restrict Buyer’s ability to use and develop the Real Property for the Project. Seller has not received notice that any Real Property is being developed or used in violation of any Real Property Permit. To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Real Property Permit or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.
(ix)Access/Boundaries. All Projects and Finished Lots have direct vehicular access to a public right of way or have access to such right of way via permanent appurtenant easements. Neither Seller nor any Project is subject to any pending or, to Seller’s Knowledge, threatened Action that would reasonably be expected to limit motor vehicle and pedestrian access to any Project from public highways, streets, or roads as needed for the development, subdivision, creation and sale of the Real Property. To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would reasonably be expected to result in such limitation. Each of the improvements and each Housing Unit within the Real Property is located within the boundary lines of the Parcel on which it is located and does not encroach upon the land of any adjacent owner.
(x)Eminent Domain. No condemnation, eminent domain, or similar Action with respect to any Parcel of the Real Property is pending. Neither Seller, nor any officer or employee of Seller, has received notice from any Governmental Authority of any such condemnation, eminent domain, or similar Action and, to Seller’s Knowledge, no such Action is threatened.
(xi)Zoning and Permit Compliance. Except as listed on Section 5(k)(xi)-1 of the Disclosure Schedule, no Infrastructure Work or other improvements must be constructed or installed (on-site or off-site), and no easement or other interests must be acquired or dedicated (on-site or off-site), pursuant to any Real Property Permits or otherwise, as a condition to the approval or issuance of any Real Property Permits (including building permits and certificates of occupancy), the construction of any Housing Units or Multi-Use Structures, or the occupancy or sale of any Housing Units. All Infrastructure Work and other improvements within or upon the Real Property, including Housing Units and Multi-Use Structures within such Real Property, comply with all approvals from any Governmental Authority applicable thereto, and no such Infrastructure Work or other improvements violate (i) any minimum required set-back, (ii) zoning or land use Law or similar Governmental Authority restriction; or (iii) any restrictive covenant affecting the Real Property. There are no applicable or to Seller’s Knowledge pending zoning or land use Laws that prevent the Real Property from being developed and used as a residential real estate project or community for Housing Units, including any pending zoning or land use Laws that would prevent the development and use of amenities and multi-use structures that exist on or are planned for such project or community (such structures, “Multi-Use Structures”). Section 5(k)(xi)-2 of the Disclosure Schedule lists all Multi-Use Structures on the Real Property or planned to be developed on the Real Property.

(xii)Infrastructure Work and Improvements. There are no existing breach of conditions imposed by Governmental Authorities, warranty, negligence, fraud, or other claim arising out of or related to any Infrastructure Work and other improvements within or upon the Real Property, including Housing Units and Multi-Use Structures within the Real Property.
(xiii)No Development or Impact Fees. Except as set forth on Section 5(k)(xiii) of the Disclosure Schedule, there are no impact fees, tap fees, facilities fees, roll-back Taxes, developer-related or development fees, impositions, charges, Project development district assessments, special assessments, or other assessments for public improvements or otherwise made against the Real Property which are due and unpaid or will become due following development of the Real Property, including those for construction of sewer lines, water lines, storm drainage systems, electric lines, natural gas lines, parks, schools, libraries, traffic signals or other traffic control, lighting, signage, streets (including perimeter streets), gutters, curbs, or landscaping.
(xiv)No Moratoria. Except as set forth on Section 5(k)(xiv) of the Disclosure Schedule, there is no moratorium applicable or to Seller’s Knowledge threatened with respect to any portion of the Real Property on (i) the issuance of Real Property Permits needed to create Finished Lots or that may otherwise preclude inspections, the sale or occupancy of any residential homes on any portion of the Real Property, (ii) the issuance of Real Property Permits for the construction or occupancy of Housing Units, Multi-Use Structures, Infrastructure Work, or related improvements, (iii) the purchase of sewer or water taps, (iv) the provision of utility availability to any portion of the Real Property, or (v) subdivision or any other land use Real Property Permits needed to subdivide or develop land and create Finished Lots created within the Real Property for Housing Units or Multi-Use Structures.
(xv)Geotechnical and Soils Reports. Seller has Made Available to Buyer complete and accurate copies of all soil reports and any other reports, assessments, surveys and studies related to geotechnical conditions, water or mineral rights, utilities, steep slopes, erosion, drainage, impervious surfaces, wetlands, flood plains, radon, archeological matters, critical areas, or roll-back Taxes relating to the Real Property (collectively, but excluding the Environmental Reports, the “Property Condition Reports”) in the possession of or obtained at the direction of Seller. To Seller’s Knowledge, all such Property Condition Reports are materially accurate and, except as set forth in the Property Condition Reports, there are no materially adverse property conditions affecting the Real Property.
(xvi)Wetlands, Radon and Critical Areas. Except as set forth in Section 5(k)(xvi) of the Disclosure Schedule, no portion of the Real Property: (i) contains “wetlands,” as defined or subject to regulation by the Army Corps of Engineers or the U.S. Environmental Protection Agency (“EPA”), that will affect the installation of a building pad or the construction of a home on such property consistent with the plans being used in the applicable Project; (ii) is located within a “critical,” “preservation,” “conservation,” “habitat conservation area,” “steep slopes,” “erosion zones,” area-wide groundwater contamination or similar type of area subject to regulation under any Environmental Laws; (iii) is “critical habitat” as defined in the Endangered Species Act of 1976, as amended, 16 U.S.C. §§ 1531 et seq., or in the regulations promulgated thereunder, and does not contain any “endangered species” or “threatened species,” as defined therein or under any similar state or local Environmental Laws, or (iv) is located within a 100 year flood plain as identified by the Federal Emergency Management Agency that will affect the installation of a building pad or the construction of a Housing Unit, Multi-Use Structure, or other improvements. Section 5(k)(xvi) of the Disclosure Schedule also lists all wetlands, steep slopes, erosion zones, archeologically sensitive areas, slide hazard areas, and any other critical or sensitive areas designated pursuant to federal, state, or local land use regulations on the Real

Property. Seller has no Liabilities related to or arising out of radon levels, mold, or asbestos at any Project or Real Property, and no reasonable basis exists for any such Liabilities.
(xvii)Construction Quality. Except as disclosed on Section 5(k)(xvii) of the Disclosure Schedule, all of the Infrastructure Work, and construction and development of the Housing Units and Multi-Use Structures within the Real Property have been constructed in a good and workmanlike lien-free manner in compliance in all material respects with all Laws, Real Property Permits, matters of record, and Contracts in effect at the time of construction, are structurally sound, are in good and proper working condition and repair, and do not breach any implied or express warranties of construction quality or of fitness for a particular purpose. Except as disclosed on Section 5(k)(xvii) of the Disclosure Schedule, there are no off-site mitigation or improvements required to be performed or constructed as a condition to the development of any Project.
(xviii)HOAs. Section 5(k)(xviii) of the Disclosure Schedule sets forth a complete and accurate list of (1) each homeowners’ association of which any Project is a part, separated by Project (collectively, the “HOAs”), and all HOAs controlled by Seller, any Affiliate of Seller, any Seller Member, or any employees, consultants, agents, or representatives of the foregoing (“Controlled HOAs”), (2) any architectural control committee or similar body (an “ACC”) for each HOA, (3) the name of the board members for each HOA and ACC, (4) each entity formed for the purpose of operating an HOA, (5) the Organizational Documents of each HOA, and (6) all rules, regulations, covenants, conditions, and restrictions (“CC&Rs”) of each HOA. Section 5(k)(xviii) of the Disclosure Schedule also identifies any CC&Rs for any Projects not associated with a HOA. The Controlled HOAs and such Controlled HOAs’ CC&Rs are in compliance in all material respects with all applicable Laws. There are no budgetary shortfalls or special assessments due with respect to any HOAs and to Seller’s Knowledge no such shortfalls or assessments are contemplated.
(xix)Sureties and Warranties. Section 5(k)(xix) of the Disclosure Schedule sets forth a complete and accurate list of the Sureties and Warranties specifically relating to the Purchased Assets as follows: each outstanding bond (including each amendment and related correspondence material to the terms of each bond), letter of credit, surety, performance or completion bond or guaranty, warranty, mitigation obligation, good funds, or other assurances relating to any obligation of Seller provided to any Governmental Authority to secure the performance by Seller of obligations to such Governmental Authority with respect to any Infrastructure Work (collectively, the “Sureties and Warranties”), and Seller has Made Available to Buyer copies of such Sureties and Warranties specifically relating to the Purchased Assets. Seller has performed all such obligations except for such obligations that are not yet performed in the ordinary course of business consistent with past practice. No beneficiary has made and notified Seller of any, and to Seller’s Knowledge there is no basis for any, claim on any Surety and Warranty described in Section 5(k)(xix) of the Disclosure Schedule and, to Seller’s Knowledge, there exists no basis for any beneficiary to make any such claim.

(xx)No Discretionary Permits. Except as set forth on Section 5(k)(xx) of the Disclosure Schedule (separated by Project) no discretionary land use or subdivision Real Property Permit, including any rezone, change of use, comprehensive plan amendment, zoning map amendment, zoning text amendment, variance, or special exception, shall be required to convert a Final Plat into a Finished Lot, or for the Owned Real Property or Contracted Real Property, to become a Finished Lot or for a Housing Unit to be constructed on a Finished Lot or for Multi-Use Structures to be constructed on the Real Property. There are no pending efforts to annex or create a metropolitan, local improvement, business, or other special district or authority affecting the Real Property.
(xxi)Real Property Permits. Seller has obtained, has complied with, and is currently complying in all material respects with, all Permits necessary for the ownership or development of the Real Property, including building Permits (the “Real Property Permits”). Section 5(k)(xxi) of the Disclosure Schedule contains a complete and accurate list of all such Real Property Permits (separated by Project), including the (i) Real Property Permit name or type, (ii) issuing Governmental Authority, (iii) Seller Affiliate or employee to whom issued and (iv) dates of issuance and expiration. Seller has Made Available to Buyer complete and accurate copies of each such Real Property Permit. All such Real Property Permits are valid and in full force and effect and all fees and charges with respect to such Permits have been paid in full, except for fees and charges as described on Section 5(k)(xxi) of the Disclosure Schedule. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, violation, or limitation of any Real Property Permit set forth in Section 5(k)(xxi) of the Disclosure Schedule. Seller has caused to be undertaken all measures necessary to facilitate transfer of such Real Property Permits to Buyer to the extent transfer is allowed by Law, and, to Seller’s Knowledge, there is no condition, event, or circumstance that might require further action in connection with, or prevent or impede, such transfers. Seller received any notice regarding any material change in the status or terms and conditions of such Real Property Permits.
(xxii)Covenants, Easements, and Restrictions. Seller and the Real Property are in compliance in all material respects with all CC&Rs and other matters of record pertaining to the Real Property, including all requirements to submit plans, renderings, and other materials to any ACC and obtain approvals of the same from any ACC. Seller has not received any written notice to the effect that any Parcel of Real Property is being used or developed in violation of any covenants, easements, or restrictions.
(xxiii)No Commitments. Except with respect to any Final Plat, Seller has not made any oral or written commitments or representations to, or understandings with, any Person, firm or entity, any adjoining property owner or any Governmental Authority which would in any way be binding on Buyer or would interfere with Buyer’s ability to develop the Real Property for use as a residential real estate project or community for Housing Units.

(xxiv)Access. At or prior to Closing, the Real Property will have dedicated access to and from public roads or have access to such public road via permanent appurtenant easements, and there are no facts or conditions which would result in the termination of dedication public access to or from the Real Property.
(xxv)Endangered Species. There are no archaeological, anthropological, or historical finds, objects, or sites, graves or cemeteries, or any endangered or threatened species in, on, or about the Real Property. No portion of the Real Property constitutes a “critical habitat” as such term is defined in the Endangered Species Act of 1973, as amended.
(xxvi)Subsurface Faults. There are no surface faults, ground settling soils, or subsoil conditions or similar problems which would restrict, impair, or prohibit the development or construction of single family residences upon the Real Property. Seller has no information or knowledge of any natural or artificial conditions upon the Real Property which would prevent, limit, or impede Buyer’s development and use of the Real Property for single family residences.
(xxvii)Public Utilities. At or prior to Closing, all public utilities that will be required for the operation of the Real Property will have access to the Real Property through adjoining public streets or other rights-of-way.
(l)Condition of Purchased Assets. The Purchased Assets, other than the Real Property, are in good operating condition and repair, subject to normal wear and tear, are owned and are being used, maintained, and operated, in all material respects, in compliance with Laws and are adequate for the uses to which they are being put.
(m)Intellectual Property.
(i)Except as disclosed on Section 5(m)(i) of the Disclosure Schedule, Seller is not doing business under any other names. All required filings and fees related to the Business IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Business IP Registrations are otherwise in good standing. Seller has Made Available to Buyer true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Business IP Registrations. Seller is the sole and exclusive legal and beneficial, and with respect to the Business IP Registrations, record, owner of all right, title and interest in and to the Business Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business, in each case, free and clear of Encumbrances.
(ii)Section 5(m)(ii) of the Disclosure Schedule lists all Intellectual Property Contracts, including any related to Seller’s right to use all architectural and engineering plans, drawings and designs used in the Business (designated on the Schedule as “Architectural and Related Licenses”). Seller has Made Available to Buyer true and complete copies of all such Intellectual Property Contracts, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor, to the Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate any Intellectual Property Contract.

(iii)To Seller’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating any Business Intellectual Property. Seller (A) has not settled, and is not a party to settlement of, any Actions, or (B) has not received any written claims, demands, allegations, threats, cease and desist letters, or unsolicited offers to license, or (C) is not currently a party to any Actions, each of the foregoing (A)-(C) as related to any alleged infringement, misappropriation, dilution or other violations of any Intellectual Property of any Person by Seller.  To Seller’s Knowledge, Seller’s use of the architectural and engineering plans, drawings, and designs used in the Business do not, and Buyer’s use of the same without further modification by or on behalf of Buyer after Closing will not, infringe, misappropriate, or otherwise violate any intellectual property rights of any third party. Notwithstanding anything to the contrary in this Agreement, this Section 5(m)(iii) constitutes the sole representation and warranty of the Seller under this Agreement with respect to any actual, alleged, possible, or potential infringement, misappropriation, unlawful use, dilution or other violation of Intellectual Property rights.
(iv)Seller owns and has a valid and exclusive right to use all architectural and engineering plans, drawings, and designs used in the Business, which such rights are memorialized in writing and reflected on Section 5(m)(ii) of the Disclosure Schedule as “Architectural and Related Licenses”, and, except as set forth in Section 5(m)(ii) of the Disclosure Schedule, no consent of any third party is required for the assignment of Seller’s rights to such plans to Buyer or, to the Knowledge of Seller, for Buyer to continue using such architectural and engineering plans, drawings, and designs after Closing. All restrictions on the right to use any architectural and engineering plans, drawings, and designs are listed in Section 5(m)(ii) of the Disclosure Schedule.
(n)Indebtedness.
(i)Section 5(n)(i) of the Disclosure Schedule sets forth a complete and accurate list of all construction, acquisition and development, and lot Indebtedness related to the Purchased Assets outstanding as of the Closing Date (the “Credit Facilities”) and any Paycheck Protection Program loans or EIDL loans or grants (the “CARES Act Loans”). Section 5(n)(i) of the Disclosure Schedule lists for each Credit Facility and CARES Act Loan: (1) the lender, (2) the loan or facility reference number, (3) all Contracts entered into in connection with such Credit Facility or CARES Act Loan, including any guarantees, pledges or other security agreements, (4) the outstanding balance, and (5) a description of all Encumbrances imposed under such Credit Facility or CARES Act Loan.
(ii)Except the Credit Facilities and CARES Act Loans, and as set forth in Section 5(n)(ii) of the Disclosure Schedule, (1) Seller has no Indebtedness to any Person, and (2) no Purchased Asset is subject to any Encumbrance arising in connection with any Indebtedness, including any security agreement, mortgage or deed of trust.

(iii)Seller do not have any Indebtedness to any Related Person except for certain of the Credit Facilities as set forth in Section 5(n)(iii) of the Disclosure Schedule.
(o)Suppliers. Section 5(o) of the Disclosure Schedule sets forth a list of all suppliers of goods, materials, and services to which Seller has paid consideration for goods or services rendered or provided materials in each of calendar years 2020, 2021, and 2022. Section 5(o) of the Disclosure Schedule includes for each supplier the amount of purchases in each of the 2020 and 2021 calendar years and the estimate for the 2022 calendar year. Seller has not received any notice or has reason to believe that any such supplier has ceased or intends to cease to supply goods, materials, or services to Seller or otherwise to terminate or materially reduce its relationship with Seller.
(p)Insurance. Section 5(p) of the Disclosure Schedule sets forth (a) a complete and correct list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller and relating to the Business, the Purchased Assets, or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets, or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since January 1, 2019. Except as set forth in Section 5(p) of the Disclosure Schedule, there are no claims related to the Business, the Purchased Assets, or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied, or disputed or in respect of which there is an outstanding reservation of rights. Seller has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All Insurance Policies (x) are in full force and effect and enforceable in accordance with their terms; (y) are provided by carriers who are financially solvent; and (z) have not been subject to any lapse in coverage. Seller is not in default under, or otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which Seller is party or by which any Purchased Asset or Assumed Liability is bound. Seller has Made Available to Buyer complete and accurate copies of each of the Insurance Policies.
(q)Legal Proceedings; Governmental Orders.
(i)Except as set forth in Section 5(q)(i) of the Disclosure Schedule, there is no Action pending or, to Seller’s Knowledge, threatened (a) against or by Seller; (b) against or by any Affiliates of Seller relating to Seller or the Business; (c) which affects any Purchased Asset or Assumed Liability or the conduct of the Business as currently conducted; or (d) that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstance exists that may (with or without notice or lapse of time) give rise to or serve as a basis for any such Action.
(ii)Except as set forth in Section 5(q)(ii) of the Disclosure Schedule, there are no outstanding Governmental Orders and no unsatisfied judgments, fines, penalties, or awards against or affecting Seller or any Purchased Asset or Assumed Liability, or which might otherwise restrict or impair Buyer’s use or ownership of the Purchased Assets after Closing, and Seller has not received any written notice of the violation of any Laws or Governmental Order that has not be fully cured. Seller is in material compliance with the terms of all Governmental Orders. No event has occurred or circumstances exist that may (with or without notice or lapse of time) give rise to or serve as a basis for a violation of any such Governmental Order.

(r)Compliance with Laws; Permits.
(i)Seller has complied in all material respects and is currently complying with all Laws applicable to it, its properties, or its assets, including the Purchased Assets or the conduct of the Business.
(ii)Seller, where applicable, a Seller’s employee, has obtained, has complied in all material respects with, and is currently complying with, all Permits necessary for the conduct of the Business as currently conducted and for the ownership, lease, operation, occupation, or use of the Purchased Assets, excluding the Real Property Permits, which are described in Section 5(k)(xxi). Section 5(r)(ii) of the Disclosure Schedule contains a complete and accurate list of all such Permits, including (i) Permit name or type, (ii) issuing Governmental Authority, (iii) Seller or a Seller employee to whom issued and (iv) dates of issuance and expiration. Seller has Made Available to Buyer complete and accurate copies of each such Permit. All such Permits are valid and in full force and effect and all fees and charges with respect to such Permits have been paid in full. To Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, violation, or limitation of any Permit set forth in Section 5(r)(ii) of the Disclosure Schedule. Seller has caused to be undertaken all measures necessary to facilitate transfer of such Permits to Buyer to the extent transfer is allowed by Law, and, to Seller’s Knowledge, there is no condition, event, or circumstance that might require further action in connection with, or prevent or impede, such transfers. Seller has not received any notice regarding any material change in the status or terms and conditions of such Permits.
(s)Environmental Matters.
(i)Seller has complied at all times in all material respects and is now complying with all Environmental Laws. Seller has not received from any Person: (i) an Environmental Notice or notice of an Environmental Claim; or (ii) any written request for information pursuant or related to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing Liability.
(ii)Seller has obtained, has complied in all material respects with, and is currently complying with all Environmental Permits necessary for the ownership, lease, operation, occupation, development, or use of the Real Property and the Purchased Assets or otherwise relating to the operation of the Business. Section 5(s)(ii) of the Disclosure Schedule contains a complete and accurate list of all such Environmental Permits. Seller has Made Available to Buyer complete and accurate copies of each such Environmental Permit. All such Environmental Permits are valid and in full force and effect in accordance with Environmental Law, and all fees and charges with respect to such Environmental Permits has been paid in full. To Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, violation, or limitation of any Environmental Permit. Seller will cause to be undertaken all measures necessary to facilitate transfer of the Environmental Permits to Buyer at Closing, and, to Seller’s Knowledge, there is no condition, event, or circumstance that might require further action in connection with, or prevent or impede, such transfers, nor has Seller received any Environmental Notice or written communication regarding any material change in the status or terms and conditions of such Environmental Permits.

(iii)No Parcel of the Real Property nor any real property formerly owned, operated, occupied, used or leased by Seller or otherwise relating to the Business is listed on or has been proposed for listing on the National Priorities List (or CERCLIS) under CERCLA or any similar state list.
(iv)To Seller’s Knowledge, there has been no Release of Hazardous Materials either (i) in contravention of Environmental Law or any Environmental Permit; or (ii) in an amount, concentration or circumstance which may require reporting to a regulatory agency, cleanup, or mitigation under Environmental Law relating to the Business, the Real Property, or any real property formerly owned, operated, occupied, used, or leased by Seller or otherwise relating to the Business. Seller has not received an Environmental Notice that any parcel of the Real Property or any real property formerly owned, operated, occupied, used, or leased by such entity or relating to the Business (including soils, groundwater, surface water, buildings (including indoor air), and other structures located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against or a violation of Environmental Law or term of any Environmental Permit by Seller or relating to the Business.
(v)Section 5(s)(v) of the Disclosure Schedule contains a complete and accurate list of all active or abandoned underground storage tanks on the Real Property, or, to Seller’s Knowledge, on any real property formerly owned, operated, occupied, used or leased by Seller or relating to the Business.
(vi)Section 5(s)(vi) of the Disclosure Schedule contains a complete and accurate list of all active or abandoned environmental monitoring wells on the Real Property, or, to Seller’s Knowledge, on any real property formerly owned, operated, occupied, used or leased by Seller or relating to the Business.
(vii)Section 5(s)(vii) of the Disclosure Schedule contains a complete and accurate list of all work to remove, encapsulate, seal, destroy, or otherwise remediate Hazardous Materials that has been completed on the Real Property, or, to Seller’s Knowledge, on any real property formerly owned, operated, occupied, used or leased by Seller or relating to the Business.
(viii)No off-site Hazardous Materials treatment, storage, recycling, reclamation, or disposal facilities or locations to which any Hazardous Materials were sent relating to the Business or by Seller has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and Seller has not received any Environmental Notice regarding alleged or potential liabilities with respect to such off-site Hazardous Materials treatment, storage, recycling, reclamation, or disposal facilities or locations used by Seller.

(ix)Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third-parties under Environmental Law.
(x)Seller has Made Available to Buyer any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models, and other similar documents relating to the Business, the Real Property or any other currently owned, operated, occupied, used, or leased real property (i) related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice, or the Release of Hazardous Materials; and (ii) that propose, suggest, advise, or contemplate material actions or capital expenditures required to reduce, offset, limit, mitigate, or otherwise control pollution and/or emissions, manage waste, or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, pollution control equipment and operational changes) (collectively, the “Environmental Reports”).
(xi)To Seller’s Knowledge, there is no condition, event, or circumstance concerning the Release, storage, use, disposal, or regulation of Hazardous Materials that reasonably would be expected to prevent, impede, or materially increase the costs associated with Buyer’s ownership, lease, operation, performance, development, or use of the Purchased Assets following Closing in substantially the same manner as prior to Closing.
(t)Employee Benefit Matters.
(i)Section 5(t)(i) of the Disclosure Schedule contains a complete and accurate list of each Benefit Plan. Each Benefit Plan (and each related trust, insurance contract or fund) has been established, administered and maintained in accordance with its terms and in material compliance with all applicable Laws (including ERISA and the Code). No employee benefits are provided through a professional employer organization. All required reports and descriptions of each Benefit Plan (including Form 5500 annual reports, summary annual reports, summary plan descriptions and summaries of material modifications) have been timely filed with the applicable Governmental Authority and have been distributed as required. All required contributions, benefits and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles and all benefits accrued under any unfunded Benefit Plan have been properly paid, accrued or otherwise adequately reserved on the Financial Statements to the extent required by, and in accordance with, GAAP.
(ii)No Benefit Plan, no trustee or administrator thereof, no “party in interest” (as such term is defined in Section 3(14) of ERISA) or a “disqualified person” within the meaning of Section 4975(e)(2) of the Code), and no other Person has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which would reasonably be expected to subject any such Benefit Plan, Seller or any ERISA Affiliate, or trustee or administrator thereof (or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates) to a penalty under Section 502 of ERISA or a Tax or penalty under Section 4975 of the Code.

(iii)Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable and current determination, opinion, or advisory letter from the Internal Revenue Service to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code. To Seller’s Knowledge, no event has occurred that would reasonably be expected to adversely affect the qualification or exemption of any such Benefit Plan or its related trust or group annuity contract or require the taking of any corrective action pursuant to the Internal Revenue Service’s employee plans compliance resolution system in order to maintain the qualified status of such Benefit Plan.
(iv)Except as set forth in Section 5(t)(iv) of the Disclosure Schedule, neither Seller nor any ERISA Affiliate currently sponsors or has, within the last six years, sponsored, has been a participating employer in or obligated to contribute to, or has incurred any liability to, a Benefit Plan that has been subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, a “multiemployer plan” within the meaning of Section 3(37) of ERISA, a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Benefit Plan provides compensation or benefits to any employee or service provider of Seller who resides or performs services primarily outside of the United States.
(v)Except as set forth in Section 5(t)(v) of the Disclosure Schedule, neither Seller nor any of its ERISA Affiliates maintains, contributes to, or has, or ever has, incurred any liability under, any employee benefit plan providing medical, health and/or life insurance or other welfare-type benefits for retired or terminated employees, currently or in the future, following their termination of service, their spouses or their dependents, and none of the Benefit Plans provides welfare benefits (within the meaning of Section 3(1) of ERISA) to any individual, or to the individual’s spouse or dependent, after the individual’s retirement or other termination of employment or service, either currently or in the future, and neither Seller nor any ERISA Affiliate has ever represented, promised or contracted to any individual that such benefits would be provided, except to the extent required by COBRA. Neither Seller nor any ERISA Affiliate is subject to, and nothing has occurred that would reasonably be expected to result in, any Tax (whether or not assessed) under Section 4980D or 4980H of the Code.
(vi)There are no pending or, to Seller’s Knowledge, threatened actions, investigations, suits, or claims pending relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date of this Agreement been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.
(vii)Except as required by applicable Law, no provision of any Benefit Plan could reasonably be expected to impair any rights of Buyer, Seller or any of its respective Affiliates to amend or terminate any Benefit Plan at any time (whether before or after the Closing) and without any Liability to Seller, any ERISA Affiliate, Buyer (or any Affiliate of Buyer) or such Benefit Plan other than ordinary administrative expenses. Neither Seller nor any ERISA Affiliate has any commitment or obligation or has made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Benefit Plan in connection with the consummation of the transactions contemplated by this Agreement or otherwise. There has been no amendment, interpretation or other announcement by Seller, any ERISA Affiliate or any other Person relating to, or change in participation or coverage under any Benefit Plan that could materially increase the expense of maintaining such Benefit Plan (or the Benefit Plans taken as a whole) above the level of expense incurred with respect thereto for the most recent fiscal year included in the Financial Statements.
(viii)Each individual who is classified by Seller as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.
(ix)Each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has at all relevant times been in documentary compliance and been operated in compliance with Section 409A of the Code and all applicable regulatory guidance thereunder (including notices, rulings and proposed and final regulations).
(x)Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement could (either alone or upon the occurrence of any additional or subsequent events) result in any “excess parachute payments” within the meaning of Section 280G(b) of the Code.
(xi)Seller has provided a true, correct, and complete list of all individuals for whom Seller is responsible and liable for providing or continuing to provide health continuation coverage as required by COBRA.
(u)Employment Matters.
(i)Section 5(u)(i)(i) of the Disclosure Schedule contains a list of all persons who are employees of Seller and sets forth for each such individual the following: (1) name; (2) department; (3) position; (4) supervisor; (5) hire date; (6) exempt or non-exempt classification; (7) location; (8) hourly or salary compensation rate; and (9) any bonus, commission, or other incentive payments since January 1, 2021. Section 5(u)(i)(ii) of the Disclosure Schedule contains a list of all persons and/or entities who are independent contractors of Seller and sets forth for each such individual the following: (A) name; (B) services provided; (C) engagement date; (D) compensation rate; (E) compensation paid in 2021 and year-to-date in 2022; and (F) whether a written agreement exists. All compensation, including wages, commissions, bonuses and overtime compensation, payable to all employees or independent contractors of Seller for services performed have been paid in full and, except as set forth on Section 5(u)(i)(iii) of the Disclosure Schedule, there are no outstanding Contracts, understandings, or commitments of Seller with respect to any compensation, commissions or bonuses, and no employee has received any Contract or other promise or implication (written or unwritten) that compensation will be increased at any specific time or in any specific amount.
(ii)Seller is not and has not been a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”). No Union is or has been representing or purporting to represent any employee of Seller, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been nor has there been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any of its employees. Seller has no duty to bargain with any Union.

(iii)Seller has complied and is currently complying, in all material respects, with all applicable Laws pertaining to employment and/or employment practices to the extent they relate to employees of Seller. All individuals and/or entities characterized and treated by Seller as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of Seller classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in Section 5(u)(iii) of the Disclosure Schedule, there are no Actions against Seller pending or, to the Seller’s Knowledge, threatened to be brought or filed by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of Seller, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wrongful termination, hiring practices, parental and family leave and pay, sick leave, health and safety, workers’ compensation, wage and hours, overtime pay or any other employment related matter arising under applicable Laws.
(iv)Seller has complied with the WARN Act, and has no plans to undertake any action that would trigger the WARN Act.
(v)All employees of Seller are either United States citizens, lawful permanent residents of the United States, or are otherwise authorized to work for Seller in the United States. All of Seller’s (i) employment practices, including those relating to the hiring and retention of workers; and (ii) employment records, including its Employment Eligibility Verification Forms (Form I-9) and all record keeping and retention practices in support thereof, comply with all applicable Laws. Seller has not received any audit, notices of inspection or violation or potential violation of any immigration or employment Laws, and no conditions or circumstances exist which reasonably would be expected to lead to Seller receiving any such notice of violation or potential violation. Seller has collected completed Form I-9s for all employees, retain such Forms I-9 pursuant to applicable Laws, and completed all Forms I-9 in compliance with all applicable Laws.
(v)Taxes.
(i)Except for any Tax Returns disclosed on Schedule 5(v)(i) of the Disclosure Schedule for which an extension has been filed, all Tax Returns required to be filed on or before the Closing Date by Seller have been timely filed. Such Tax Returns are true, complete, and correct in all material respects and were prepared and filed in substantial compliance with all applicable Laws. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return.
(ii)Seller has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and has complied with all information reporting and backup withholding provisions of applicable Law. Each Person providing services to or on behalf of Seller relating to the Business, has been properly classified as an employee or an independent contractor, as applicable, for purposes of the withholding and payment of Taxes.

(iii)All Taxes (including sales tax, use tax and value-added tax) that were required to be collected or self-assessed by Seller has been duly collected or self-assessed, and all such amounts that were required to be remitted to any Governmental Authority have been duly remitted, and Seller has complied in all material respects with all reporting requirements with respect thereto.
(iv)No claim has been made by any taxing authority in any jurisdiction where Seller does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(v)No extensions or waivers of statutes of limitations with respect to Taxes have been given by or requested from Seller.
(vi)All Tax deficiencies asserted, or Tax assessments made, against Seller as a result of any audit or other examination by any taxing authority have been fully paid.
(vii)Seller is not a party to any Action by any taxing authority. To Seller’s Knowledge, there are no Actions threatened by any taxing authority with respect to Seller relating to the Business.
(viii)Seller has Made Available to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by Seller for all Tax periods ending on and after December 31, 2019.
(ix)There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon any of the assets of Seller.
(x)Seller is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation Contract.
(xi)No private letter ruling, technical advice memorandum or similar Contract or ruling have been requested, entered into or issued by any taxing authority with respect to Seller.
(xii)Seller has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Seller has not incurred any Liability for Taxes of any Person (other than Seller’s liability for its own Taxes) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.
(xiii)Section 5(v)(xiii) of the Disclosure Schedule sets forth all state and foreign jurisdictions in which Seller is subject to Tax, is engaged in business or has a permanent establishment.

(xiv)Seller has Made Available to Buyer all documentation relating to any Tax holiday or Tax incentive applicable to Seller. Seller is in compliance with the requirements for any applicable Tax holiday or Tax incentive.
(w)Relationships with Related Persons; Related Business Activities. Except as set forth in Section 5(w) of the Disclosure Schedule, since January 1, 2018, neither Seller nor any Seller Member, nor any of their respective Affiliates or Related Persons (a) has had any direct or indirect interest (i) in any Person that is a customer, supplier, lessor, lessee or creditor of Seller, (ii) in any Person that provides services or otherwise operates in a manner substantially similar to the Business, or (iii) in any property or asset that is used by Seller relating to the Business; or (b) has been (i) a party to any Contract or transaction with Seller, other than as an employee or owner; or (ii) engaged in any operations or provided services substantially similar to the Business, other than through Seller.
(x)Privacy and Security. To Seller’s Knowledge, no Person has obtained unauthorized access to third party information or data in the possession of Seller (including any personal information, personally identifiable information and personal data, which is collectively referred to herein as “Personal Information”), nor has there been any other compromise of the security, confidentiality or integrity of such information or data. Seller and the Seller Members have complied in all material respects with (1) all applicable Laws relating to privacy, personal data security and protection, and the collection, processing and use of Personal Information (collectively, “Privacy Laws”); (2) the Payment Card Industry Data Security Standards (the “PCI DSS”), and (3) its own internal employee-facing and external customer-facing privacy and data security policies and guidelines. The operation of the Business does not violate, and has not within the past four (4) years violated, any right to privacy or publicity of any third person in any material respect, including through the violation of any applicable Privacy Laws or the PCI DSS. Within the past four (4) years, neither Seller nor the Seller Members have received any written or, to Seller’s Knowledge, oral notice, claim, or demand from (A) a Governmental Authority asserting or claiming that Seller has violated or has failed to comply with any Privacy Law or (B) any Person asserting a breach of a Privacy Law or seeking compensation or bringing any Action for breach of a Privacy Law or unauthorized release, disclosure, or use of Personal Information. Within the past four (4) years, Seller has not notified and has not been required or obligated to notify any Person with respect to a breach of privacy or security, or unauthorized misappropriation, access, or use of, any Personal Information.
(y)Brokers. Except for Whelan Advisory Capital Markets, the fees and expenses of which will be paid exclusively by Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.
(z)Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedule to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. Seller will provide to Buyer a true, correct, and complete copy of the electronic record of the contents of the Data Site three (3) Business Days prior to the Closing Date.

(aa)Foreign Person. Seller is not, and will not be, a “foreign person” as contemplated in Sections 1445 and 7701 of the Code.
(ab)OFAC. Neither Seller nor any persons or entities holding any legal or beneficial interest whatsoever in Seller are: (i) the target of, subject to, or conducting business that is the subject of, any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the USA Patriot Act of 2001, H.R. 162 Public Law 107-56, Executive Order 13224 on Terrorism Financing (effective September 24, 2001), or any Executive Order of the President issued pursuant to such statutes; or (iii) persons or entities named on OFAC’s List of Specially Designated Nationals and Blocked Persons or OFAC’s Foreign Sanctions Evaders List.
(ac)Gifts. Seller represents for itself and its Affiliates and their respective members, shareholders, directors, officers, employees, and contractors (separately and collectively, the “Seller Entities”) that the Seller Entities are not giving, and have not previously given, any gift, payment, or other personal benefit to any employee or other representative of Buyer or MDC in connection with or relating to the sale of lots, land, or other property to Buyer.
(ad)Design Studio Lease. Neither Seller nor, to Seller’s Knowledge, any other party thereto, is in breach of or default under (or is alleged to be in breach of or default under), or have breached any representation or warranty under, in any material respect, or has provided or received any notice of any intention to terminate, the Design Studio Lease. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default or breach of any representation or warranty under the Design Studio Lease or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Seller has no Liability for any breach or default or breach of, or any representation or warranty under, the Design Studio Lease. Seller has Made Available to Buyer complete and correct copies of the Design Studio Lease (including all waivers thereunder). Seller has not paid more than one month of rent under the Design Studio Lease in advance. Seller has deposited $3,000 with the landlord under the Design Studio Lease as a security deposit.
(ae)Office Lease. Neither Seller nor, to Seller’s Knowledge, any other party thereto, is in breach of or default under (or is alleged to be in breach of or default under), or have breached any representation or warranty under, in any material respect, or has provided or received any notice of any intention to terminate, the Office Lease. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default or breach of any representation or warranty under the Office Lease or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Seller has no Liability for any breach or default or breach of, or any representation or warranty under, the Office Lease. Seller has Made Available to Buyer complete and correct copies of the Office Lease (including all waivers thereunder). Seller has not paid more than one month of rent under the Office Lease in advance. Seller has deposited $0 with the landlord under the Office Lease as a security deposit.

(af)Sign Leases. Neither Seller nor, to Seller’s Knowledge, any other party thereto, is in breach of or default under (or is alleged to be in breach of or default under), or have breached any representation or warranty under, in any material respect, or has provided or received any notice of any intention to terminate, any Sign Leases. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default or breach of any representation or warranty under any Sign Leases or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Seller has no Liability for any breach or default or breach of, or any representation or warranty under, any Sign Leases. Seller has Made Available to Buyer complete and correct copies of all written Sign Leases (including all waivers thereunder). Seller has not paid more than one month of rent under any Sign Leases in advance.
(ag)Unrelated Accounts Payable. Section 5(ff) of the Disclosure Schedule contains a complete and accurate itemized accounting of all Accounts Payable (i) related to the completion of construction or warranty repairs for real property, Housing Units, or other improvements sold or dedicated by Seller prior to Closing, or (ii) entirely unrelated to the Purchased Assets or Assumed Liabilities (collectively, the “Unrelated Accounts Payable”).
6.REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller that the statements contained in this Section 6 are true and correct as of the Effective Date and as of the Closing Date.
(a)Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Colorado.
(b)Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject only to receipt of the Corporate Approval. The execution and delivery by Buyer of this Agreement and any Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer, subject only to receipt of the Corporate Approval. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery by the other parties hereto) this Agreement constitutes a legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.
(c)No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not: (a) conflict with or result in a violation or breach of or default under any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party, subject to receipt of the Corporate Approval. No consent, approval, Permit, Governmental Order, declaration or filing with or notice to any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, subject to receipt of the Corporate Approval.

(d)Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of Buyer.
(e)Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to or serve as a basis for any such Action.
7.COVENANTS
(a)Conduct of Business Prior to the Closing. From the Effective Date until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer, in Buyer’s reasonable discretion, Seller shall, (i) conduct the Business in the ordinary course of business consistent with past practice, (ii) maintain and preserve intact the current organization, business, and franchise of Seller relating to the Business, and (iii) preserve the rights, franchises, goodwill, and relationships of and with their employees, customers, lenders, suppliers, regulators, Contract counterparties, and others having business relationships with Seller. In addition, without limiting the foregoing, until the Closing Date or earlier termination of this Agreement in accordance with its terms, Seller shall, except as otherwise provided in this Agreement or consented to in writing by Buyer, in Buyer’s reasonable discretion:
(i)use commercially reasonable efforts to preserve and maintain all requisite Permits relating to the Business;
(ii)pay its Indebtedness, Taxes, and other Liabilities when due;
(iii)use commercially reasonable efforts to maintain the Purchased Assets in the same condition as they were on the date of this Agreement or on the date of their acquisition by Seller if acquired after the Effective Date, subject to reasonable wear and tear and subject to the development, purchase, and sale of Owned Real Property and Contracted Real Property in the ordinary course of business consistent with past practice;
(iv)continue all Insurance Policies in full force and effect without modification;
(v)use commercially reasonable efforts to defend and protect its properties and assets from infringement or usurpation;

(vi)perform all of its obligations under, not violate any representations or warranties under, not trigger any indemnification obligations under, and enforce all rights under all Contracts relating to or affecting the Purchased Assets or the Business;
(vii)maintain its books and records in accordance with past practice;
(viii)comply with all applicable Laws in all material respects, in Buyer’s sole but reasonable discretion;
(ix)not enter into any Material Contract (except for any New Purchase Contract that is entered into in accordance with Section 2(e)), including Contracts for the acquisition by Seller of any real property interests, other than “take-downs” of Contracted Real Property in the ordinary course of business consistent with past practice from any option, right of first negotiation, or right of first refusal, or purchase Contract in place as of the Effective Date that has been delivered to Buyer prior to the Effective Date (“Take-Downs”);
(x)consult with Buyer prior to increasing any employee’s compensation by more than ten percent (10%) or paying any retention bonus in excess of 10% of employee compensation unless there is no reasonable opportunity to consult with Buyer regarding such increase without material risk of the employee leaving employment with Seller;
(xi)consult with Buyer prior to offering employment to any person with compensation in excess of $90,000 per year, unless there is no reasonable opportunity to consult with Buyer regarding such offer of employment without material risk of the potential employee accepting employment elsewhere;
(xii)not issue, redeem, sell, or transfer any membership interests, shares of capital stock, or any other interest in Seller, or enter into, amend, or terminate any voting trusts, proxies, voting agreements or other agreements or understandings with respect to the voting or transfer of any membership interests, shares of capital stock, or other interest in Seller;
(xiii)not cause or consent to, as applicable (1) the termination, expansion, contraction, or creation of any HOAs or metropolitan, local improvement, business, or other special districts or authorities that include or would include any of the Real Property, (2) the rezoning, annexation, or condemnation of any Real Property, or (3) the modification, suspension, revocation, expiration, termination, or violation of any Permits for the Business or Purchased Assets;
(xiv)with respect to each Controlled HOA board of directors and ACC board (each, an “HOA Board”), at the request of Buyer, coordinate with Buyer prior to the Closing Date to qualify and transition any such board of director seat from a Seller or Seller Affiliate representative (a “Seller HOA Representative”) to a Buyer representative (a “Buyer HOA Representative”). If requested by Buyer, each such Seller HOA Representative shall resign, effective as of the Closing Date and Seller shall cause a board meeting of each affected HOA Board to be scheduled on or around the Closing Date to accept the resignation of each Seller HOA Representative and appoint each Buyer HOA Representative;

(xv)Make Available all Due Diligence Materials in accordance with this Agreement;
(xvi)send updated Disclosure Schedules to Buyer within two (2) Business Days after any material changes thereto, including within two (2) Business Days after the closing or execution of any Purchase Contracts or Sale Contracts; and
(xvii)not take any action that would cause any of the changes, events or conditions described in Section 5(g) to occur.
(b)Access to Information. From the Effective Date until the Closing, Seller shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Purchased Assets and other documents of Seller relating to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information of Seller relating to the Business as Buyer or any of its Representatives may reasonably request, including monthly financial statements to be provided as soon as they are prepared in the ordinary course of business but, in no event later than ten (10) Business Days after the end of the month; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of Seller relating to the Business. Any investigation pursuant to this Section 7(b) shall be conducted in such manner as to not interfere unreasonably with the conduct of the Business. No investigation by Buyer or its Representatives or other information received by Buyer or its Representatives shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Seller in this Agreement.
(c)No Solicitation of Other Bids. Seller shall not, and shall cause respective Affiliates, shareholders, members, officers, directors, employees, agents or representatives (collectively, the “Seller Group”) not to, initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any person or group of persons other than Buyer and its Affiliates (an “Acquisition Proposal”) to acquire all or any significant part of the assets of Seller relating to the Business or capital stock, limited liability company interests or equity equivalents of Seller, whether by merger, equity purchase, purchase of assets, tender offer or otherwise, or provide any non-public information to any third-party in connection with an Acquisition Proposal or enter into any Contract, arrangement or understanding requiring it to abandon, terminate or fail to consummate the proposed transactions with Buyer. Seller agrees to immediately notify Buyer if any member of the Seller Group receives any indication of interest, request for information or offer in respect of an Acquisition Proposal, and will communicate to Buyer in reasonable detail the identity of such party, the terms of any such indication, request or offer, and will provide Buyer with copies of all written communications relating to any such indication, request or offer.
(d)Notice of Certain Events. From time to time prior to the Closing, Seller shall supplement or amend the Disclosure Schedule hereto with respect to any matter hereafter arising which, if existing or occurring on or before the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule, within two (2) Business Days after such matter arising and becoming known to or received by Seller. No disclosure in any such supplement or amendment shall be taken into account for purposes of determining whether the conditions in Section 4(d)(i) have been fulfilled or for purposes of determining a breach or inaccuracy pursuant to Section 9(b)(i).

(e)Estoppels.
(i)Seller, at its expense, shall use reasonable best efforts to obtain from each counterparty to the Design Studio Lease, Office Lease, and each Purchase Contract, and deliver to Buyer during the Due Diligence Period, an executed estoppel certificate stating (i) that the Design Studio Lease, Office Lease, or Purchase Contract, remains in full force and effect and has not been amended (or listing, and providing copies of, all amendments); (ii) that neither such counterparty nor, to such counterparty’s knowledge, Seller or any other party thereto, is in breach of or default under (or is alleged to be in breach of or default under), or has breached any representation or warranty under, in any material respect, or has provided or received any notice of any intention to terminate, the applicable Design Studio Lease, Office Lease, or Purchase Contract; (iii) no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default or breach of any representation or warranty under the applicable Design Studio Lease, Office Lease, or Purchase Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder; and (iv) such other matters as Buyer may reasonably request (an “Estoppel Certificate”). Each Estoppel Certificate shall be in form and substance satisfactory to Buyer.
(ii)Seller, at its expense, shall use reasonable best efforts to obtain from each Governmental Authority, and deliver to Buyer during the Due Diligence Period, an executed estoppel certificate related to any development agreement, subdivision improvement agreement, or similar agreement with such Governmental Authority (a “Development Agreement”) stating (i) that the Development Agreement remains in full force and effect and has not been amended (or listing, and providing copies of, all amendments); (ii) that neither such Governmental Authority nor, to such Governmental Authority’s knowledge, Seller or any other party thereto, is in breach of or default under (or is alleged to be in breach of or default under), or has breached any representation or warranty under, in any material respect, or has provided or received any notice of any intention to terminate, the applicable Development Agreement; (iii) no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default or breach of any representation or warranty under the applicable Development Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder; and (iv) such other matters as Buyer may reasonably request (an “Development Agreement Estoppel Certificate”). Each Development Agreement Estoppel Certificate shall be in form and substance satisfactory to Buyer.
(iii)Seller, at its expense, shall use reasonable best efforts to obtain from each counterparty to all other Assigned Contracts (other than the Design Studio Lease, Office Lease, Sign Leases, Purchase Contracts, Sale Contracts, and Development Agreements), and deliver to Buyer during the Due Diligence Period, an executed and acknowledged estoppel certificate and release stating (i) that the Assigned Contract remains in full force and effect and has not been amended (or listing, and providing copies of, all amendments); (ii) that neither such counterparty nor, to such counterparty’s knowledge, Seller or any other party thereto, is in breach of or default under (or is alleged to be in breach of or default under), or has breached any representation or warranty under, in any material respect, or has provided or received any notice of any intention to terminate, the applicable Assigned Contract; (iii) no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default or breach of any representation or warranty under the applicable Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder; (iv) that such counterparty irrevocably releases Seller and the Purchase Assets from and waives any and all liabilities and other obligations with respect to the applicable Assigned Contract that relate to, arose during, or accrued during the period prior to Closing, including without limitation a waiver and release of all rights to claim any lien against any of the Purchased Assets, and (v) such other matters as Buyer may reasonably request (an “Estoppel and Release”). Each Estoppel and Release shall be in form and substance satisfactory to Buyer and, at Buyer’s option, shall be recorded at Closing.

(f)Third-Party Consents. To the extent that any right of Seller under any Purchase Contract, Sale Contract, or Material Contract may not be assigned to Buyer without obtaining Third-Party Consent which have not been obtained (“Third-Party Consents”), this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at their expense, shall use their reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such Third-Party Consent shall not be obtained as of the Closing or if any attempted assignment would be ineffective and would impair Buyer’s rights under the Purchased Asset in question to the extent set forth in Section 4(f)(ii) of this Agreement, then Buyer shall have the right to exercise one of the options outlined in such Section 4(f)(ii), including to elect to terminate this Agreement by written notice to Seller with respect only to the applicable Purchased Asset (a “Terminated Asset”) pursuant to Section 4(f)(ii)(3), in which event this Agreement shall remain in full force and effect in all other respects and the Purchase Price shall be reduced by an amount equal to the value of the Terminated Asset, which reduction shall be shown on the Updated Balance Sheet. If Buyer does not terminate this Agreement with respect to the applicable Purchased Asset and does not otherwise elect to extend the Closing Date under Section 4(f)(ii)(1) of this Agreement, then Seller shall act after the Closing as Buyer’s agent in order to obtain for Buyer the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer, and the portion of the Purchase Price attributable to the applicable Purchased Asset shall not be due and payable to Seller at Closing, but rather shall be paid to Seller upon the completion of the transfer of such Purchased Asset to Buyer. In such event, the Allocation Schedule shall not include the Premium for the Purchased Asset, which Premium and the allocations thereof shall be calculated consistent with Schedule 2(f)(iii)(2) and included in an Allocation Schedule to be provided by Buyer within sixty (60) days after the Closing for the Purchased Asset, and any Additional Purchase Price resulting therefrom shall be paid within ten (10) days after delivery of such Allocation Schedule. Notwithstanding any provision in this Section 7(e) to the contrary, Buyer shall not be deemed to have waived its rights under Section 4(b)(i)(15) unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.
(g)Governmental Approvals; Consents.
(i)Each party hereto shall, as promptly as possible, (1) make, or cause to be made all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (2) use reasonable best efforts to obtain or cause to be obtained all consents, authorizations, orders, and approvals from all Governmental Authorities and other Persons that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other parties and their Affiliates in promptly seeking to obtain all such consents, authorizations, orders, and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders, and approvals.
(ii)Seller shall give all notices to and obtain all consents from all Persons that are described in Section 5(d) of the Disclosure Schedule, each in form and substance acceptable to Buyer.
(h)Closing Conditions. From the Effective Date until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the Closing Conditions.
(i)Seller Employees.
(i)Effective on the Closing Date, Seller will terminate all employees of Seller who are listed on Schedule 5(u)(i) (the “Employees”). Effective as of the Closing, Buyer or an Affiliate intends (but shall have no obligation) to offer at-will employment to all or substantially all Employees. Buyer or an Affiliate shall offer employment to at least thirty-seven (37) Employees with base salary substantially similar to each employee’s base salary as of the Balance Sheet Date, subject to such Employees meeting MDC’s, Buyer’s, and its Affiliates’ customary hiring criteria, policies, and procedures (the “Buyer Offer Obligation” with the Employees who are offered and who accept such employment and commence employment with Buyer on the Closing Date being the “Transferred Employees”). Seller shall bear any and all obligations and liability under the WARN Act and any similar state Law imposed on Seller resulting from termination of employment of the Employees prior to the Closing, and shall conduct and rely upon its own analysis of the WARN Act’s applicability to the transactions contemplated herein and Seller’s actions and not upon the analysis or actions of Buyer, except for the Buyer Offer Obligation. Seller shall remain solely responsible and liable for any of its employees who are not the Employees, and all Liabilities related to such employees shall be Excluded Liabilities.  Provided Buyer complies with the terms of this Section 7(i), to the extent Employees are not offered employment for any reason or are offered employment but (A) do not accept the offer of employment; (B) do not meet the aforementioned hiring criteria, policies, and procedures; or (C) are not legally authorized to work in the United States as required under federal immigration laws, Buyer shall have no obligation to employ such individuals. Buyer shall have no obligation to continue the employment of the Transferred Employees, or any particular Transferred Employee, for any particular period of time.
(ii)Seller will have reasonable access to the Transferred Employees during normal business hours for the sole purpose of assisting Seller in the winding down of Seller after Closing, at no cost to Seller. Further, Seller shall have access to Buyer’s employees other than the Transferred Employees for such purposes. Notwithstanding the foregoing, Buyer’s obligation to make any employees available to Seller shall expire one hundred eighty (180) days after Closing, Seller shall pay Buyer an amount equal to the proportionate share of such employee’s salary based on the share of time that each of Buyer’s employees (other than the Transferred Employees) spends on such winding up efforts, payable within thirty (30) days after receipt of written request therefor, and Buyer shall not be required to make any individual employee available for more than twenty-five percent (25%) of their working hours.

(iii)Effective as of the Closing, the Transferred Employees shall cease active participation in the Benefit Plans. Seller shall remain liable for, and retains all responsibility for, all of its Benefit Plans and all obligations and eligible claims for benefits under the Benefit Plans or that are otherwise incurred by the Employees prior to the Closing Date and, with respect to any Employees (or their dependents or beneficiaries) who do not become Transferred Employees, that arise as a result of an event or events that occurred on or after the Closing Date. At or prior to Closing, Seller shall pay the full amount of any accrued, unused vacation and/or paid time off as required by policy or applicable Law in connection with the termination by Seller of Transferred Employees in connection with the transactions contemplated hereby, and all such accrued, unused vacation and/or paid time off shall be deemed to be an Excluded Liability. Commencing on the Closing Date, all Transferred Employees shall be provided employment benefits commensurate with current employees of the MDC group, in each case subject to the applicable employment benefit policies. Seller shall amend, or cause to be amended, the 401(k) plan, which is sponsored by Seller or an ERISA Affiliate of Seller and in which the Employees are eligible to participate, to accelerate vesting thereunder effective as of the Closing Date in order to provide for 100% vesting of all participant accounts thereunder to the extent not already 100% vested and regardless of any such participant’s age or years of vesting service as of the Closing Date.
(iv)Seller maintains a plan qualified under Section 125 of the Code (“Seller’s 125 Plan”) that includes flexible spending accounts for health care reimbursements and dependent care reimbursements (“Reimbursement Accounts”) and in which its eligible employees participate. All contributions under Seller’s 125 Plan on behalf of the Transferred Employees shall cease as of the Closing Date, all of the accounts of such Transferred Employees under Seller’s 125 Plan shall be frozen as of the Closing Date, and no further contributions for the Transferred Employees shall be accepted by Seller’s 125 Plan after the Closing Date. Buyer and Seller agree that, as soon as reasonably practicable after Closing, but in any event within ninety (90) days after Closing, a cash amount equal to the aggregate value as of the Closing Date of the Reimbursement Accounts of the Transferred Employees, net of eligible expenses reimbursed before the Closing Date, shall be transferred from Seller’s 125 Plan to a plan, which (i) is sponsored by Buyer, (ii) is intended to qualify under Section 125 of the Code (“Buyer’s 125 Plan”), and (iii) includes flexible spending accounts for health care reimbursements and dependent care reimbursements, and credited to accounts established for Transferred Employees under Buyer’s 125 Plan. Buyer and Seller shall coordinate their efforts and develop a mutually agreeable procedure to achieve the intent of this subsection. Upon receipt of such amount, Buyer and Buyer’s 125 Plan shall assume all obligations with respect to the Reimbursement Accounts for the Transferred Employees as of the Closing Date (the “Assumed FSA Obligations”). Buyer shall recognize the elections of the Transferred Employees under Seller’s 125 Plan for purposes of Buyer’s 125 Plan for the calendar year in which the Closing occurs. Seller shall provide Buyer with all information reasonably requested in order for Buyer and Buyer’s 125 Plan to satisfy the obligations set forth in this Section 7(i)(iv). Seller and Buyer agree to fully cooperate with one another for the purpose of accomplishing this transfer and providing the records necessary to ensure that Seller’s 125 Plan and Buyer’s 125 Plan are and will be administered in compliance with applicable Law.

(v)Seller shall take any and all action as may be required, including adopting amendments to Seller’s 401(k) plan, to permit each participant to receive an “eligible rollover distribution” (within the meaning of Section 401(a)(31) of the Code) of their entire account under the Seller’s 401(k) plan, in cash or, in the case of an outstanding balance of any plan loans thereunder, in-kind, and Buyer shall take any and all action as may be required, including adopting amendments to Buyer’s 401(k) plan, to permit each Transferred Employee on or after the Closing Date to make an “eligible rollover contribution” of such eligible rollover distribution in cash and, where applicable, in-kind.
(vi)Seller shall be solely responsible and Buyer will have no obligations whatsoever for any compensation or other amounts payable to any current or former employee, officer, director, independent contractor, or consultant of Seller relating to the Business, including hourly pay, overtime compensation, commission, bonus, salary, accrued vacation, fringe, pension, profit sharing benefits, or severance pay for any period relating to the service with Seller at any time prior to the Closing Date, all of which shall be Excluded Liabilities, and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date, including all commission and bonus amounts which were earned during the period prior to Closing.
(vii)Seller shall be solely responsible for any Liabilities under or related to any “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code, including any amounts due under such “nonqualified deferred compensation plan” arising out of or relating to the termination of the Transferred Employees at Closing and any Liabilities associated with the termination of such plan, which Liabilities shall be Excluded Liabilities.
(viii)Health Care Continuation Coverage. Seller and its ERISA Affiliates shall retain the responsibility and liability for providing, or causing to be provided, to each of its employees and their “Qualified Beneficiaries” (within the meaning of Section 4980B(g)(1) of the Code and Section 1167(3) of ERISA) who experience “Qualifying Events” (within the meaning of Section 4980B(f)(3) of the Code) with the opportunity for continuation of group health care coverage in accordance with the provisions of COBRA. Seller shall retain the responsibility and liability for compliance with all of the requirements under COBRA with respect to (a) such employees and their eligible dependents, who, as of the Closing Date or on the date immediately preceding the Closing Date are Qualified Beneficiaries as a result of the transaction contemplated by this Agreement and (b) employees, former employees and all Qualified Beneficiaries who experienced Qualifying Events on or prior to the Closing Date.
(ix)No provision of this Agreement shall create any third party beneficiary rights in any person, including in any Transferred Employee, any other service provider of Seller or Buyer or any Affiliate of Seller or Buyer, any beneficiary or dependent of the foregoing, or any collective bargaining representative thereof (if any), with respect to any right to employment, and/or the compensation, terms and conditions of employment and/or benefits that may be provided to any such person (including Transferred Employee) by Buyer or Seller or any if their Affiliates or under any benefit plan which Buyer or Seller may maintain. In addition, nothing herein, whether express or implied, shall be deemed to constitute an amendment or other modification under any Seller Benefit Plan or Buyer Benefit Plan (including any Buyer group health plan), or shall limit the right of Seller or its Affiliates or Buyer or its Affiliates to amend, terminate or otherwise modify any such employee benefit plan, as applicable, following the Closing Date. If (i) a party other than the parties hereto makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any Seller Benefit Plan or Buyer Benefit Plan and (ii) such provision is deemed to be an amendment to such employee benefit plan even though not explicitly designated as such in this Agreement, then, solely with respect to that employee benefit plan at issue, such provision shall lapse retroactively and shall have no amendatory effect with respect thereto.

(j)Continuation of Seller Companies.
(i)From and after the Closing, Seller shall (1) remain in existence and in good standing for three (3) years after the Closing Date and (2) make all requisite filings as required under applicable Law.
(ii)For a period expiring four (4) years after the Closing Date, Seller shall maintain a general liability insurance policy covering pre-Closing occurrences, with terms and policy limits equal to the general liability coverage maintained during the period immediately prior to Closing.
(iii)Within thirty (30) days after the Closing, Seller shall change its name as necessary such that they no longer contain any use or reference to the word “Jones”, and further agrees not to form any new entities, ventures or business lines in the Restricted Territory in any industry, whether or not competitive to the Business, using the term “Jones”.
(k)Public Announcements. Unless otherwise required by applicable Law (including those applicable to the Affiliates of a party and including all Laws related to the regulation of securities and public companies), no party to this Agreement shall make any public announcements in respect of this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby or otherwise communicate with any news media without the prior written consent of Seller and the Buyer (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. Notwithstanding anything to the contrary in this Agreement, Buyer shall have the right to issue a Form 8-K at any time and from time to time after the date that is three (3) Business Days after the Effective Date. Also, to the extent Buyer’s counsel deems disclosure necessary in order to comply with any law or the regulations of the New York Stock Exchange or other regulatory body, Buyer shall give Seller notice (to the extent permitted by applicable law) as promptly as is reasonably practicable of any such contemplated disclosure, shall limit such disclosure to the information such counsel advises is reasonably required to comply with such law or regulations and, if reasonably practicable, shall consult with Seller regarding such disclosure and give good faith consideration to any suggested changes to such disclosure. Notwithstanding anything to the contrary in this Section, Buyer may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not materially inconsistent with previous press releases, public disclosures, or public statements made by the Buyer.
(l)Restrictive Covenants.

(i)For a period of five (5) years following Closing (the “Restricted Period”), Seller and each Seller Principal shall not, directly or indirectly, engage in or assist others in operations or services substantially similar to the operations and services provided by the Business or any business or venture that otherwise competes with Buyer (collectively, the “Restricted Business”) in the State of Tennessee or in the Huntsville, Alabama metropolitan area (the “Restricted Territory”); or have any interest in any Person that engages directly or indirectly in the Restricted Business in the Restricted Territory in any capacity, including as a partner, shareholder, member, lender, investor, employee, principal, agent, trustee or consultant. Notwithstanding the foregoing, Seller and each Seller Principal may own stock in publicly traded entities engaging in the Restricted Business as long as the Seller or either Seller Principal (directly or indirectly) collectively owns no more than one percent (1%) of the issued and outstanding stock of such entity. This Section 7(l)(i) shall not apply to (1) Seller’s acquisition and development of the real property located in Davidson County, Tennessee, in accordance with the Contract for Sale and Purchase of Land, by and between Seller and Real Estate Solutions Group, LLC, dated, February 16, 2022, (the “Cedars at Cane Ridge Project”) or (2) any other acquisition and development of real property currently under contract by Seller that Buyer does not acquire pursuant to this Agreement and the Transaction Documents for any reason, provided that such transaction was disclosed to Buyer in accordance with this Agreement. The Cedars at Cane Ridge Project and the related purchase agreement are Excluded Assets and Excluded Liabilities.
(ii)During the Restricted Period, Seller and each Seller Principal shall not and shall cause their respective Affiliates not to, directly or indirectly, hire or solicit any employee of Buyer or its Affiliates or encourage any such employee to leave such employment or hire any such employee who has, within the preceding 180 days, left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, however, that nothing in this Section 7(l)(ii) shall prevent Seller or either Seller Principal from soliciting or hiring any employee whose employment has been terminated by Buyer provided that such solicitation or hiring does not occur prior to the date that is 180 days after such employee’s termination date.
(iii)During the Restricted Period, Seller and each Seller Principal shall not and shall cause their respective Affiliates and Representatives to not, directly or indirectly, (1) solicit or entice or attempt to solicit or entice any actual or potential clients, customers, suppliers, lenders, realtors or independent contractors of Buyer or its Affiliates or (2) take any other action, in each case that could reasonably have the effect of diverting business from or decreasing business with Buyer.
(iv)During the Restricted Period, Seller and each Seller Principal shall not and shall cause their respective Affiliates not to make any disparaging remarks about Buyer or any of its Affiliates or Representatives or any of their respective employees, products, business practices or operations.
(v)Seller and each Seller Principal acknowledges that a breach or threatened breach of this Section 7(l) would give rise to irreparable harm to Buyer, for which monetary damages may not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller or either Seller Principal or any of their Affiliates of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(vi)Seller and each Seller Principal agrees and acknowledges that the restrictions contained in this Section 7(l) are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement, and each Seller Principal, as the recipients of the Noncompete Consideration, has received full and fair consideration for such restrictions. In the event that any covenant contained in this Section 7(l) should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 7(l) and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
(m)Further Assurances. Following the Closing, each of the parties hereto shall and shall cause their respective Affiliates to execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. In addition, Seller shall take such actions as are necessary to ensure all the assets used in the Business, other than the Excluded Assets, are included in the Purchased Assets and to ensure that any obligations of Seller set forth in this Agreement are performed in full, including causing any Affiliate entities who own or have the right to use such Purchased Assets to join this Agreement by signing a counterpart signature page to this Agreement or executing a joinder agreement to this Agreement.
(n)Prorations and Credits.
(i)Taxes. Ad valorem Taxes on the Purchased Assets, including real and personal property Taxes and assessments, which have been paid for, or which are due and payable in, the Tax year in which the Closing occurs on or with respect to the Purchased Assets will be prorated between Seller and Buyer as of the 11:59 PM on the date prior to the Closing Date on the basis of the number of days of such Tax year included in the Pre-Closing Tax Period and the number of days of such Tax year included in the Post-Closing Tax Period. For the avoidance of doubt, property Taxes assessed in the Tax year in which the Closing occurs, but not due until the subsequent Tax year will be prorated as of 11:59 PM on the day prior to the Closing Date, and Seller will seek to accelerate the billing and collection of such Taxes. If the Tax rate or assessed valuation for the Tax year in which the Closing occurs is not established by the Closing Date, the proration of Taxes will be made upon the basis of the latest Tax rate applied to the latest assessed valuation and any adjustments required by reason of a change of rate or valuation will be made by a transfer of cash between Buyer and Seller within ten (10) days after the Tax rate or assessed valuation, as the case may be, for the Tax year in which the Closing occurs, is determined. The obligation to make such adjustment will survive the Closing. Seller will pay such ad valorem Taxes due and payable in or with respect to all Pre-Closing Tax Periods, and Buyer will pay such ad valorem Taxes due and payable with respect to all Post-Closing Tax Periods. Installments of special assessments relating to the Purchased Assets which have been paid for, or which are due and payable in, the Tax year in which the Closing occurs will be prorated between Buyer and Seller at Closing in the same manner as ad valorem Taxes. In the event statements are sent to Seller by any Governmental Authority, Seller will forward such statements to Buyer. Seller will pay such installments of special assessments due and payable in or with respect to all Pre-Closing Tax Periods, and Buyer will pay such installments of special assessments due and payable in with respect to all Post-Closing Tax Periods. Seller shall not be responsible for or entitled to any refunds resulting from or related to the exercise of any Tax Protest Rights. Seller agrees to cooperate with Buyer by executing such documents and providing to Buyer or the appropriate Governmental Authority such items as Buyer or such Governmental Authority may reasonably request to facilitate Buyer’s exercise of the Tax Protest Rights, provided that such cooperation entails no material cost or expense to Seller.

(ii)Purchase Deposits. At Closing, at Buyer’s election, either (1) Seller shall receive a credit towards the Purchase Price for all earnest money deposits and prepayments of the purchase price made under any Purchase Contract (“Purchase Deposits”) or (2) Buyer may replace such Purchase Deposits with the seller under any Purchase Contract at or prior to Closing, in which event Seller shall receive its Purchase Deposit back from such seller.
(iii)Sale Deposits. At Closing, at Buyer’s election, either (1) Buyer shall receive a credit against the Purchase Price for all construction deposits and prepayments of the purchase price received by Seller under any Sales Contract (“Sale Deposits”), or (2) Seller shall return, or cause the return of, the Sale Deposits, and Buyer shall collect new Sale Deposits from the applicable buyers.
(o)Transfer Taxes, Closing Costs. Buyer and Seller shall each be responsible for and pay at Closing one half of the following costs: (i) transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes (including any real property transfer Tax and any other similar Tax), (ii) deed recording fees, (iii) title insurance premiums incurred in connection with the transactions contemplated by this Agreement (including any real property transfer Tax and any other similar Tax), and (iv) escrow fees. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as reasonably necessary).
(p)Bulk Sales. Buyer and Seller each hereby waive compliance with the terms and conditions of any applicable bulk sales Law or similar Laws that may be applicable to the sale or transfer of the Purchased Assets.
(q)Sureties and Warranties. Buyer shall use commercially reasonable efforts to replace the Sureties and Warranties listed on Section 5(k)(xix) of the Disclosure Schedule for the Projects commonly known as Baird (but only with respect to Phase 3 of Baird), Retreat at Norman Farm, and Terravista (the “Replaced Sureties and Warranties”) at Closing, which may include depositing cash, a performance bond, or a letter of credit with the issuer of any letter of credit and negotiating a replacement letter of credit from the same issue. Seller shall cooperate with Buyer’s efforts to cause the replacement of the Replaced Sureties and Warranties with Sureties and Warranties provided by or on behalf of Buyer. Seller shall remain solely responsible and liable for performance of all obligations under, and all Liabilities that arise under or relate to, the Sureties and Warranties other than the Replaced Sureties and Warranties (collectively, the “Legacy Sureties and Warranties”), which Liabilities shall be Excluded Liabilities. Buyer shall cooperate in good faith with Seller’s efforts to obtain the timely release of the Legacy Sureties and Warranties, in compliance with the applicable Permits, Laws, and Contracts, including by making Buyer’s employees reasonably available to Seller during regular business hours for a period of one hundred eighty (180) days after Closing to assist with such efforts provided that Seller shall pay Buyer an amount equal to the proportionate share of such employee’s salary based on the share of time that each of Buyer’s employees spends on such efforts, payable within thirty (30) days after receipt of written request therefor and provided further that Buyer shall not be required to make any individual employee available for more than twenty-five percent (25%) of their working hours.

(r)Privileged Information. Seller shall use commercially reasonable efforts to remove all of the Privileged Information from Seller’s files, computer systems, servers, backup tapes or other media (collectively, “Computer Systems”) prior to Closing. From and after Closing, if Buyer discovers Privileged Information which has been clearly identified as “privileged and confidential” in the files or Computer Systems, it shall notify Seller and follow Seller’s reasonable instructions to transfer and/or delete the same at the expense of Seller.
(s)Access to Books and Records. Upon reasonable notice, Buyer shall afford Seller reasonable access during normal business hours to the books and records that are part of the Purchased Assets for purposes of preparing the required tax returns of Seller and for purposes of contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (1) any transaction contemplated under this Agreement or (2) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction prior to the Closing Date. Seller may make copies of any such books and records at their own expense. Buyer (or its successor) shall not dispose of any such books or records until January 1, 2027. Notwithstanding the foregoing, Buyer will not be obligated to provide Seller with access to any books or records where such access would violate applicable Law or would waive any attorney-client privilege of Buyer. In the event Seller requests access to the books and records that constitute Purchased Assets in accordance with this Section in connection with the preparation of their tax returns or a third-party dispute, and such books and records are protected by attorney-client privilege of Buyer or of Seller, the parties will confer and use commercially reasonable efforts to try to find a reasonable means of making such information available to such requesting party without waiving any applicable privileges.
(t)Cure of Seller Defaults Under Purchase Contracts and Sale Contracts. If Seller receives any notice of default under any Purchase Contract or Sale Contract, Seller shall deliver such notice to Buyer within two (2) days after receipt of the same, and in all events prior to expiration of any cure period. Buyer shall have the right, but not the obligation, at Seller’s sole cost and expense to cure any default of Seller under any Purchase Contract or Sale Contract, in which event Seller shall reimburse Buyer for all costs incurred to cure such default within five (5) Business Days after receipt of written request therefor accompanies by reasonable evidence of such costs. If Seller does make full payment of such amount to Buyer within such five (5) Business Day period, any amount payable to Buyer shall accrue interest from and including the last day of such five (5) Business Day period to, but excluding, the date full reimbursement is made to Buyer at a rate per annum equal to eighteen percent (18%) or the maximum legally permissible amount, if less than eighteen percent (18%). Such interest shall be calculated and compounded daily on the basis of a 365 day year and the actual number of days elapsed. If such costs (and interest, if any) are not reimbursed to Buyer prior to Closing, Buyer shall be entitled to a credit against the Purchase Price in the amount of such costs.

8.ACCOUNTS PAYABLE
(a)Accounts Payable Statement. This Section 8 shall not apply to Unrelated Accounts Payable, but such Unrelated Accounts Payable shall remain the sole liability and responsibility of Seller. Seller shall use commercially reasonable efforts to obtain invoices for all other Accounts Payable prior to Closing. Seller shall prepare a reasonably detailed, itemized statement of all Accounts Payable (the “Accounts Payable Statement”), which shall include an itemization of all Accounts Payable for which Seller has received an invoice as of the Closing Date (“Known Accounts Payable”), an itemized good faith estimate of all Accounts Payable for which Seller has not received an invoice, but which Seller reasonably expects to incur (“Estimated Accounts Payable”), and a calculation of the Accounts Payable Holdback Amount. Seller shall provide the Accounts Payable Statement to Buyer concurrently with the Funds Flow Statement.
(b)Actions at Closing. Seller shall pay all Known Accounts Payable at Closing out of the proceeds of the Purchase Price. The Accounts Payable Holdback Amount shall be withheld from the Purchase Price and deposited into an escrow account with the Title Company at Closing, to be held and released in accordance with this Section 8 and the escrow agreement attached hereto as Exhibit I (the “Accounts Payable Escrow Agreement”).
(c)Post-Closing Invoices. After Closing, Seller shall remain solely liable for all Accounts Payable. If, after Closing, Seller receives an invoice for any Accounts Payable, Seller shall forward such invoice to Buyer within five (5) days after Seller’s receipt of such invoice. Buyer shall pay or cause the payment of such invoice prior to the due date thereof. At Buyer’s option, Buyer may either (i) send written notice to the Title Company and Seller to request that the Title Company pay such invoice directly, in which event the Title Company shall pay such invoice and provide evidence of payment to Buyer and Seller, or (ii) in the event Buyer pays the invoice directly, send written notice to the Title Company and Seller to request reimbursement for such invoice, along with evidence of payment, in which event the Title Company shall release to Buyer an amount of the Accounts Payable Holdback Amount equal to the amount of the invoice.
(d)Accounts Payable Shortfall. If at any time, the Accounts Payable Holdback Amount is less than one hundred percent (100%) of the unpaid Estimated Accounts Payable (such deficit being the “Accounts Payable Shortfall”), based on either (i) the Accounts Payable paid after closing compared to the Estimated Accounts Payable on the Accounts Payable Statement, or (ii) Buyer’s reasonable expectation of increases to the amounts of the Estimated Accounts Payable on the Accounts Payable Statement based upon invoices received by Buyer, then Buyer shall send written notice of such Accounts Payable Shortfall to Seller and, within five (5) days after receipt of such notice, Seller shall deposit an additional amount equal to the Accounts Payable Shortfall with the Title Company to hold as part of the Accounts Payable Holdback Amount.

(e)Failure to Pay. If Seller fails to make the Accounts Payable Shortfall deposit, and such failure results in the Accounts Payable Holdback Amount being insufficient to pay or reimburse Buyer for any invoice for Accounts Payable, Buyer shall have the right, but not the obligation, to pay such invoice, in which event Seller shall reimburse Buyer for the amount of such invoice that was not paid or reimbursed out of the Accounts Payable Holdback Amount within five (5) Business Days after receipt of written notice requesting the same. If Seller does make full payment of such amount to Buyer within such five (5) Business Day period, any amount payable to Buyer shall accrue interest from and including the date that Seller was required to make the deposit of the Accounts Payable Shortfall to, but excluding, the date full reimbursement is made to Buyer at a rate per annum equal to eighteen percent (18%) or the maximum legally permissible amount, if less than eighteen percent (18%). Such interest shall be calculated and compounded daily on the basis of a 365 day year and the actual number of days elapsed.
(f)Payment of Holdback. On the date that is eighteen (18) months after the Closing Date, the Title Company shall release to Seller the Accounts Payable Holdback Amount remaining as of such date by wire transfer of immediately available funds, less the amount of any invoices for which Buyer has requested payment or reimbursement pursuant to this Section 8. If there remain any unused portions of the Accounts Payable Holdback Amount after resolution of such requests for payment or reimbursement, such unused portions of the Accounts Payable Holdback Amount shall be paid to Seller promptly following resolution of such requests.
9.INDEMNIFICATION
(a)Survival. The representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months after the Closing Date; provided, that the representations and warranties in Section 5(a) (Organization and Authority), Section 5(b) (Capitalization), Section 5(d) (No Conflicts; Consents), Section 5(j) (Title to Purchased Assets) (except with respect to Intellectual Property), Section 5(k)(i) (Title to Real Property), Section 5(t) (Employee Benefit Matters), Section 5(u)(v) (Taxes), Section 5(y) (Brokers), Section 6(a) (Organization and Authority of Buyer), Section 6(c) (No Conflicts; Consents) and Section 6(d) (Brokers), shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 60 days (collectively the “Fundamental Representations”). All covenants and agreements of the parties contained herein shall survive the Closing for the period explicitly specified therein or, if no such period is specified, for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 60 days. Any claim for fraud or intentional misrepresentation shall survive until the applicable statute of limitations of such claim, notwithstanding any survival limitations contained herein or any statutes of limitations applicable to claims brought under this Agreement generally. Notwithstanding all the foregoing limitations, any claim asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant survival period, and such claims shall survive until finally resolved.
(b)Indemnification by Seller. Subject to the other terms and conditions of this Section 9(b), Seller shall indemnify and defend Buyer and each of its respective Affiliates and Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for any and all Losses incurred or sustained by or imposed upon the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(i)any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;
(ii)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement (provided, however, that any Losses that are attributable to the circumstances described in both Section 9(b)(i) and this Section 9(b)(ii) shall be deemed to fall under only Section 9(b)(i) and not this Section 9(b)(ii));
(iii)any fraud or intentional misrepresentation by Seller in connection with this Agreement, any Transaction Document, or the transactions contemplated herein or therein;
(iv)any Excluded Asset or Excluded Liability; or
(v)any dispute among the Seller Members, Seller, or any of their Affiliates related to the transactions contemplated herein, or the actions of Seller upon which Buyer has relied.
(c)Indemnification by Buyer. Subject to the other terms and conditions of this Section 9(c), Buyer shall indemnify and defend the Seller and its Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for any and all Losses incurred or sustained by or imposed upon the Seller Indemnitees based upon, arising out of, with respect to or by reason of:
(i)any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;
(ii)any fraud or intentional misrepresentation by Buyer in connection with this Agreement, any Transaction Document, or the transactions contemplated herein or therein;
(iii)Buyer’s activities on the Owned Real Property and Contracted Real Property in performance of its Due Diligence Review; provided, however, that Buyer shall have no obligation to indemnify or defend any Seller Indemnitees with respect to any Losses arising out of or related to any pre-existing or latent defects or legal nonconformance at the Owned Real Property or Contracted Real Property, the discovery, displacement, or disturbance of Hazardous Materials not initially brought onto the Owned Real Property or Contracted Real Property by Buyer, any diminution in the value or marketability of the Purchased Assets or Business arising from, or related to, Buyer’s Due Diligence Review or activities on the Owned Real Property or Contracted Real Property, or matters discovered by during Buyer’s Due Diligence Review, or the acts or omissions of any of the Seller Indemnitees.
(d)Certain Limitations. The indemnification provided for in Section 9(b) and Section 9(c) shall be subject to the following limitations:

(i)Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 9(b)(i) until the aggregate amount of all Losses in respect of indemnification under Section 9(b)(i) exceeds an amount equal to one percent (1%) of the Premium (the “Basket”), in which event the Buyer Indemnitees shall be required to pay and be liable for all Losses up to the Basket and Seller shall be required to pay and be liable for all such Losses that equal or exceed the Basket; provided, however, that the aggregate amount of all Losses for which Seller shall be liable, in the aggregate, pursuant to Section 9(b)(i) shall not exceed Seven Hundred Fifty Thousand Dollars ($750,000) (the “Cap”). For the avoidance of doubt, the Cap does not include any Losses paid by Buyer up to the Basket.
(ii)Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 9(c)(i) until the aggregate amount of all Losses in respect of indemnification under Section 9(c)(i) exceeds the Basket, in which event the Seller Indemnitees shall be required to pay and be liable for all Losses up to the Basket and Buyer shall be required to pay and be liable for all such Losses that equal or exceed the Basket; provided, however, that the aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 9(c)(i) shall not exceed the Cap. For the avoidance of doubt, the Cap does not include any Losses paid by Seller up to the Basket.
(iii)Notwithstanding the foregoing, Section 9(d)(i) and Section 9(d)(ii) shall not apply to (i) Losses under Section 9(b)(i) or Section 9(c)(i) based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representations, Losses arising out of or related to any fraud or intentional misrepresentation, or any Losses under Section 9(b)(iii) and Section 9(c)(ii), and instead such Losses shall not in the aggregate with all other Losses under Section 9(b)(i) or Section 9(c)(i), as applicable, exceed an amount equal to the Purchase Price; or (ii) attorneys’ fees and costs.
(iv)For purposes of this Section 9 any inaccuracy in or breach of any representation or warranty shall be determined with respect to any materiality, Material Adverse Effect or other similar qualification, but once there is such inaccuracy or breach, the amount of any resulting Losses shall be calculated without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
(e)Indemnification Procedures. The party making a claim under this Section 9(e) is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Section 9 is referred to as the “Indemnifying Party.”
(i)Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party written notice thereof within thirty (30) days. The failure to give such written notice within such time period shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof, and shall include an estimate of the amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that Seller may not assume the defense of the Third-Party Claim if Buyer, in its reasonable discretion, determines that Buyer shall maintain the defense of such Third-Party Claim because the Third-Party Claim (1) is asserted directly by or on behalf of a Person that is a supplier of good or services to the Business, (2) could be expected to harm the brand or goodwill of the Business, or (3) seeks an injunction or other equitable relief against Buyer. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 9(e)(ii), pay, compromise and defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to any contractual confidentiality obligations) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(ii)Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9(e)(ii). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within fifteen (15) Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9(e)(i), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(iii)Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof, and shall include an estimate of the amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have agreed to such claim.
(f)Payments.
(i)The Indemnity Holdback Amount shall be withheld from the Purchase Price and deposited into an escrow account with the Title Company at Closing, to be held and released in accordance with this Section 9(f) and the escrow agreement attached hereto as Exhibit J (the “Indemnity Escrow Agreement”).
(ii)In the event Seller is the Indemnifying Party, once a Loss is agreed to or deemed to be agreed to by Seller or finally adjudicated to be payable pursuant to this Section 9(f), without limitation of any other remedies hereunder, such Losses shall be satisfied at the election of Buyer: (i) first, from the Indemnity Holdback Amount and (ii) once the Indemnity Holdback Amount is exhausted, from Seller (subject to the Cap), which amount shall be paid within five (5) Business Days of such agreement, deemed agreement, or final, non-appealable adjudication, by wire transfer of immediately available funds. For the Losses to be satisfied from the Indemnity Holdback Amount, Buyer shall send written notice thereof to the Title Company and the Title Company shall release an amount of the Indemnity Holdback Amount equal to the amount of the Losses described in such notice from Buyer.
(iii)In the event Buyer is the Indemnifying Party, once a Loss is agreed or deemed to have been agreed to by Buyer or finally adjudicated to be payable pursuant to this Section 9(f), Buyer shall satisfy its obligations (subject to the Cap) within five (5) Business Days of such agreement, deemed agreement, or final, non-appealable adjudication by wire transfer of immediately available funds.
(iv)The parties hereto agree that should a Buyer Indemnitee elect to recover the agreed-upon or finally adjudicated Loss under Section 9(f)(i) and the Indemnifying Party does not make full payment of any obligations pursuant to Section 9(f)(i) within such five (5) Business Day period, any amount payable shall accrue interest from and including the date of agreement or deemed agreement of the Indemnifying Party or final, non-appealable adjudication to, but excluding, the date such payment is made at a rate per annum equal to eighteen percent (18%) or the maximum legally permissible amount, if less than eighteen percent (18%). Such interest shall be calculated and compounded daily on the basis of a 365-day year and the actual number of days elapsed.

(g)Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
(h)Effect of Investigation. The representations, warranties, and covenants of the Indemnifying Party and the Indemnified Party’s right to indemnification with respect thereto shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives should have known that any such representation or warranty is, was, or might be inaccurate.
(i)Exclusive Remedies. Subject to Section 12(i), the parties acknowledge and agree that from and after the Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity, or intentional misrepresentation on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement, or obligation set forth in this Agreement shall be pursuant to the indemnification provisions set forth in this Section 9. Nothing in this Section 9(i) shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraud, criminal activity, or intentional misrepresentation.
(j)Payment of Holdback. On the date that is six (6) months after the Closing Date, the Title Company shall release to Seller an amount equal to half of the Indemnity Holdback Amount remaining as of such date by wire transfer of immediately available funds, less the amount of any then-pending or unresolved claims for Losses asserted pursuant to this Section 9, and on the date that is twelve (12) months after the Closing Date, the Title Company shall release to Seller the Indemnity Holdback Amount remaining as of such date by wire transfer of immediately available funds, less the amount of any then-pending or unresolved claims for Losses asserted pursuant to this Section 9. If there remain any unused portions of the Indemnity Holdback Amount after resolution of such pending or unresolved claims for Losses, such unused portions of the Indemnity Holdback Amount shall promptly be paid to Seller promptly following resolution of such claims.
10.WARRANTY HOLDBACK AMOUNT
(a)Warranty Holdback Amount. The Warranty Holdback Amount shall be withheld from the Purchase Price and deposited into an escrow account with the Title Company at Closing, to be held and released in accordance with this Section 10 and the escrow agreement attached hereto as Exhibit K (the “Warranty Escrow Agreement”).
(b)Warranty Claims; Warranty Work. Seller shall remain solely liable for the payment and performance of, and Buyer shall have no responsibility for or obligation to pay or perform, the Pre-Closing Warranty Obligations or any Liability related thereto, except as expressly provided in this Section 10(b). In the event that any party this Agreement receives any notice alleging any matter that would give rise to any of the Pre-Closing Warranty Obligations (a “Warranty Claim”), the receiving party shall send written notice to the other parties of the same within five (5) days after receipt of the Warranty Claim, which notice shall include the original notice from the claimant (collectively, a “Warranty Claim Notice”). If Seller receives a

Warranty Claim or Warranty Claim Notice, Seller may elect, by written notice delivered to Buyer within five (5) days after receipt of the Warranty Claim or Warranty Claim Notice (the “Warranty Election Notice”), to either (i) pay such amounts or perform such work as is necessary to cure the matter giving rise to the Warranty Claim (“Warranty Work”) or (ii) request that Buyer complete such Warranty Work, in which event Buyer shall perform the Warranty Work. If Seller elects option (i) in the Warranty Election Notice, Buyer shall have the right to elect to perform the Warranty Work by sending written notice to Seller within five (5) days after receipt of the Warranty Election Notice. Regardless of which party performs the Warranty Work, all Warranty Work shall be at the sole expense of Seller. All Warranty Work shall be promptly commenced after determination of the party performing such work, and diligently pursued to completion, lien-free, and in compliance with all Laws, Permits, and Contracts. If Buyer performs any Warranty Work, it shall perform such Warranty Work in a manner consistent with Buyer’s past practices for similar warranty work, including the evaluation of the Warranty Claim.

(c)Payments. If Buyer suffers any Losses in response to any Warranty Claim, including any Losses with respect to investigation of any Warranty Claim or payment or performance of any Warranty Work, without limitation of any other remedies hereunder, such Losses shall be satisfied at the election of Buyer: (1) first, from the Warranty Holdback Amount, and (2) once the Warranty Holdback Amount is exhausted, from Seller, which amount shall be paid within five (5) Business Days after Buyer’s delivery of written request therefor, accompanied by reasonably detailed evidence of such Losses, by wire transfer of immediately available funds. For the Losses to be satisfied from the Warranty Holdback Amount, Buyer shall send written notice thereof to the Title Company and the Title Company shall release an amount of the Warranty Holdback Amount equal to the amount of the Losses described in such notice from Buyer. Within five (5) Business Days after any release from the Warranty Holdback Amount, Seller shall deposit funds with the Title Company in an amount equal to those released. The parties hereto agree that should Buyer elect to recover the Losses under option (2) above, and Seller does not make full payment of the requested amount within such five (5) Business Day period, any amount payable shall accrue interest from and including the date of such request to, but excluding, the date such payment is made at a rate per annum equal to eighteen percent (18%) or the maximum legally permissible amount, if less than eighteen percent (18%). Such interest shall be calculated and compounded daily on the basis of a 365-day year and the actual number of days elapsed.
(d)Tax Treatment of Warranty Claims Payments. All payments made under this Section 10 shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
(e)Effect of Investigation. The representations, warranties, and covenants of Seller and Buyer’s rights under this Section 10 shall not be affected or deemed waived by reason of any investigation made by or on behalf of Buyer (including by any of its Representatives) or by reason of the fact that Buyer or any of its Representatives knew or should have known that any representation or warranty of Seller is, was, or might be inaccurate.
(f)Reductions and Payment of Holdback or Letter of Credit. The Warranty Holdback Amount shall be reduced by the following amounts upon the following deadlines:

(i)By 25% on the date that is six (6) months after the Closing Date;
(ii)By 25% on the date that is nine (9) months after the Closing Date;
(iii)By 25% on the date that is twelve (12) months after the Closing Date; and
(iv)By 25% on the date that is fifteen (15) months after the Closing Date;
provided however, that in no event shall the Warranty Holdback Amount be reduced to an amount less than the sum of the amount of any then-pending or unresolved Warranty Claims plus the amount of any Losses for which Buyer has requested reimbursement and not yet received payment pursuant to this Section 10. Upon the reduction of the Warranty Holdback Amount, the Title Company shall release to Seller the applicable amount by wire transfer of immediately available funds. If there remain any unused portions of the Warranty Holdback Amount after resolution or payment of such pending or unresolved Warranty Claims or Losses, such unused portions of the Warranty Holdback Amount shall be paid to Seller promptly following resolution of such claims or payment of such Losses.
(g)Integration with Indemnification Obligations. If any party receives a Warranty Claim, which Warranty Claim would also give rise to any obligations under Section 9, then (i) to the extent such Warranty Claim relates to any legal Action, defense, or settlement, any Losses attributable to such legal Action, defense, or settlement, and coordination of all activities related thereto, shall be handled in accordance with Section 9, and (ii) to the extent such Warranty Claim will require Warranty Work, the Warranty Work shall be handled in accordance with this Section 10.
11.DEFAULT.
(a)Termination. This Agreement may be terminated at any time prior to the Closing:
(i)by the mutual written consent of Seller and Buyer;
(ii)by Buyer by written notice to Seller if:
(1)Buyer exercises its right to terminate in accordance with Section 3(d);
(2)Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Seller pursuant to this Agreement (including any breach or inaccuracy of a representation or warranty identified in a supplement or amendment to the Disclosure Schedule, as provided under Section 7(d)), that would reasonably give rise to the failure of any of the Closing Conditions, and such breach, inaccuracy or failure has not been cured by such Seller within ten (10) days of Seller’s receipt of written notice of such breach from Buyer; or
(3)any of the conditions set forth in Section 4(c) or Section 4(d) shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled on or before Closing, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(iii)by Seller, by written notice to Buyer if:
(1)Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would reasonably give rise to the failure of any of the Closing Conditions, and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Seller;
(2)any of the conditions set forth in Section 4(c) or Section 4(e) shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled on or before Closing, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(iv)by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.
(b)Effect of Termination. In the event of the termination of this Agreement in accordance with this Section 11, this Agreement shall forthwith become void, and there shall be no Liability on the part of any party hereto, except as set forth in this Section 11 and Section 12 hereof, and nothing herein shall relieve any party hereto from Liability for any breach of any provision hereof or fraud or intentional misrepresentations.
(c)Buyer Break-Up Fee.
(i)If Buyer terminates this Agreement for any reason other than For Cause, or if Seller terminates this Agreement For Cause, Buyer shall pay to Seller six hundred thousand dollars ($600,000) (the “Buyer Break-Up Fee”) within five (5) Business Days after the effective date of such termination, which obligation shall survive termination. BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO ESTABLISH SELLER’S DAMAGES BY REASON OF TERMINATION OF THIS AGREEMENT BY BUYER OTHER THAN FOR CAUSE OR BY SELLER FOR CAUSE. ACCORDINGLY, BUYER AND SELLER AGREE THAT IS REASONABLE AT SUCH TIME TO AWARD THE BUYER BREAK-UP FEE TO SELLER AS “LIQUIDATED DAMAGES” AND THAT THE AMOUNT OF THE BUYER BREAK-UP FEE IS A FAIR AND REASONABLE ESTIMATE OF THE TOTAL DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT OF BUYER’S TERMINATION OF THIS AGREEMENT OTHER THAN FOR CAUSE OR SELLER’S TERMINATION OF THIS AGREEMENT FOR CAUSE. SELLER IRREVOCABLY WAIVES AND RELEASES THE RIGHT TO SEEK OR OBTAIN ANY OTHER LEGAL OR EQUITABLE REMEDIES, INCLUDING THE REMEDIES OF DAMAGES AND SPECIFIC PERFORMANCE, FOR BUYER’S TERMINATION OF THIS AGREEMENT OTHER THAN FOR CAUSE OR SELLER’S TERMINATION OF THIS AGREEMENT FOR

CAUSE. SELLER AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION AND AGREE TO BE BOUND BY ITS TERMS.

(ii)As security for Buyer’s obligation to pay the Buyer Break-Up Fee, Buyer shall deposit with the Title Company a letter of credit issued by HomeAmerican Mortgage Corporation, which is an Affiliate of Buyer, or, at Buyer’s option, by a bank or savings and loan association chosen by Buyer and reasonably satisfactory to Seller, in the amount of the Buyer Break-Up Fee, and that names the Title Company as the beneficiary (the “Break-Up Fee Letter of Credit”). The Break-Up Fee Letter of Credit shall be held and administered by the Title Company in accordance with the provisions of this Agreement, shall have an expiration date not earlier than twelve (12) months from the date of issuance, and shall provide for automatic extensions of its expiration date unless the issuer delivers notice not less than sixty (60) days prior to the expiration date that the Break-Up Fee Letter of Credit will not be renewed. Any such notice shall be delivered to the Title Company as the beneficiary under the Letter of Credit, and the Title Company shall provide a copy of the notice to Purchaser and Seller within one (1) Business Day after receiving such notice.
(iii)The Break-Up Fee Letter of Credit shall provide that draws may be made by the Title Company only upon presentation of the Break-Up Fee Letter of Credit together with the following:
(1)Either:
a.Seller’s affidavit (which shall be delivered concurrently to Buyer) that (A) the Buyer Break-Up Fee is due pursuant to this Agreement along with a reasonably detailed explanation of the circumstances entitling Seller to payment of the Buyer Break-Up Fee, (B) Buyer has failed to pay the Buyer Break-Up Fee after receipt of written request therefor and application and expiration of all applicable notice and cure periods provided in this Agreement, (C) Seller is not in default (or taken or failed to take any action that with notice or the passage of time would constitute a default) under this Agreement, and (D) therefore, Title Company is entitled to draw under the Break-Up Fee Letter of Credit.
OR
b.The Title Company’s affidavit that: (A) the Title Company received notice of non-extension of the Break-Up Fee Letter of Credit from the issuer thereof; (B) the Title Company provided Buyer with a copy of the aforesaid non-extension notice within one (1) Business Day after the Title Company’s receipt of the same from the issuer and, after Buyer’s receipt of such notice from the Title Company, the Break-Up Fee Letter of Credit was not extended or replaced with cash or a substitute letter of credit from a bank or savings and loan association chosen by Buyer and reasonably satisfactory to Seller; (C) the Break-Up Fee Letter of Credit is due to expire within thirty (30) days; and (D) therefore, The Title Company is entitled to draw under the Letter of Credit;

AND
(2)The Title Company’s affidavit that the Title Company provided Buyer, no earlier than the Title Company’ receipt of Seller’s affidavit described in Section 11(c)(iii)(1)a above, or no earlier than thirty (30) days prior to the expiration of the Letter of Credit under the circumstances described in Section 11(c)(iii)(1)b above, as applicable, with written notice of the Title Company’s intention to draw under the Break-Up Fee Letter of Credit, and Buyer failed to replace the Break-Up Fee Letter of Credit with cash within three (3) Business Days after Buyer’s receipt of such notice from the Title Company.
(iv)Notwithstanding anything to the contrary in this Agreement, and as provided for in Section 11(c)(iii)(2) above, if the Title Company receives Seller’s affidavit as described in Section 11(c)(iii)(1)a above and the Title Company intends to draw under the Break-Up Fee Letter of Credit, or if the Title Company determines that all of the conditions described in Section 11(c)(iii)(1)b above exist and the Title Company intends to draw under the Break-Up Fee Letter of Credit, the Title Company shall not be permitted to present and draw under the Break-Up Fee Letter of Credit unless the Title Company has first provided Buyer with written notice of the Title Company’s intention to draw under the Break-Up Fee Letter of Credit (which notice shall be accompanied by a copy of Seller’s or the Title Company’s affidavit as described in Section 11(c)(iii)(1)a or Section 11(c)(iii)(1)b above, as applicable), and Buyer has not replaced the Break-Up Fee Letter of Credit with cash within three (3) Business Days after Buyer’s receipt of such notice from the Title Company (the “Cash Substitution Period”). If Buyer fails to timely replace the Break-Up Fee Letter of Credit with cash prior to the expiration of the Cash Substitution Period, then the Title Company shall be permitted to draw under the Break-Up Fee Letter of Credit upon presentation of same to the issuer together with the affidavits required in Section 11(c)(iii)(1) and Section 11(c)(iii)(2) above. If Buyer timely replaces the Break-Up Fee Letter of Credit with cash during the Cash Substitution Period or at any earlier time, the Title Company shall return the Break-Up Fee Letter of Credit to Buyer or the issuer.
(v)In the event of a partial draw under the Break-Up Fee Letter of Credit or conversion of a portion of the Break-Up Fee Letter of Credit to cash, a reduction certificate shall be executed and forwarded to the issuer for an amount equal to the partial draw or amount of cash deposited. With respect to a full draw on the Break-Up Fee Letter of Credit or conversion of the entire Break-Up Fee Letter of Credit to cash, the original Break-Up Fee Letter of Credit shall be returned to the issuer with the draw request or returned to the issuer upon deposit of cash. Any cash held by the Title Company shall, at Buyer’s option, be held by the Title Company in an interest-bearing account reasonably acceptable to Seller and Buyer at a bank or other financial institute reasonably acceptable to Seller and Buyer unless otherwise directed by Seller and Buyer, and all accrued interest on such monies shall be for the sole benefit of, and shall be payable to, Buyer.
(vi)If required by the Title Company, Buyer and Seller agree to execute commercially reasonable escrow instructions with the Title Company regarding the holding and release of the Break-Up Fee Letter of Credit.
(d)Seller Break-Up Fee. If Seller terminates this Agreement for any reason other than For Cause, or if Buyer terminates this Agreement For Cause, Seller shall pay to Buyer two hundred thousand dollars ($200,000) (the “Seller Break-Up Fee”) within five (5) Business Days after the effective date of such termination, which obligation shall survive termination. BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO ESTABLISH BUYER’S DAMAGES BY REASON OF TERMINATION OF THIS AGREEMENT BY SELLER OTHER THAN FOR CAUSE OR BY BUYER FOR CAUSE. ACCORDINGLY, BUYER AND SELLER AGREE THAT IS

REASONABLE AT SUCH TIME TO AWARD THE SELLER BREAK-UP FEE TO BUYER AS “LIQUIDATED DAMAGES” AND THAT THE AMOUNT OF THE SELLER BREAK-UP FEE IS A FAIR AND REASONABLE ESTIMATE OF THE TOTAL DETRIMENT THAT BUYER WOULD SUFFER IN THE EVENT OF SELLER’S TERMINATION OF THIS AGREEMENT OTHER THAN FOR CAUSE OR BUYER’S TERMINATION OF THIS AGREEMENT FOR CAUSE. BUYER IRREVOCABLY WAIVES AND RELEASES THE RIGHT TO SEEK OR OBTAIN ANY OTHER LEGAL OR EQUITABLE REMEDIES, INCLUDING THE REMEDIES OF DAMAGES AND SPECIFIC PERFORMANCE, FOR SELLER’S TERMINATION OF THIS AGREEMENT OTHER THAN FOR CAUSE OR BUYER’S TERMINATION OF THIS AGREEMENT FOR CAUSE. SELLER AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION AND AGREE TO BE BOUND BY ITS TERMS.

(e)“For Cause” means (i) a termination of this Agreement by Buyer due to Seller’s failure to perform or comply with any covenant or agreement of Seller under this Agreement, or (ii) a termination of this Agreement by Seller due to Buyer’s failure to perform or comply with any covenant or agreement of Buyer this Agreement.
(f)Specific Performance. If Seller fails to perform or comply with any covenant or agreement of Seller under this Agreement, and such failure has not been cured by Seller within ten (10) days of Seller’s receipt of written notice of such failure from Buyer, if Buyer does not terminate this Agreement as provided above, then in addition to all other rights and remedies in this Agreement, at law, and in equity, Buyer shall have the right to pursue an action for specific performance, including specific performance of Seller’s obligations to sell the Purchased Assets to Buyer, without necessity of proving imminent or irreparable harm or posting a bond or other surety.
12.MISCELLANEOUS
(a)Expenses. Except as otherwise expressly provided in Section 7(o), all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
(b)Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this (b)):

If to Seller:	The Jones Company of Tennessee, L.L.C. 16141 Swingley Ridge Road, Suite 109 Chesterfield, MO 63017 Attn: Kenneth Stricker Email: kstricker@consort-homes.com
with a copy (which shall not constitute notice) to:	Williams Parker 200 South Orange Avenue Sarasota, FL 34234 Attn: E. John Wagner II Email: jwagner@williamsparker.com
If to Buyer:	Richmond American Homes of Tennessee, Inc. c/o M.D.C. Holdings, Inc. 4350 S Monaco Street Denver, CO 80237 Attn: Rebecca Givens Email: rebecca.givens@mdch.com with a copy (which shall not constitute notice) to:
Brownstein Hyatt Farber Schreck, LLP
410 17th Street, Suite 2200
Denver, CO 80202-4432
Attn: Robert Kaufmann
Email: rkaufmann@bhfs.com

Richmond American Homes of Tennessee, Inc.
c/o M.D.C. Holdings, Inc.
4350 S Monaco Street
Denver, CO 80237
Attn: Rick Thomas
Email: Rick.Thomas@mdch.com

Richmond American Homes of Tennessee, Inc.
c/o M.D.C. Holdings, Inc.
4350 S Monaco Street
Denver, CO 80237
Attn: Paul Evans
Email: Paul.Evans@mdch.com

Richmond American Homes of Tennessee, Inc.
c/o M.D.C. Holdings, Inc.
4350 S Monaco Street
Denver, CO 80237
Attn: Jack Gallagher
Email: Jack.Gallagher@mdch.com

(c)Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
(d)Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, or the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedule), the statements in the body of this Agreement will control, except as provided in Section 2(k) with respect to Addendum A.
(e)Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or delegate its obligations hereunder without the prior written consent of the other parties, provided, however, that, Buyer may assign (i) any and all rights and delegate any obligations under this Agreement to any Affiliate and (ii) this Agreement solely with respect to the Contested Project as specified in Addendum A.
(f)No Third-Party Beneficiaries. Except as provided in Section 8, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns; and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(g)Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by Buyer and Seller. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise or delay in exercising any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.
(h)Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(i)The terms and conditions of this Agreement with respect to the sale and transfer of real property shall be shall be governed by and construed in accordance with the internal laws of the State of Tennessee without giving effect to any choice or conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction) and all other terms and conditions of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
(ii)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(h).
(i)Dispute Resolution. If a Dispute arises, the parties to the Dispute shall follow the procedures specified in this Section 12(i).
(i)A meeting shall be held in or near Nashville, Tennessee promptly between the parties to the Dispute but, in any event, within thirty (30) days of written request therefor by either party, personally attended by individuals with decision-making authority regarding the Dispute, to attempt in good faith to negotiate a resolution of the Dispute.
(ii)If within thirty (30) days after such meeting the parties to the Dispute have not succeeded in negotiating a resolution of the Dispute, they shall submit the matter to non-binding mediation in Nashville, Tennessee, before a single mediator jointly selected by the parties to the Dispute. If the parties cannot agree on a mediator, the mediator shall be selected by J.A.M.S. Each party shall participate in the mediation and attempt in good faith to resolve the Dispute through mediation. In connection with the mediation, the parties shall observe the following rules:
(1)The parties must at all times maintain confidentiality about any matter arising in the mediation, except to the extent that the matter is already public, or to the extent agreed between the parties, or as required by law.
(2)All discussion and negotiation during the mediation is on a privileged, “without prejudice” basis subject to Federal Rule of Evidence 408 and any state or local equivalent, except to the extent that the parties waive privilege in whole or in part by agreement.

(3)A party to the mediation must not: (A) refer in any subsequent proceeding to any such privileged discussions and negotiations (or require the mediator to do so); (B) have access to any of the mediator’s notes; or (C) call the mediator as a witness in any proceedings.
(iii)If the Dispute is not entirely resolved by mediation, any party to the Dispute shall have thirty (30) days from the date of mediation to submit all unresolved claims to binding arbitration in Nashville, Tennessee before a single arbitrator selected by J.A.M.S. and conducted in accordance with applicable J.A.M.S. rules (to the extent not inconsistent with this Agreement). If a party does not submit written notice to J.A.M.S. requesting arbitration pursuant to this Section within such thirty (30) day period (with copies to all other parties to the Dispute), such party shall be deemed to have waived all unresolved claims associated with the Dispute.
(iv)Each party to a Dispute shall be responsible for its own expenses incurred in resolving such Dispute. Any expenses attributable to more than one party to a Dispute, including the costs of a mediator and other costs of the mediation, shall be shared equally.
(v)The Dispute provisions in this Section 12(i) shall not apply to any claim where relief of an equitable nature may be sought through the courts (it being understood that only the equitable relief portion of the claim may be sought through the courts), including under Section 7(l).
(j)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. The parties acknowledge that, other than as required by the Title Company, a signature may be provided electronically using DocuSign or any nationally recognized electronic signature provider in compliance with the Electronic Signatures in Global and National Commerce Act.
(k)Disclosure Schedule. The Disclosure Schedule is arranged in sections corresponding to the sections contained in this Agreement, and the disclosures in any section of this Disclosure Schedule shall not only qualify the corresponding section of the Agreement, but shall also qualify the representations and warranties in any other section of the Agreement to the extent that the applicability to such section is identified by appropriate cross reference. If a matter is disclosed in one section of the Disclosure Schedule, but not disclosed in another section of the Disclosure Schedule where it should have also been properly disclosed, it shall be deemed to have been properly disclosed in both sections of the Disclosure Schedule, but only if Buyer, acting reasonably, should have clearly ascertained (by a review of the disclosed matter on its face) that the disclosed matter should also have been disclosed under the applicable section(s) of the Disclosure Schedule. Descriptive headings in the Disclosure Schedule are inserted for convenience only and do not affect in any way the meaning or interpretation of the Disclosure Schedule. Capitalized terms not defined therein have the meanings ascribed to them in this Agreement.
(l)Attorneys’ Fees. In the event of litigation or arbitration arising out of or related to this Agreement, the non-prevailing party shall, in addition to all other relief granted or awarded by the court or arbitrator, pay the prevailing party’s reasonable attorneys’ fees, charges, and disbursements (including those of in-house counsel), and expert witnesses fees and all other costs, incurred by reason of such action or arbitration, and those incurred in preparation thereof at both the trial or arbitration and appellate levels, and those incurred relative to the dispute giving rise to the subject action or arbitration.

(m)Non-Binding. No party shall have any legal rights or obligations with respect to any other party, and no party should take any action or fail to take any action in detrimental reliance, until this Agreement is executed by Buyer and Seller.
(n)Time of the Essence. Time is of the essence of this Agreement. If any deadline falls on a day that is not a Business Day, such deadline will be extended to the next day that is a Business Day.
(o)Limitation on Liability. Under no circumstances shall any present or future manager, director, officer, shareholder, owner, partner, or member of Buyer have any liability for the performance of Buyer’s obligations under this Agreement.
(p)No Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT AS REQUIRED TO SATISFY THE INDEMNIFICATION OBLIGATIONS EXPRESSLY SETH FORTH IN THIS AGREEMENT, UNDER NO CIRCUMSTANCES MAY ANY PARTY SEEK OR BE ENTITLED TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE, OR INCIDENTAL DAMAGES, ALL OF WHICH EACH PARTY SPECIFICALLY WAIVES, FROM EACH OTHER PARTY FOR ANY BREACH BY ANY PARTY OF ITS COVENANTS OR ITS OBLIGATIONS UNDER THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

Richmond American Homes of Tennessee, Inc.,
a Colorado corporation
By: /s/ Jack Gallagher
Name:    Jack Gallagher
Title: President

SELLER:

The Jones Company of Tennessee, L.L.C.,
a Missouri limited liability company
By: /s/ Kenneth P. Stricker
Name:    Kenneth P. Stricker
Title: President

    [Signature Page to Asset Purchase Agreement]

JOINDER OF ASSET PURCHASE AGREEMENT
By execution of this Joinder of Asset Purchase Agreement, in consideration of the mutual covenants and agreements set forth in the Asset Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the below undersigned jointly and severally acknowledges and agrees:
a)that the undersigned has received a copy of the Asset Purchase Agreement, has read and understands the Asset Purchase Agreement in its entirety, has discussed the Asset Purchase Agreement with legal counsel and other advisors, and that the sale of the Purchased Assets provides a material benefit to the undersigned, including payment of the Noncompete Consideration;
b)to join in, be bound by, and comply with the terms and conditions of Section 7(l) of the Asset Purchase Agreement, which is specifically applicable to the undersigned; and
c)that, to the undersigned’s actual knowledge, the representations and warranties of Seller in the Asset Purchase Agreement are true and correct as of the date made and as of the Closing Date.

By: /s/ Howard Chilcutt
    Howard Chilcutt, an individual

Date: April 21, 2022

By: /s/ Kenneth Stricker
    Kenneth Stricker, an individual

Date: April 21, 2022
    Joinder to Asset Purchase Agreement - 1

EXHIBIT A
DEFINITIONS
“Accounts Payable” has the meaning set forth in Section 2(d)(ii).
“Accounts Payable Holdback Amount” means an amount equal to one hundred percent (100%) of the Estimated Accounts Payable, less, at any given date, the aggregate amount of Accounts Payable paid out of such amount pursuant to Section 8.
“Action” means any claim, charge, complaint, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Active Development Project” means any portion of Owned Real Property or Contracted Real Property for which (a) no Final Plat has been completed and recorded as to any phase or portion; and (b) Seller or the seller under the Contract is actively working and incurring costs (i) to obtain construction, land use, and subdivision approvals from applicable Governmental Authorities for the completion of Infrastructure Work, the completion and recording of a Final Plat, and the creation of Finished Lots; and (ii) to complete all Infrastructure Work, to complete and record a Final Plat, and to create Finished Lots. All Owned Real Property or Contracted Real Property that is not a Land Banked Project or a Platted Project is an Active Development Project.
“Acquisition Proposal” has the meaning set forth in Section 7(c).
“Affiliate” of a Person means any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
“Agreement” has the meaning set forth in the Preamble.
“Allocations” has the meaning set forth in Section 2(f)(iii).
“Allocation Schedule” has the meaning set forth in Section 2(h).
“Assigned Contracts” has the meaning set forth in Section 2(a)(iii).
“Assignment Agreements” has the meaning set forth in Section 4(b)(i)(8).
“Assignment and Assumption of Contracts” has the meaning set forth in Section 4(b)(i)(6).
“Assignment and Assumption of Intellectual Property” has the meaning set forth in Section 4(b)(i)(8).
“Assignment and Assumption of Purchase Contract” has the meaning set forth in Section 4(b)(i)(3)b.
“Assignment and Assumption of Sale Contract” has the meaning set forth in Section 4(b)(i)(4).
    Ex. A - 1

“Assumed Liabilities” has the meaning set forth in Section 2(c).
“Audited Financial Statements” has the meaning set forth in Section 5(e)(i).
“Balance Sheet” has the meaning set forth in Section 5(e)(iii).
“Balance Sheet Date” has the meaning set forth in Section 5(e)(iii).
“Basket” has the meaning set forth in Section 9(d)(i).
“Benefit Plan” means any pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, commission, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit, perquisite, and other similar agreement, plan, policy, program or arrangement, in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, or any employment, consulting or personal services contract, whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (a) sponsored, maintained, contributed to or required to be contributed to by Seller or any ERISA Affiliate (or to which Seller or any ERISA Affiliate is a party); (b) covering or benefiting any current or former director, manager, officer, employee, agent, or independent contractor of Seller (or any dependent or beneficiary of any such individual); or (c) with respect to which Seller has (or could have) any Liability, or with respect to which Buyer, Seller or any of their Affiliates would reasonably be expected to have any Liability, contingent or otherwise.
“Bill of Sale” has the meaning set forth in Section 4(b)(i)(5).
“Business” has the meaning set forth in the Recitals.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Nashville, Tennessee, are authorized or required by Law to be closed for business.
“Business Intellectual Property” means all Intellectual Property that is owned by or licensed exclusively to Seller, including the trademark and trade name “The Jones Company” and variations thereof, and all rights associated therewith.
“Business IP Registrations” means all Business Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.
“Business Permits” means collectively, the Permits required to be listed in Section 5(r)(ii) of the Disclosure Schedule, including all Real Property Permits and Environmental Permits.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Closing Certificate” means an omnibus certificate in form and substance reasonably satisfactory to Seller, dated as of the Closing Date and signed by Buyer and a duly authorized officer of Buyer, that each of the conditions set forth in Section 4(c) and Section 4(e) has been satisfied.
“Buyer Closing Deliverables” has the meaning set forth in Section 4(b)(ii)
Ex. A - 2

“Buyer Indemnitees” has the meaning set forth in Section 9(b).
“Cap” has the meaning set forth in Section 9(d)(i).
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended, along with any other guidance published with respect thereto by any Governmental Authority.
“CARES Act Loans” has the meaning set forth in Section 5(n)(i).
“CC&Rs” has the meaning set forth in Section 5(k)(xviii).
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.
“Closing” has the meaning set forth in Section 4(a).
“Closing Bonuses” means any payment payable by Seller to any Employee, independent contractor, officer, director, vendor, agent or Representative of Seller as a result of or in connection with the transactions contemplated by this Agreement.
“Closing Conditions” means the closing conditions set forth in Sections 4(c), 4(d), and 4(e).
“Closing Date” has the meaning set forth in Section 4(a).
“Closing Deliverables” has the meaning set forth in Section 4(b)(ii).
“Closing Payment Amount” has the meaning set forth in Section 2(f)(v)(2).
“Closing Title Policies” has the meaning set forth in Section 4(b)(i)(2)b.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, which is codified at Part 6 of Subtitle I of ERISA and Section §4980B et seq. of the Code and the regulations promulgated thereunder, or applicable state law of similar intent.
“Code” means the Internal Revenue Code of 1986, as amended.
“Contracted Real Property” means each and every Parcel that is the subject of a Purchase Contract. Projects under the heading “under contract/pending” and designated code “a” followed by a number on the Master Spreadsheet are Contracted Real Property as of the Balance Sheet Date.
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, letters of intent, options, rights of first negotiation, rights of first refusal, indentures, joint ventures, and all other agreements, commitments, and legally binding arrangements, as the same may have been or are hereafter amended, supplemented, reinstated, or otherwise modified.
“Copier Lease” means the Copy Agreement, dated January 19, 2021, by and between Seller, as lessee, and RJ Young Company, LLC, as lessor.
“Credit Facilities” has the meaning set forth in Section 5(n)(i).
Ex. A - 3

“Data Site” means that online data site in the folders (1) Project Juliet VDR - MASTER Internal - MDC Holdings hosted by Box.com at URL https://app.box.com/s/l1cn2w7guimn967vgb8zyf2lpt0it86c, including all subfolders and (2) Jones Land Information Upload – Audit hosted by Box.com at URL https://app.box.com/s/47krhyb4extq2wpiokyr2crzfa4kl6si, including all subfolders.
“Deed” has the meaning set forth in Section 4(b)(i)(2)a.
“Design Studio Lease” means the Lease Agreement, dated December 30, 2015, by and between Seller, as lessee, and Moores Crossing Partners, as lessor, as amended by the First Amendment to Lease, dated September 24, 2018, and as further amendment by the Second Amendment to Lease, dated June 24, 2021.
“Direct Claim” has the meaning set forth in Section 9(e)(iii).
“Disclosure Schedule” means the schedule attached to this Agreement entitled the “Disclosure Schedule,” including all subsections, whether delivered by Seller concurrently with the execution and delivery of this Agreement or thereafter in accordance with Section 3(g).
“Dispute” means any dispute or disagreement between or among any of Buyer, on one hand, and Seller, on the other hand, arising out of or based upon this Agreement or the transactions contemplated hereby or thereby.
“Dollars” or “$” means the lawful currency of the United States.
“Due Diligence Materials” means, to the extent related to the Business, Purchased Assets, or Assumed Liabilities and in the possession or reasonable control of Seller, all Purchase Contracts; Sale Contracts; other Contracts; documents executed for the closing of all Purchase Contracts and Sale Contracts; form closing documents that have been negotiated for the closing of all Purchase Contracts and Sale Contracts that have not closed by Closing; Property Condition Reports; Environmental Reports; Permits; applications for Permits and supporting materials; comments and other feedback from any Governmental Authority or referral agency regarding any applications for Permits; notice of Actions or threatened Actions; surveys; reports (including OSHA 300 and 300A reports); inspections; appraisals; title policies; title opinions; title commitments; title objection letters; responses to title objection letters; warranties; guarantees; loss runs; proformas; books; records; financial statements; unrecorded leases, licenses, and other occupancy agreements; unrecorded easements, covenants, or other encumbrances; unrecorded options to purchase or lease; unrecorded grants of any right of first refusal or right of first offer; and any amendments, replacements, terminations, rescissions, reinstatements, correspondence, or notices related to any of the foregoing.
“Effective Date” has the meaning set forth in the Preamble.
“EIDL” means the Economic Injury Disaster Loan program, as modified by the CARES Act.
“Employees” has the meaning set forth in Section 7(i)(i).
“Encumbrance” means any charge, claim, community property interest, pledge, Liability, condition, equitable interest, lien (statutory or other), option, security interest, encumbrance, mortgage, deed of trust, subordination agreement, inter-creditor agreement, CC&Rs, restrictive covenant, easement, encroachment, right of way, right of first refusal, right of first negotiation, right of first offer or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
Ex. A - 4

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, mitigation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority, applicable as of Closing: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Notice” means any written directive, warning, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, letter, clearance, consent, approval, waiver, closure, exemption, decision or other action issued, granted, given, authorized by, or made by any Governmental Authority pursuant to Environmental Law.
“Environmental Reports” has the meaning set forth in Section 5(s)(x).
“EPA” has the meaning set forth in Section 5(k)(xvi).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to Seller, any other Person that, together with Seller, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Excluded Assets” has the meaning set forth in Section 2(b).
“Excluded Contracts” has the meaning set forth in Section 2(a)(i).
“Excluded Liabilities” has the meaning set forth in Section 2(d).
Ex. A - 5

“Final Plat” means a final plat, subdivision map, binding site plan, or similar document, which graphically depicts and legally describes the division or subdivision of a Parcel into Finished Lots and the conveyance and dedication of any access facilities, parks, playgrounds, swimming pools, pool houses, clubhouses, other common area amenities, storm water facilities, and other areas improved or intended for public or homeowner use and ownership, and that has been approved by all applicable Governmental Authorities, has not been appealed, rescinded, or revoked and remains in full force and effect, has been recorded in the Register’s Office for the county or counties in which the Parcel is located, and has the legal effect of dividing or subdividing a Parcel into Finished Lots.
“Financial Statements” has the meaning set forth in Section 5(e)(i).
“Finished Lot” means a legally established building lot, which may be separately conveyed or transferred from other real property under applicable state and local laws, created by the division or subdivision of a larger Parcel, for which a Final Plat and all Infrastructure Work have been completed (or all such Infrastructure Work is fully bonded, consistent with the requirements of all applicable Governmental Authorities) and the construction of a Housing Unit is permitted by all applicable Governmental Authorities upon the approval and issuance of a building or construction permit for such Housing Unit, and the occupancy of such Housing Unit will be permitted upon completion of all construction work in accordance with such building or construction permit, all without the requirement of any additional Infrastructure Work or additional Final Plat or other discretionary land use approval.
“FIRPTA Certificates” means a certificate, in form and substance reasonably satisfactory to Buyer, that such entity is not a foreign person within the meaning of Section 1445 of the Code.
“Fundamental Representations” has the meaning set forth in Section 9(a).
“Funds Flow Statement” has the meaning set forth in Section 2(i).
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof (including, without limitation, any metropolitan district, special assessment district or any public corporation, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law)), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is defined, categorized or regulated as hazardous, acutely hazardous, or toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, per- and polyfluoroalkyl substances (PFAS), asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, toxic molds and polychlorinated biphenyls.
“HOAs” has the meaning set forth in Section 5(k)(xviii).
Ex. A - 6

“Housing Units” means vertical improvements on a Finished Lot which include, but are not limited to, single family residential homes, tiered-residential homes (including multifamily residential, townhomes and condominiums), and alley-residential homes.
“Indebtedness” means (a) indebtedness for borrowed money; (b) indebtedness secured by any Encumbrance on property owned whether or not the indebtedness secured has been assumed; (c) indebtedness evidenced by notes, bonds, debentures, outstanding checks, bankers’ acceptances or similar instruments; (d) capital leases, including all amounts representing the capitalization of rentals in accordance with GAAP; (e) “earnouts” and similar payment obligations; (f) obligations under letters of credit or construction bonds; (g) advances under factoring agreements; (h) net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); (i) shareholder loans, preferred stock and other amounts owing to shareholders in such capacity; (j) guarantees with respect to Liabilities of a type described in any of clauses (a) through (i) above; (k) interest, penalties, premiums, fees and expenses related to any of the foregoing; and (l) earnest money deposits that are held by or have been applied by Seller.
“Indemnified Party” has the meaning set forth in Section 9(e).
“Indemnifying Party” has the meaning set forth in Section 9(e).
“Indemnity Holdback Amount” means $750,000, less, at any given date, the aggregate amount of Losses, if any, Seller has been obligated to pay pursuant to Section 8.
“Independent Accountant” has the meaning set forth in Section 2(g)(ii)(2).
“Infrastructure Work” means the construction and installation of all roads, streets, bridges, sidewalks, curbs, gutters, parks, playgrounds, swimming pools, pool houses, clubhouses, other common area amenities, traffic signals, grading, earth work, soil compaction, building pad preparation, utility facilities, storm water facilities, and other improvements, whether on-site or off-site, except Housing Units, that are either required by applicable Governmental Authorities or reasonably desirable or necessary in order to fully complete for residential occupancy and use the construction and development of a Project.
“Insurance Policies” has the meaning set forth in Section 5(p).
“Intellectual Property” means all intellectual property and intellectual property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all rights in: (a) trademarks, service marks, trade names, brand names, names of communities, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) telephone numbers, internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook, Indeed, Jobs.com, LinkedIn, and other social media and internet accounts and companies, and the content found thereon and related thereto, and URLs; (c) architectural plans, engineering plans, construction plans and specifications, drawings, renderings, conceptual plans, development plans, Real Property Permits and other Permits, marketing plans, floor plans, homebuilding designs and plans, and works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for
Ex. A - 7

registration and renewals of such copyrights; (d) inventions, discoveries, processes, techniques, methodologies, formulae, trade secrets, business and technical information and know-how, databases, data collections, and other confidential and proprietary information; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) Property Condition Reports, Environmental Reports, title commitments, title policies, surveys, studies, reports, investigations, inspections, and other evaluations of any Real Property or other Purchased Assets; (h) declarant’s rights under recorded declarations; and (i) market studies, marketing materials, actual and prospective client and customer lists and data, broker opinions of value, appraisals, financial models.
“Intellectual Property Contracts” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties from or for Intellectual Property or any other consideration), whether written or oral, relating in any material respect to Intellectual Property, to which Seller is a party, beneficiary or otherwise bound, but excluding shrink-wrap, click-wrap or similar commercially available off-the-shelf software license that have not been modified or customized for Seller and have an acquisition price or annual license fee not in excess of Ten Thousand Dollars ($10,000).
“Interim Balance Sheet” has the meaning set forth in 5(e)(iii).
“Interim Balance Sheet Date” has the meaning set forth in 5(e)(iii).
“Interim Financial Statements” has the meaning set forth in 5(e)(i).
“Internal Revenue Service” means the revenue service for the United States federal government, a bureau of the Department of the Treasury.
“Joint Escrow Instructions” has the meaning set forth in 4(b)(i)(1).
“Land Banked Project” means any portion of Owned Real Property or Contracted Real Property for which (a) no Final Plat has been completed and recorded as to any phase or portion; and (b) Seller or the seller under the Contract is not actively working (i) to obtain construction, land use, and subdivision approvals from applicable Governmental Authorities for the completion of Infrastructure Work, the completion and recording of a Final Plat, and the creation of Finished Lots; and (ii) to complete all Infrastructure Work, to complete and record a Final Plat, and to create Finished Lots. All Owned Real Property or Contracted Real Property that is not an Active Development Project or a Platted Project is a Land Banked Project.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Liabilities” or “Liability” has the meaning set forth in Section 5(f).
“Loss” or “Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, Taxes, awards, diminution in value, penalties, fines, costs or expenses of whatever kind, including attorneys’ fees, the costs of investigation and enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.
Ex. A - 8

“Made Available” or “Make Available” means posted to the Data Site as of the Effective Date or using reasonable efforts to post to the Data Site within two (2) Business Days after receipt by Seller if first received after the Effective Date. If not practical to post certain materials in Data Site, “Made Available” or “Makes Available” means notifying Buyer where such materials are available for examination and review.
“Master Spreadsheet” has the meaning set forth in Section 5(k)(ii).
“Material Adverse Effect” means any event, change, circumstance, effect, result or state of facts that is or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the condition (financial or otherwise), operations, assets, Liabilities, prospects (financial or otherwise), or results of operations of Seller; (b) the ability of any of Seller to own its assets or conduct its business in the ordinary course; or (c) the ability of Seller or any Seller Member to perform its, his or her obligations under, or consummate the transactions contemplated by, this Agreement and the other Transaction Documents.
“Material Contracts” has the meaning set forth in Section 5(h)(i).
“Memorandum of Purchase Contract” has the meaning set forth in Section 4(b)(i)(3)b.
“Multi-Use Structures” has the meaning set forth in Section 5(k)(xi).
“Noncompete Consideration” has the meaning set forth in Section 2(i)(iv).
“Office Lease” means the Lease, dated November 1, 2021, by and between Seller, as lessee, and Consort Building Tennessee, L.L.C., as lessor.
“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; (d) in the case of a Person that is a trust, its trust agreement or similar instrument governing the trust, as required by the laws of its jurisdiction of formation, (e) in the case of a Person that is a homeowners association, the incorporators certificate of actions, articles, bylaws and other governing documents; and (f) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company, trust or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.
“Owned Real Property” means each and every Parcel entirely owned in fee simple by Seller, together with, all buildings, fixtures, and other improvements situated thereon, and all, right, title, and interests in or appurtenant to each and every such Parcel, including easements, adjacent streets, roads, alleys, and rights of way, and including any and all water, water rights, minerals, and mineral rights lying in, on, or under such Parcel or appurtenant to or customarily used with or upon such Parcel.
“Parcel” means any parcel, premises, tract, lot or plot of real property, whether improved or unimproved and whether platted or unplatted.
“Payoff Letter” means with respect to each Credit Facility, a letter addressed to Buyer in form and substance reasonably satisfactory to Buyer, containing (i) the aggregate payment necessary to be made at Closing to satisfy in full the amount owing to the applicable holder, including all
Ex. A - 9

principal, interest, fees, prepayment penalties and other amounts owing, and (ii) an agreement by the holder to release and terminate any Encumbrances on any Purchased Assets securing such Indebtedness, upon receipt of payment in the indicated amount.
“PCI DSS” has the meaning set forth in Section 5(x).
“Permits” means all permits, licenses, franchises, approvals, plats, authorizations, registrations, certificates, variances, entitlements, and similar rights obtained or required to be obtained from Governmental Authorities.
“Permitted Real Property Encumbrances” has the meaning set forth in Section 5(k)(i)(3).
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Personal Information” has the meaning set forth in Section 5(x).
“Personal Property and Equipment” has the meaning set forth in Section 2(a)(i).
“Platted Project” means any Owned Real Property Project or Contracted Real Property as to which any phase or portion is subject to a Final Plat. A Platted Project may include unplatted phases or portions as to which Seller or the seller under the Contract is actively working and incurring costs (a) to obtain construction, land use, and subdivision approvals from applicable Governmental Authorities for the completion of Infrastructure Work, the completion and recording of a Final Plat, and the creation of Finished Lots; and (b) to complete all Infrastructure Work, to complete and record a Final Plat, and to create Finished Lots. All Owned Real Property or Contracted Real Property that is not an Active Development Project or a Land Banked Project is a Platted Project.
“Post-Closing Tax Period” means any taxable period beginning on and after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning on or after the Closing Date.
“Postage Lease” means the Lease Agreement, dated May 26, 2021, by and between Seller, as lessee, and Pitney Bowes Inc., as lessor.
“Pre-Closing Tax Period” means any taxable period ending before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending at 11:59 PM on the day prior to the Closing Date.
“Pre-Closing Taxes” means Taxes of Seller for any Pre-Closing Tax Period.
“Pre-Closing Warranty Obligations” has the meaning set forth in Section 2(d)(vi).
“Privacy Laws” has the meaning set forth in Section 5(x).
“Project” means a residential real estate project or community for Housing Units, whether existing, planned or inchoate, consisting of Owned Real Property or Contracted Real Property.
“Property Condition Reports” has the meaning set forth in Section 5(k)(xv).
“Purchase Price” has the meaning set forth in Section 2(f).
Ex. A - 10

“Purchase Contracts” means any Contracts for the acquisition of any Parcel or Parcels to which Seller is a party as buyer, regardless of whether the acquisition has closed, as the same may have been or are hereafter amended, supplemented, reinstated, or otherwise modified.
“Purchase Deposit Security Documents” means all deeds of trust or other instruments that secure the obligation of any seller under a Purchase Contract to refund any Purchase Deposits and all related ancillary documents.
“Purchased Assets” has the meaning set forth in 2(a).
“Qualified Benefit Plan” has the meaning set forth in 5(t)(iii).
“Real Property” means the Contracted Real Property and the Owned Real Property, collectively.
“Real Property Permits” has the meaning set forth in 5(k)(xxi).
“Related Person” means, (a) with respect to a particular individual, any (1) Affiliate, (2) spouse or former spouse, (3) natural person who is related to such individual or such individual’s spouse within the second degree, or (4) any other natural person who resides with such individual; and (b) with respect to a specified Person other than an individual, any (1) Affiliate, (2) Person that holds a material interest in such Person, (3) Person that serves as a director, officer, partner, executor, or trustee of such Person (or in a similar capacity), (4) Person in which such Person holds a material interest, (5) Person with respect to which such Person serves as a general partner or a trustee (or in a similar capacity), or (6) any Related Person of any individual described in clause (b)(2) or (b)(3).
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Representative” means, with respect to any Person, any and all directors, managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Restricted Business” has the meaning set forth in 7(l)(i).
“Restricted Period” has the meaning set forth in 7(l)(i).
“Restricted Territory” has the meaning set forth in 7(l)(i).
“Sale Contract” has the meaning set forth in the 5(k)(v).
“SBA” means the U.S. Small Business Administration.
“Schedules” means the schedule attached to this Agreement other than the Disclosure Schedule, whether delivered by Seller concurrently with the execution and delivery of this Agreement or thereafter in accordance with Section 3(g).
“Seller” has the meaning set forth in the Preamble.
Ex. A - 11

“Seller Closing Certificate” means an omnibus certificate in the form attached hereto as Exhibit I, dated as of the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in 4(c) and 4(d) has been satisfied.
“Seller Closing Deliverable” has the meaning set forth in 4(b)(i).
“Seller Companies” has the meaning set forth in the Preamble.
“Seller Company Officers’ Certificate” means an omnibus certificate in form and substance reasonably satisfactory to Buyer of an officer or manager of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors, managers or managing members as well as unanimous consents of the equity holders of such Person authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which such Person is party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
“Seller Group” has the meaning set forth in 7(c).
“Seller Indemnitees” has the meaning set forth in 9(c).
“Seller’s Knowledge” or any other similar knowledge qualifier means the actual knowledge of any of the members, CEO, CFO, or COO of Seller and the knowledge that a prudent Person in any of their respective positions with Seller would have after reasonable or due inquiry with respect to the particular matter in question.
“Seller Members” means Howard Chilcutt, Trustee U/A dated May 6, 1994, f/b/o Howard Chilcutt; Thomas G. Jones, Trustee U/A dated February 20, 1998 f/b/o Thomas G. Jones; Kenneth P. Stricker, Trustee U/A Dated October 18, 2000, f/b/o Kenneth P. Stricker; Howard L. Chilcutt, Trustee of The Howard L. Chilcutt 2017 Family Trust dtd 5/11/17; Thomas G. Jones, Trustee of The Thomas G. Jones Family Trust dtd 11/17/16; Kenneth P. Stricker, Trustee U/A Dated October 18, 2000, f/b/o Kenneth P. Stricker; June Roesslein, Trustee of the Howard L. Chilcutt Family Trust dated December 21, 2004; Robin Ruckman, Trustee of The Robin Ruckman Gift Trust U/I/T Howard Chilcutt Dtd 12/27/12; Jayme DeLisi, Trustee of The Jayme DeLisi Gift Trust U/I/T Howard L. Chilcutt Dtd 12/27/12; Jennifer Fallert, Trustee of The Jennifer Fallert Gift Trust U/I/T Howard L. Chilcutt Dtd 12/27/12; Shelley Bliss, Trustee of The Shelley Bliss Gift Trust U/I/T Howard L. Chilcutt Dtd 12/27/12; Joseph Chilcutt, Trustee of The Joseph Chilcutt Gift Trust U/I/T Howard L. Chilcutt Dtd 12/27/12; and Julie M. Ellis, Trustee of the Ellis Tennessee Community Property Revocable Trust U/A dated May 16, 2017, the sole members of Seller.
“Seller Principal” means each of Howard Chilcutt and Kenneth Stricker.
“Seller Transaction Expenses” means any and all fees, costs or payments owing by Seller relating to, incurred in connection with or as a result of the consummation of, the transactions contemplated in this Agreement, including all Taxes and other prorated amounts to be paid by Seller at Closing and all Closing Bonuses.
“Sign Leases” means all leases and similar agreements that permit Seller to place signage on billboards or to install or post signage on any other real property.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
Ex. A - 12

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever imposed by any Governmental Authority, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Third-Party Claim” has the meaning set forth in 9(e)(i).
“Title Commitments” shall mean any commitment or report issued by the Title Company for any Parcel of Real Property.
“Title Company” shall mean Fidelity National Title Insurance Company, 8055 E. Tufts Ave., Suite 900, Denver, Colorado 802037, Attn: Darren W. Hone.
“Transaction Documents” means this Agreement and the Assignment Agreements, Bill of Sale, Memorandum of Purchase Contract, and the other agreements and instruments to be delivered pursuant to Section 4(b).
“Transferred Employees” has the meaning set forth in 7(i)(i).
“Union” has the meaning set forth in 5(u).
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, and similar state, local, and foreign laws related to plant closings, relocations, mass layoffs, and employment losses.
“Warranty Holdback Amount” means $800,000, less, at any given date, the aggregate amount of Losses, if any, paid from such amount, or the amount by which such amount has been reduced, pursuant to Section 10.

Ex. A - 13